As filed with the Securities and Exchange Commission on December 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESBANCO, INC.

(Exact name of registrant as specified in its charter)

West Virginia	6021	55-0571723
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1 Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000	Todd F. Clossin President and Chief Executive Officer Wesbanco, Inc. 1 Bank Plaza Wheeling, West Virginia 26003 (304) 234-9000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

James C. Gardill, Esq.	Paul C. Cancilla, Esq.	Sandra M. Murphy, Esq.
Phillips, Gardill, Kaiser &	K&L Gates LLP	Bowles Rice LLP
Altmeyer, PLLC	K&L Gates Center	600 Quarrier Street
61 Fourteenth Street	210 Sixth Avenue	Charleston, WV 25301
Wheeling, West Virginia 26003	Pittsburgh, PA 15222-2613	(304) 347-1100
(304) 232-6810	(412) 355-6500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger, dated as of November 13, 2017, described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided purchase to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $2.0833 par value	2,538,991	(2)	$162,292,305	$20,206

(1)	Reflects the estimated maximum number of shares of common stock, $2.0833 par value per share, of Wesbanco, Inc. (“WesBanco”) to be issued in connection with the proposed merger of First Sentry Bancshares, Inc. (“First Sentry”) with and into WesBanco pursuant to the Agreement and Plan of Merger, dated November 13, 2017, by and among WesBanco, Wesbanco Bank, Inc., First Sentry and First Sentry Bank, Inc. (the “Merger Agreement”). This number is based on (a) the number of shares of First Sentry common stock outstanding and shares reserved for issuance pursuant to outstanding stock options as of December 12, 2017, and (b) a share exchange ratio of 1.5869 per share of First Sentry common stock. If the average closing price of WesBanco common stock declines by more than 20% from $38.88 and underperforms an index of banking companies by more than 20% over a designated measurement period, then First Sentry may terminate the merger agreement unless WesBanco agrees to increase the number of shares to be issued to the holders of First Sentry common stock. In such an event, WesBanco will amend this Registration Statement to increase the number of shares of WesBanco to be issuable upon completion of the merger.
(2)	Not applicable.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price was calculated based upon the market value of shares of First Sentry common stock (the securities to be cancelled or assumed in the merger) in accordance with Rule 457(c) as the product of (x) $63.92, the average of the high and low prices of the First Sentry common stock as reported on the OTCPink market of the OTC Markets Group, Inc. on December 8, 2017, multiplied by (y) 2,538,991, the estimated maximum number of shares of First Sentry common stock to be exchanged and cancelled in the merger.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Wesbanco, Inc. may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Wesbanco, Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 13, 2017

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of Wesbanco, Inc., or WesBanco, and the board of directors of First Sentry Bancshares, Inc., or First Sentry, have agreed to a merger of the two companies under the terms of the Agreement and Plan of Merger, dated November 13, 2017, and referred to in this document as the merger agreement, by and among WesBanco, Wesbanco Bank, Inc., First Sentry and First Sentry Bank, Inc. At the effective time of the merger, First Sentry will merge with and into WesBanco with WesBanco continuing as the surviving corporation.

If the merger contemplated by the merger agreement is completed, each share of common stock of First Sentry outstanding immediately prior to the effective time of the merger, will be converted into the right to receive 1.5869 shares of common stock of WesBanco. WesBanco shares will be unaffected by the merger and the merger will be tax-free to WesBanco shareholders. Shareholders of First Sentry generally will not recognize any gain or loss upon receipt of shares of WesBanco common stock in exchange for First Sentry common stock in the merger, except with respect to cash received in lieu of fractional shares of WesBanco common stock.

This proxy statement/prospectus is being distributed in connection with a special meeting of First Sentry shareholders. At that meeting, First Sentry shareholders will be asked to consider the following matters: (1) a proposal to approve the merger agreement; and (2) a proposal to approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

The number of shares of WesBanco common stock that First Sentry shareholders will receive for the merger consideration is fixed, so that the market value of those shares will fluctuate with the market price of WesBanco common stock and will not be known at the time First Sentry shareholders vote on the merger agreement. Based on the closing price of WesBanco’s common stock of $38.92 on the NASDAQ Global Select Market on November 13, 2017, the last full trading day immediately prior to the public announcement of the merger agreement, the 1.5869 exchange ratio represented approximately $61.76 in value for each share of First Sentry common stock. Based on the $[●] closing price of WesBanco’s common stock on [●], the last practicable full trading day before the date of this proxy statement/prospectus, the 1.5869 exchange ratio represented approximately $[●] in value for each share of First Sentry common stock. We urge you to obtain current market quotations for WesBanco common stock (NASDAQ: trading symbol “WSBC”). Based on the number of shares of First Sentry common stock (1) outstanding and (2) potentially issuable pursuant to outstanding stock options that are vested or that are expected to vest prior to completion of the merger, the maximum number of shares of WesBanco common stock issuable in the merger is expected to be approximately 2,538,991 shares.

Your vote is very important. Whether or not you plan to attend the First Sentry shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. First Sentry shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the proxy card. We cannot complete the merger unless First Sentry shareholders approve the merger agreement.

The accompanying document is a proxy statement of First Sentry and a prospectus of WesBanco, and provides you with information about First Sentry, WesBanco, the proposed merger and the special meeting of First Sentry shareholders. First Sentry encourages you to carefully and thoughtfully read this entire document, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page [18]. You also can obtain information about WesBanco from publicly available documents filed with the Securities and Exchange Commission.

After careful consideration, the First Sentry board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of First Sentry and its shareholders. Accordingly, the First Sentry board of directors unanimously recommends that First Sentry shareholders vote “FOR” the proposal to approve the merger agreement, and “FOR” the proposal to approve the adjournment of the First Sentry special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the scheduled time of the special meeting.

We thank you for your continued support of First Sentry and look forward to the successful completion of the merger.

Sincerely,

Robert H. Beymer

Chairman of the Board of Directors

Geoffrey S. Sheils

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities WesBanco is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document incorporates important business and financial information about WesBanco that is not included in or delivered with this document. This information is available without charge to First Sentry shareholders upon written or oral request at WesBanco’s address and telephone number listed on page [●]. To obtain timely delivery, First Sentry shareholders must request the information no later than [●]. Please see “Where You Can Find More Information” beginning on page [●] for instructions to request this and certain other information regarding WesBanco.

This proxy statement/prospectus is dated [●], and is first being mailed to the First Sentry shareholders on or about [●].

823 Eighth Street

Huntington, West Virginia 25701

(304) 522-6400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2018

Notice is hereby given that a special meeting of shareholders of First Sentry Bancshares, Inc. (“First Sentry”), a West Virginia corporation, will be held at [●], on [●] 2018, at [●] Eastern Time, to consider and vote upon the following matters described in the accompanying proxy statement/prospectus:

1. a proposal to approve the Agreement and Plan of Merger, dated as of November 13, 2017, by and among Wesbanco, Inc. (“WesBanco”) a West Virginia corporation, Wesbanco Bank, Inc., a West Virginia banking corporation, and a wholly-owned subsidiary of WesBanco, First Sentry, and First Sentry Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of First Sentry, which provides for, among other things, the merger of First Sentry with and into WesBanco; and

2. a proposal to approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

The merger agreement is more completely described in the accompanying proxy statement/prospectus, and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of First Sentry common stock at the close of business on [●] will be entitled to notice of, and to vote at, the First Sentry special meeting and any adjournment thereof. Provided that a quorum exists for the special meeting, approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the votes cast opposing approval of the merger agreement. Similarly, approval of any other proposal to be voted on at the First Sentry special meeting requires the number of votes cast favoring the proposal exceeds the votes cast opposing the proposal.

The First Sentry board of directors has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of First Sentry and its shareholders. The First Sentry board of directors has unanimously approved the merger agreement and unanimously recommends that shareholders vote: “FOR” the proposal to approve the merger agreement; and “FOR” the proposal to approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement. In addition, the executive officers and directors of First Sentry have entered into voting agreements with WesBanco in which the officer or director has agreed to vote the First Sentry shares that he or she controls and beneficially owns in favor of approval of the merger agreement. See “Other Material Agreements Relating to the Merger — Voting Agreements.”

Under Section 31D-13-1302 of the West Virginia Business Corporation Act, or the WVBCA, First Sentry has concluded that its shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, First Sentry shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “Proposal No. 1 – Approval of the Merger Agreement — Dissenters’ or Appraisal Rights” beginning on page [●] of the accompanying proxy statement/prospectus and Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached in the accompanying proxy statement/prospectus as Annex C.

Your vote is important. Whether or not you plan on attending the First Sentry special meeting, we urge you to read the proxy statement/prospectus carefully and to please vote your shares as promptly as possible. You may vote your shares by completing and sending in the enclosed proxy card, by submitting a valid proxy by Internet or telephone or by attending the First Sentry special meeting and voting in person. You may revoke your proxy at any time before it is voted by signing and returning a later dated proxy card with respect to the same shares, by submitting a new, valid later-dated proxy by Internet or telephone, by filing a written revocation bearing a later date with the Secretary of First Sentry, or by attending the First Sentry special meeting and voting in person.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions that you receive from such holder of record.

By Order of the Board of Directors,

Geoffrey S. Sheils

President and Chief Executive Officer

Huntington, West Virginia

[●]

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PRIOR

TO THE FIRST SENTRY SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about WesBanco that is not included in or delivered with this document. You should refer to “Where You Can Find More Information” beginning on page [●] for a description of the documents incorporated by reference into this proxy statement/prospectus. You can obtain documents related to WesBanco that are incorporated by reference into this document through the Securities and Exchange Commission’s web site at www.sec.gov or through WesBanco’s website at www.wesbanco.com. Please note that the Internet website address of WesBanco is provided as inactive textual references only. The information provided on the Internet website of WesBanco, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference. You may also obtain copies of these documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates, without charge by requesting them in writing or by telephone from:

Wesbanco, Inc.

Attn: Linda M. Woodfin, Secretary

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the First Sentry special meeting, you should make your request no later than [●], or five trading days prior to the First Sentry special meeting. For further information about WesBanco, please see “Where You Can Find More Information” beginning on page [●].

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus serves two purposes — it is a proxy statement being used by the First Sentry board of directors to solicit proxies for use at the First Sentry special meeting, and it is also the prospectus of WesBanco regarding the issuance of WesBanco common stock to First Sentry shareholders if the merger is completed. This proxy statement/prospectus provides you with detailed information about the proposed merger of First Sentry into WesBanco. We encourage you to read this entire proxy statement/prospectus carefully. WesBanco has filed a registration statement on Form S-4 with the Securities and Exchange Commission, and this proxy statement/prospectus is the prospectus filed as part of that registration statement. This proxy statement/prospectus does not contain all of the information in the registration statement, nor does it include the exhibits to the registration statement. Please see “Where You Can Find More Information” beginning on page [●].

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [●]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to the First Sentry shareholders nor the taking of any actions contemplated hereby by WesBanco or First Sentry at any time will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of First Sentry, may have regarding the merger and the other matters being considered at the special shareholders’ meeting and the answers to those questions. WesBanco and First Sentry strongly recommend that you carefully read the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholders’ meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Q:	Why have I received this proxy statement/prospectus?

A:	The boards of directors of WesBanco and First Sentry have each approved a merger agreement, entered into on November 13, 2017, providing for First Sentry to be acquired by WesBanco. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which we encourage you to review. In order to complete the merger, First Sentry shareholders must vote to approve the merger agreement.

IF FIRST SENTRY SHAREHOLDERS FAIL TO APPROVE THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED.

This document contains important information about the merger and the meeting of First Sentry shareholders and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the First Sentry special meeting.

Your vote is very important. The First Sentry board of directors encourages you to vote as soon as possible.

Q:	What matters are to be voted on at the First Sentry special meeting?

A:	At the First Sentry special meeting, holders of First Sentry common stock as of the close of business on [●] (the “record date”) will be asked to:

1.	Approve the merger agreement; and

2.	Approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

Q:	What will First Sentry shareholders receive as a result of the merger?

A:	First Sentry shareholders will receive 1.5869 shares of WesBanco common stock, sometimes referred to as the exchange ratio or the merger consideration, in exchange for each share of First Sentry common stock. Instead of fractional shares of WesBanco, First Sentry shareholders will receive a check for any fractional shares based on the average closing price of WesBanco common stock during a specified period before the effective time of the merger.

Because the number of shares of WesBanco common stock that First Sentry shareholders will receive is fixed, the implied value of the merger consideration will fluctuate as the market price of WesBanco common stock fluctuates. As a result, the value of the merger consideration that you will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the First Sentry special meeting. You should obtain current stock price quotations for WesBanco common stock and First Sentry common stock before deciding how to vote with respect to the approval of the merger agreement. WesBanco common stock is listed for trading on the Nasdaq Global Select Market under the symbol “WSBC.” First Sentry common stock is listed on the OTCPink market of the OTC Markets Group, Inc. under the symbol “FTSB.”

Q:	What does the First Sentry board of directors recommend?

A:	The First Sentry board of directors has unanimously determined that the merger is in the best interests of First Sentry and First Sentry’s shareholders and unanimously recommends that you vote:

•	FOR the proposal to approve the merger agreement; and

•	FOR the proposal to approve of the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

In making this determination, our board of directors considered the factors described under “Proposal No.1 — Approval of the Merger Agreement — First Sentry’s Reasons for the Merger; Recommendation of the First Sentry Board of Directors.”

Q:	When and where will the special meeting of First Sentry shareholders be held?

A:	The First Sentry special meeting will be held at [●], on [●] 2018, at [●] Eastern Time.

Q:	Who can vote at the special meeting?

A:	Holders of record of First Sentry common stock at the close of business on [●], the record date, will be entitled to notice of and to vote at the First Sentry special meeting. Each of the shares of First Sentry common stock issued and outstanding on the record date is entitled to one vote at the First Sentry special meeting with regard to each of the proposals described above.

Q:	When do you expect to complete the merger?

A:	We anticipate that we will obtain all necessary regulatory approvals, and be able to consummate the merger in the first half of 2018. However, we cannot assure you when or if the merger will occur. We must first obtain the requisite approval of First Sentry shareholders at the First Sentry special meeting, and WesBanco and First Sentry must obtain the requisite regulatory approvals to complete the merger.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of First Sentry common stock will not receive any consideration for their shares in connection with the merger. Instead, First Sentry will remain an independent company. In certain circumstances, First Sentry may be required to pay a termination fee, as discussed more fully under “Proposal No.1 — Approval of the Merger Agreement — Termination Fee.”

Q:	What vote of First Sentry shareholders is required to approve each proposal?

A:	To be approved, proposal no. 1 (approval of the merger agreement) and proposal no. 2 (adjournment proposal) require that the number of votes cast favoring approval of the proposal exceeds the votes cast opposing the proposal at the First Sentry special meeting.

As of the record date, there were [1,563,169] shares of First Sentry common stock outstanding and entitled to vote at the First Sentry special meeting, held by approximately [●] holders of record. As of the record date, the directors and executive officers of First Sentry controlled approximately [●]% of the outstanding shares of First Sentry common stock entitled to vote at the special meeting. In addition, the executive officers and directors of First Sentry have entered into voting agreements with WesBanco in which each executive officer or director has agreed to vote all of the shares of First Sentry common stock with respect to which he or she has sole voting power and beneficial ownership in favor of approval of the merger agreement.

Q:	How do I vote?

A:	If you are a shareholder of record of First Sentry as of the record date, you may vote in person by attending the First Sentry special meeting or, to ensure your shares are represented at the First Sentry special meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold your First Sentry shares in the name of a bank or broker, please see the discussion below.

Q:	What is a quorum?

A:	In order for business to be conducted at the First Sentry special meeting, a quorum must be present. The quorum requirement for holding and transacting business at the First Sentry special meeting is that a majority of the outstanding shares of First Sentry common stock entitled to vote as of the record date be present or represented at the First Sentry special meeting. The shares may be present in person or represented by proxy at the First Sentry special meeting. Proxies received but marked as abstentions are considered to be present and entitled to vote at the meeting for the purposes of determining a quorum.

Q:	Your shares are held in your broker’s name (also known as “street name”). How do you vote those shares?

A:	Copies of this proxy statement/prospectus were sent to you by your broker. The broker will request instructions from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions.

Q:	If your shares are held in “street name” by a broker, won’t your broker vote those shares for you?

A:	Not unless you provide your broker with instructions on how to vote your “street name” shares. Under the rules of the New York Stock Exchange which govern brokers, when the beneficial holder of shares held in street name does not provide voting instructions, brokers, banks and other nominees have the discretion to vote those shares only on certain “routine matters.” None of the proposals to be voted upon at the First Sentry special meeting are routine matters, so brokers, banks and other nominees holding shares in street name will not be permitted to exercise voting discretion on any of those proposals. Therefore, if a beneficial holder of shares of First Sentry common stock does not give the broker, bank or other nominee any voting instructions, the holder’s shares of common stock will not be voted on those proposals. It is important that you be sure to provide your broker with instructions on how to vote your shares held in street name.

Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. Once a quorum for the First Sentry special meeting is established, abstentions, broker non-votes, and shares that are not voted will not have any effect on the outcome of either the proposal to approve the merger agreement or the adjournment proposal.

Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What happens if you return your signed proxy card without indicating how to vote?

A:	If you return your signed proxy card without indicating how to vote on any particular proposal, the First Sentry shares represented by your proxy will be voted on each proposal presented at the First Sentry special meeting in accordance with the First Sentry board’s recommendation on that proposal. Therefore, if you return a signed proxy card without indicating how to vote on any particular proposal, your shares of First Sentry common stock will be voted “FOR” approval of the merger agreement; and “FOR” the adjournment of the First Sentry special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

Q:	Can you change your vote after you have delivered your proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the First Sentry special meeting. You can do this in any of the three following ways:

•	by sending a written notice to the corporate secretary of First Sentry in time to be received before the First Sentry special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card bearing a later date and returning it by mail in time to be received before the First Sentry special meeting; or you can change your vote by submitting a new, valid proxy by Internet or telephone, with a later date, in which case your later submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the First Sentry special meeting and voting in person.

If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:	Will First Sentry shareholders have appraisal rights or dissenters’ rights?

A:	Yes. Under West Virginia law, holders of First Sentry common stock will be entitled to exercise appraisal or dissenters’ rights in connection with the First Sentry proposal to approve the merger agreement. To exercise appraisal rights, First Sentry shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “Proposal No. 1 — Approval of the Merger Agreement — Dissenters’ or Appraisal Rights” beginning on page [●], and Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, which are attached to this proxy statement/prospectus as Annex C.

You must not vote in favor of the merger agreement to be eligible to exercise appraisal or dissenters’ rights.

Q:	What do you need to do now?

A:

After you carefully read and consider the information contained in and incorporated by reference into this document, please respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage-paid return envelope, or, by submitting your proxy or voting instructions by telephone or through the Internet, so that your shares will be represented and voted at the First Sentry special meeting. This will not prevent you from attending the First Sentry special meeting and voting in person; however, in order to assist us in tabulating the votes at the First Sentry special meeting, we encourage you to vote by proxy even if you do plan to attend the special meeting in person.

Q:	Should you send in your First Sentry stock certificates now?

A:	No. You should not send in your First Sentry stock certificates until you receive transmittal materials after the merger is effective.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	First Sentry directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies but may be reimbursed for their reasonable out-of-pocket expenses that they incur. First Sentry may also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of First Sentry common stock for their expenses in forwarding soliciting materials to beneficial owners of the First Sentry common stock and in obtaining voting instructions from those owners.

Q:	Is the merger expected to be taxable to First Sentry shareholders?

A:	Generally, no. The merger is structured to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and holders of First Sentry common stock will not recognize any gain or loss for United States federal income tax purposes on the exchange of shares of First Sentry common stock for shares of WesBanco common stock in the merger, except with respect to any cash received instead of fractional shares of WesBanco common stock. You should read “Proposal No. 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Who can help answer any other questions that you might have?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Geoffrey S. Sheils

First Sentry Bancshares, Inc.

823 Eighth Street

Huntington, WV 25701

(304) 522-6400

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A. To fully understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire document, including the annexes, and the documents we refer you to under the caption “Where You Can Find More Information” beginning on page [●]. This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of WesBanco and First Sentry, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find some of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. These forward-looking statements involve certain risks and uncertainties. The ability of either WesBanco or First Sentry to predict results or the actual effects of their plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page [●].

Unless the context otherwise requires, throughout this proxy statement/prospectus, “we,” “us,” “our” or “First Sentry” refers to First Sentry Bancshares, Inc., “WesBanco” refers to Wesbanco, Inc., and “you” refers to the holders of shares of common stock of First Sentry. We refer to the merger between First Sentry and WesBanco as the “merger,” and the Agreement and Plan of Merger dated as of November 13, 2017 between WesBanco, Wesbanco Bank, Inc. First Sentry and First Sentry Bank, Inc. as the “merger agreement.” Also, we refer to the proposed merger of First Sentry Bank, Inc. into Wesbanco Bank, Inc. as the “bank merger.”

The Merger (See page [●])

We propose a merger of First Sentry with and into WesBanco. If the merger is consummated, WesBanco will continue as the surviving corporation. The articles of incorporation and bylaws of WesBanco will continue as the articles of incorporation and bylaws of the surviving corporation until amended or repealed in accordance with applicable law. The officers and directors of WesBanco will continue as the officers and directors of the surviving corporation. After the effective time of the merger and as part of the same overall transaction, First Sentry Bank, Inc., the wholly-owned subsidiary of First Sentry, for no additional consideration and pursuant to the merger agreement, will merge with and into Wesbanco Bank, Inc., the wholly-owned subsidiary of WesBanco.

The Companies (See page [●])

Wesbanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

WesBanco, a bank holding company headquartered in Wheeling, West Virginia, offers through its various subsidiaries a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. WesBanco’s banking subsidiary Wesbanco Bank, Inc., operates 172 financial centers in West Virginia, Ohio, Pennsylvania, Kentucky and Indiana. As of September 30, 2017, WesBanco had approximately $9.9 billion of consolidated total assets, $7.1 billion of deposits, $6.4 billion of loans and $1.4 billion of shareholders’ equity.

First Sentry Bancshares, Inc.

823 Eighth Street

Huntington, WV 25701

(304) 522-6400

First Sentry is a bank holding company headquartered in Huntington, West Virginia. First Sentry is the holding company for First Sentry Bank, Inc., a West Virginia banking corporation. First Sentry Bank, Inc. conducts business from 5 financial centers located in Huntington, West Virginia and Cabell, Lincoln and Putnam counties in West Virginia. As of September 30, 2017, First Sentry had approximately $666 million of total assets, $527 million of total deposits, $455 million of loans and $52 million of shareholders’ equity.

What First Sentry Shareholders Will Receive in the Merger (See page [●])

If the merger is completed, for each share of First Sentry common stock that you own you will receive 1.5869 shares of WesBanco common stock, subject to possible adjustment in accordance with the terms of the merger agreement as discussed below. We refer to the 1.5869 shares of WesBanco common stock as the “merger consideration” or the “exchange ratio.” Instead of fractional shares of WesBanco, First Sentry shareholders will receive a check for any fractional shares based on the average closing price of WesBanco common stock during a specified period before the effective time of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of WesBanco common stock to be received by holders of First Sentry common stock in the merger will not change if the trading price of WesBanco common stock or the market value of First Sentry common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of WesBanco common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, First Sentry will have an opportunity to terminate the merger agreement if WesBanco elects not to adjust the exchange rate accordingly.

The exchange ratio is subject to adjustment if WesBanco completes certain corporate transactions, such as a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in WesBanco’s capitalization.

First Sentry’s Reasons for the Merger and Recommendation to Shareholders (See page [●])

The First Sentry board of directors has unanimously determined that the merger agreement and the merger are in the best interests of First Sentry and its shareholders, and accordingly unanimously approved the merger agreement and recommends that First Sentry shareholders vote “FOR” the approval of the merger agreement.

In determining whether to approve the merger agreement and recommend approval of the merger agreement to the First Sentry shareholders, First Sentry’s board considered the factors described under “Proposal No. 1 —Approval of the Merger Agreement — First Sentry’s Reasons for the Merger; Recommendation of the First Sentry Board of Directors.”

In addition, the First Sentry board of directors unanimously recommends that First Sentry shareholders vote “FOR” the proposal to approve of the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

Opinion of First Sentry’s Financial Advisor (See page [●])

In connection with the merger, First Sentry’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), delivered to the First Sentry board of directors a written opinion dated November 11, 2017 to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the exchange ratio set forth in the merger agreement was fair to the holders of shares of First Sentry common stock, from a financial point of view.

The full text of Sandler O’Neill’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. First Sentry shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Sentry board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Sentry to engage in the merger or enter into the merger agreement, nor does it constitute a recommendation to the First Sentry board in connection with the merger or a recommendation to any holder of First Sentry common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by First Sentry’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of First Sentry.

Treatment of First Sentry Stock Options (See page [●])

The merger agreement provides that upon completion of the merger, each option to purchase shares of First Sentry common stock then outstanding, whether or not then exercisable, will be cancelled in exchange for the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of First Sentry common stock subject to such stock option, multiplied by (ii) the excess, if any, of $64.00 over the per share exercise price of such First Sentry stock option. The cash payment will be subject to applicable tax withholding. First Sentry has agreed to take the actions necessary to implement the provisions of the merger agreement relating to the cancellation of outstanding options to purchase shares of First Sentry common stock in the merger in exchange for cash.

Special Meeting (See page [●])

A special meeting of First Sentry’s shareholders will be held at [●], on [●] 2018, at [●] Eastern Time At the First Sentry special meeting, First Sentry shareholders will be asked to: (i) approve the merger agreement; and (ii) approve an adjournment of the First Sentry special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the First Sentry special meeting.

Record Date; Voting Power (See page [●])

You may vote at the special meeting only if you owned shares of First Sentry common stock at the close of business on [●], referred to as the record date. On the record date, there were [●] shares of First Sentry common stock outstanding. You may cast one vote for each share of First Sentry common stock you owned on the record date. You can vote your shares by telephone, the Internet or by returning the enclosed proxy by mail, or you may vote in person by appearing at the First Sentry special meeting. You can change your vote by submitting a later-dated proxy by telephone, the Internet or by mail, provided that it must be received prior to the First Sentry special meeting. You can also change your vote by attending the First Sentry special meeting and voting in person.

Vote Required (See page [●])

Merger Agreement Proposal. If a quorum exists, approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the number of votes cast opposing approval of the merger agreement. Abstentions, broker non-votes, and unvoted shares will have no effect on the outcome of the proposal to approve the merger agreement.

Adjournment Proposal. If a quorum exists, approval of the adjournment of the First Sentry special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the First Sentry special meeting, requires that the number of votes cast favoring the adjournment proposal exceeds the number of votes cast opposing the adjournment proposal. Abstentions, broker non-votes, and unvoted shares will have no effect on the outcome of the adjournment proposal.

Voting Agreements (See page [●])

In connection with the merger agreement, WesBanco entered into voting agreements with all of First Sentry’s directors and executive officers, who are Robert H. Beymer, Kerry P. Dillard, David Fox, III, Jeffrey E. Hood, Johnnie Jones, Nester S. Logan, Joseph K. McDonie, J. Grant McGuire, Charles H. McKown, Jr., MD, Edward W. Morrison, Jr., Sally C. B. Oxley, George A. Patterson, III, Geoffrey S. Sheils, P. Todd Shell, J. Roger Smith, Paul L. Turman, II, John Jay White, Joseph Williams, S. Kenneth Wolfe, MD, Kelly M. Young, Toby Taylor and Richard D. Hardy. In the voting agreements, each of these shareholders has generally agreed to vote all of the shares of First Sentry common stock with respect to which he or she has sole voting power and beneficial ownership to approve the merger agreement.

As of the record date, [●] shares of First Sentry common stock, or approximately [●]% of the outstanding shares of First Sentry common stock entitled to vote at the First Sentry special meeting, were subject to voting agreements.

Quorum; Abstentions and Broker Non-Votes (See page [●])

A quorum must be present to transact business at the First Sentry special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. A quorum at the First Sentry special meeting requires the presence, whether in person or by proxy, of a majority of the outstanding shares of First Sentry common stock entitled to vote as of the record date.

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Neither of the proposals to be voted upon at the First Sentry special meeting are routine matters, and brokers, banks and other nominees holding shares in street name will not be permitted to vote on any proposal without instructions from the beneficial holder with respect to that specific proposal. If a beneficial holder of shares of First Sentry common stock does not give the broker, bank or other nominee any voting instructions, the holder’s shares of common stock will not be voted on any proposal.

At the First Sentry special meeting, abstentions and broker non-votes will be counted in determining whether a quorum is present. However, abstentions, broker non-votes, and unvoted shares will have no effect on the outcome of either the merger agreement proposal or the adjournment proposal. If no instruction as to how to vote is given (including no instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the proposal to approve the merger agreement and (ii) the proposal to approve of the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

Dissenters’ or Appraisal Rights (See page [●])

If the merger is consummated, holders of record of First Sentry common stock who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. First Sentry shareholders who elect to follow these procedures are referred to as dissenting shareholders. You must not vote in favor of the merger agreement to be eligible to exercise appraisal or dissenters’ rights.

Shares to be Issued by WesBanco in the Merger; Ownership of WesBanco after the Merger (See page [●])

WesBanco will issue a maximum of approximately 2,538,991 shares of its common stock to First Sentry shareholders in connection with the merger, based on the number of (1) shares of First Sentry common stock outstanding on the record date and (2) shares of First Sentry common stock potentially issuable pursuant to outstanding stock options, assuming no adjustment to the exchange ratio is made. Assuming that WesBanco issues that maximum number of shares, those shares would constitute approximately 5.3% of the outstanding stock of WesBanco after the merger, based on the number of shares of WesBanco common stock outstanding on the record date. The WesBanco shares to be issued in the merger will be listed for trading on the Nasdaq Global Select Market under the symbol “WSBC.”

Material U.S. Federal Income Tax Consequences (See page [●])

It is a condition to the completion of the merger, unless waived by the parties in writing, that each of WesBanco and First Sentry receives a legal opinion from their respective tax counsel to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, holders of First Sentry common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of First Sentry common stock for shares of WesBanco common stock in the merger, except with respect to any cash received instead of fractional shares of WesBanco common stock. For further information, please refer to “Proposal No. 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page     .

You should read the summary under the caption “Proposal No. 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your own tax advisor concerning all U.S. federal, state, local and foreign tax consequences of the merger that may apply to you.

Certain Differences in the Rights of Shareholders (See page [●])

First Sentry and WesBanco are both West Virginia corporations governed by West Virginia law. Once the merger occurs, First Sentry shareholders will become shareholders of WesBanco and, while their rights will continue to be governed by West Virginia law, they will also be governed by WesBanco’s corporate governing documents rather than First Sentry’s governing documents. Because of the differences between the respective corporate governing documents of First Sentry and WesBanco, First Sentry’s shareholders’ rights as shareholders will change as a result of the merger. This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of the WesBanco and First Sentry governing documents.

Conditions to the Merger (See page [●])

Completion of the merger is subject to the satisfaction or waiver of the conditions specified in the merger agreement, including, among others, those listed below:

•	the approval of the merger agreement by the shareholders of First Sentry;

•	the absence of a law or injunction prohibiting the merger;

•	receipt by WesBanco and First Sentry of all necessary approvals of governmental and regulatory authorities;

•	the receipt of an opinion from each party’s tax counsel, dated as of the closing date of the merger, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	the shares of WesBanco common stock to be issued in exchange for the shares of First Sentry common stock must have been approved for listing on the Nasdaq Global Select Market;

•	not more than 10% of the outstanding shares of First Sentry common stock exercising dissenters’ rights; and

•	the aggregate amount of certain First Sentry loans being below a maximum amount agreed to by WesBanco and First Sentry in the merger agreement.

Termination of the Merger Agreement (See page [●])

The parties can agree to terminate the merger agreement at any time prior to completion of the merger, and either WesBanco or First Sentry can terminate the merger agreement if, among other reasons, any of the following occurs:

•	the merger agreement is not approved by the First Sentry shareholders;

•	the merger is not completed by September 30, 2018;

•	a court or other governmental authority permanently prohibits the merger; or

•	the other party breaches or materially fails to comply with any of its representations, warranties or obligations under the merger agreement.

First Sentry will also have the right to terminate the merger agreement if the average closing price of WesBanco common stock during a specified period before the effective time of the merger is less than $31.10 and WesBanco common stock underperforms the Nasdaq Bank Index by more than 20%, unless WesBanco were to elect to make a compensating adjustment to the exchange ratio. Subject to certain conditions, First Sentry may also terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to First Sentry’s shareholders from a financial point of view, provided that First Sentry pays the termination fee described below upon entering into such an agreement.

Termination Fee (See page [●])

The merger agreement provides that if the merger agreement is terminated under certain circumstances, described more fully beginning on page [●], First Sentry will be required to pay a termination fee of $3,000,000 to WesBanco.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (See page [●])

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the approval of the merger agreement by the First Sentry shareholders, there may not be, without further approval of First Sentry’s shareholders, any amendment of the merger agreement that requires such further approval under applicable law or would alter the amount or kind of the merger consideration to be received by First Sentry shareholders.

Effective Date of the Merger (See page [●])

We expect the merger to be completed as soon as practicable after all regulatory approvals and shareholder approvals have been received. We expect this to occur during the first half of 2018.

Regulatory Approvals (See page [●])

In addition to the approval of the First Sentry shareholders, the merger is subject to the approval of the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System (unless a waiver is granted), and the West Virginia Division of Financial Institutions. These governmental authorities may impose conditions for granting approval of the merger. Neither WesBanco nor First Sentry can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained. As of the date of this proxy statement/prospectus, we have not yet received the required regulatory approvals.

Interests of Certain Persons in the Merger (See page [●])

The directors and executive officers of First Sentry have financial and other interests in the merger that differ from, or are in addition to, their interests as shareholders of First Sentry. These interests include, but are not limited to:

•	the continued indemnification of current and former directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance for four years after the merger;

•	the receipt of payments by the executive officers of First Sentry pursuant to employment or change in control severance agreements with First Sentry;

•	the receipt of cash payments upon completion of the merger as a result of cancellation of all outstanding stock options, whether or not then exercisable;

•	the continuation of certain benefits for certain officers and directors of First Sentry;

•	the appointment of each member of First Sentry’s board of directors to an advisory board for the Huntington, West Virginia market of WesBanco Bank to be created upon completion of the merger;

•	concurrently with the execution of the merger agreement, WesBanco and First Sentry entered into an employment agreement amendment with each of Geoffrey S. Sheils and Toby Taylor and a settlement agreement with Richard Hardy, pursuant to which each will receive certain payments upon completion of the merger;

•	the creation of a retention bonus pool for the purpose of retaining the services of certain key employees of First Sentry; and

•	grants of WesBanco restricted stock to certain key employees of First Sentry, effective upon completion of the merger, which would cliff vest after three years, for the purpose of retaining those key employees of First Sentry as WesBanco employees after the merger.

The First Sentry board of directors knew about these additional interests, and considered them when the board approved and approved the merger agreement. See “Proposal No. 1 — Approval of the Merger Agreement — Interests of Certain Persons in the Merger” beginning on page [●] for more detailed information about these interests.

Adjournment Proposal (See page [●])

First Sentry shareholders are being asked to approve a proposal to grant First Sentry’s board of directors discretionary authority to adjourn the First Sentry special meeting, if necessary, to solicit additional proxies in favor of the merger proposal if a quorum is present at the First Sentry special meeting but there are insufficient votes to approve the merger agreement.

Recommendation of the First Sentry Board of Directors (See page [●])

The First Sentry board of directors determined that the merger is in the best interests of First Sentry shareholders. Accordingly, it has unanimously recommended that First Sentry shareholders vote “FOR” the proposal to approve the merger agreement. See “Proposal No. 1 — Approval of the Merger Agreement — Background of the Merger” at page [●]. In addition the First Sentry board of directors unanimously recommends that First Sentry shareholders vote “FOR” the proposal to adjourn the First Sentry special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

SHARE INFORMATION AND MARKET PRICES

The following table presents the closing market prices for WesBanco and First Sentry common stock on November 13, 2017 and [●], respectively. November 13, 2017 was the last full trading day prior to the public announcement of the signing of the merger agreement. [●] was the last practicable full trading day for which information was available prior to the date of this proxy statement/prospectus. This table also shows the merger consideration equivalent proposed for each share of First Sentry common stock, which was calculated by multiplying the closing price of WesBanco common stock on those dates by the exchange ratio of 1.5869.

	WesBanco		First Sentry		First Sentry Merger Consideration Equivalent
November 13, 2017		$38.92		$37.50		$61.76
[●]	$		$		$

WesBanco common stock trades on the Nasdaq Global Select Market under the trading symbol “WSBC.” First Sentry common stock is listed on the OTCPink market of the OTC Markets Group, Inc. under the symbol “FTSB.” The market price of shares of WesBanco common stock and First Sentry common stock fluctuates from day to day. As a result, you should obtain current market quotations to evaluate the merger. These quotations are available from stockbrokers, in major newspapers such as The Wall Street Journal, and on the Internet. The market price of the WesBanco common stock at the effective time of the merger or at the time shareholders of First Sentry receive their shares of WesBanco common stock may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the First Sentry special meeting.

The following table shows, for the periods indicated, the high and low sales prices for WesBanco common stock as reported by the Nasdaq Global Select Market, and First Sentry common stock as quoted on the OTCPink market of the OTC Markets Group, Inc., and the cash dividends declared per share.

	WesBanco Common Stock			First Sentry Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
January-March	$35.08	$30.11	$0.23	$35.00	$28.00	$0.25
April-June	35.39	30.75	0.23	30.02	30.00	0.25
July-September	36.11	29.26	0.23	32.00	30.00	0.25
October-December	34.32	29.49	0.23	31.00	30.75	0.25
2016
January-March	30.36	26.93	0.24	32.00	31.00	0.25
April-June	33.47	28.89	0.24	32.00	32.00	0.25
July-September	33.09	29.78	0.24	37.00	32.00	0.25
October-December	43.77	32.06	0.24	34.00	33.00	0.25
2017
January-March	44.19	34.81	0.26	33.00	33.00	0.30
April-June	41.77	36.49	0.26	33.00	33.00	0.30
July-September	41.42	35.49	0.26	40.00	33.00	0.30
October-December [●]

Holders of WesBanco common stock are entitled to receive dividends when, as and if declared by WesBanco’s board of directors out of funds legally available for dividends. Historically, WesBanco has paid quarterly cash dividends on its common stock, and its board of directors presently intends to continue to pay regular quarterly cash dividends. WesBanco’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to its common stock, including its outstanding trust preferred securities and accompanying junior subordinated debentures, and other factors deemed relevant by its board of directors. In order to pay dividends to shareholders, WesBanco must receive cash dividends from WesBanco Bank. As a result, WesBanco’s ability to pay future dividends will depend upon the earnings of WesBanco Bank, its financial condition and its need for funds. A discussion of the restrictions on WesBanco’s dividend payments is included in WesBanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See “Where You Can Find More Information.”

As of [●], 2018, the last date prior to distribution of this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [●] registered holders of WesBanco common stock and approximately [●] registered holders of First Sentry common stock.

SELECTED HISTORICAL FINANCIAL DATA OF WESBANCO

The following table sets forth certain historical financial data concerning WesBanco as of or for the nine months ended September 30, 2017 and 2016 and as of or for each of the five fiscal years ended December 31, 2016, which is derived from WesBanco’s consolidated financial statements. The following information is only a summary, and you should read this information in conjunction with WesBanco’s audited consolidated financial statements and related notes included in WesBanco’s Annual Report on Form 10-K for the year ended December 31, 2016, and unaudited interim consolidated financial statements included in WesBanco’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017 and 2016, which have been filed with the SEC and are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information” beginning on page [●].

(Dollars in thousands, except per share amounts)	As of or for the Nine Months Ended September 30,		As of or for the years ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Unaudited)
Summary Statements of Income
Net interest income	$217,112	$181,641	$253,330	$236,987	$193,228	$185,487	$168,351
Provision for credit losses	7,610	6,350	8,478	8,353	6,405	9,086	19,874
Other income	65,906	60,001	81,499	74,466	68,504	69,285	64,775
Other expense	166,023	150,303	208,680	193,923	161,633	160,998	150,120
Income tax provision	30,801	22,572	31,036	28,415	23,720	20,763	13,588
Net income available to common shareholders	78,584	62,417	86,635	80,762	69,974	63,925	49,544
Per Share Information
Earnings
Basic per common share	1.79	1.61	2.16	2.15	2.39	2.18	1.84
Diluted per common share	1.78	1.61	2.16	2.15	2.39	2.18	1.84
Dividends per common share	0.78	0.72	0.96	0.92	0.88	0.78	0.70
Book value per common share	31.67	30.71	30.53	29.18	26.90	25.59	24.45
Tangible common book value per share (1)	18.40	17.38	17.19	16.51	16.09	14.68	13.48
Selected Ratios
Return on average assets	1.07%	0.97%	0.97%	0.99%	1.12%	1.05%	0.88%
Return on average equity	7.63%	7.12%	7.13%	7.62%	8.97%	8.72%	7.54%
Allowance for loan losses to total loans	0.71%	0.69%	0.70%	0.82%	1.09%	1.22%	1.43%
Allowance for loan losses to total non-performing loans	1.08x	1.09x	1.11x	0.93x	0.88x	0.92x	0.83x
Shareholders’ equity to total assets	14.06%	13.73%	13.70%	13.25%	12.52%	12.15%	11.75%
Tangible common equity to tangible assets (1)	8.68%	8.26%	8.20%	7.95%	7.88%	7.35%	6.84%
Tier 1 leverage ratio	10.21%	10.90%	9.81%	9.38%	9.88%	9.27%	9.34%
Tier 1 capital to risk-weighted assets	13.62%	12.95%	13.16%	13.35%	13.76%	13.06%	12.82%
Total capital to risk-weighted assets	14.65%	13.95%	14.18%	14.11%	14.81%	14.19%	14.07%
Common equity tier 1 capital ratio (CET 1)	11.70%	11.07	11.28%	11.66%	N/A	N/A	N/A
Selected Balance Sheet Information
Assets	$9,918,277	$9,812,384	$9,790,877	$8,470,298	$6,296,565	$6,144,773	$6,078,717
Securities	2,339,149	2,358,192	2,316,214	2,422,450	1,511,094	1,532,906	1,623,753
Net portfolio loans	6,327,562	6,194,097	6,205,762	5,024,132	4,042,112	3,847,549	3,635,063
Deposits	7,101,025	7,134,511	7,040,879	6,066,299	5,048,983	5,062,530	4,944,284
Shareholders’ equity	1,394,558	1,347,151	1,341,408	1,122,132	788,190	746,595	714,184

(1)	See Non-GAAP Financial Measures for additional information relating to the calculation of this ratio.

N/A — Not applicable

Non-GAAP Financial Measures

The following non-GAAP financial measures were used by WesBanco to provide information used by investors in understanding WesBanco’s operating performance and trends, and facilitates comparisons with the performance of WesBanco’s peers. The following table summarizes the non-GAAP financial measures derived from amounts reported in WesBanco’s financial statements.

WesBanco, Inc. Non-Gaap Measures

(unaudited, dollars in thousands, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Tangible common book value per share:
Total shareholders’ equity	$1,392,558	$1,347,151	$1,341,408	$1,122,132	$788,190	$746,595	$714,184
Less: goodwill and other intangible assets net of deferred tax liability	(584,453)	(584,690)	(586,403)	(487,270)	(316,914)	(318,161)	(320,399)

Tangible common equity	810,015	762,461	755,005	634,862	471,276	428,434	393,785
Common shares outstanding	44,033,585	43,860,883	43,931,715	38,459,635	29,298,188	29,175,236	29,214,660

Tangible common book value per share	$18.40	$17.38	$17.19	$16.51	$16.09	$14.68	$13.48

Tangible common equity to tangible assets:
Total shareholders’ equity	$1,394,558	$1,347,151	$1,341,408	$1,122,132	$788,190	$746,595	$714,184
Less: goodwill and other intangible assets net of deferred tax liability	(584,453)	(584,690)	(586,403)	(487,270)	(316,914)	(318,161)	(320,399)

Tangible common equity	810,015	762,461	755,005	634,862	471,276	428,434	393,785
Total assets	9,918,277	9,812,384	9,790,877	8,470,298	6,296,565	6,144,773	6,078,717
Less: goodwill and other intangible assets net of deferred tax liability	(584,453)	(584,690)	(586,403)	(487,270)	(316,914)	(318,161)	(320,399)

Tangible assets	9,333,734	9,277,594	9,204,474	7,983,028	5,979,651	5,826,612	5,758,318

Tangible common equity to tangible assets	8.68%	8.26%	8.20%	7.95%	7.88%	7.35%	6.84%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], you should consider the following risk factors carefully in deciding whether to vote to approve the merger agreement. Additional risks and uncertainties not presently known to WesBanco or First Sentry that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and WesBanco as the surviving corporation in the merger.

In addition, WesBanco’s and First Sentry’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of WesBanco, in its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, each of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Because the market price of WesBanco common stock may fluctuate, First Sentry shareholders cannot be certain of the market value of the WesBanco common stock that they will receive in the merger.

Upon completion of the merger, each share of First Sentry common stock will become the right to receive 1.5869 shares of WesBanco common stock. Any change in the price of WesBanco common stock prior to completion of the merger will affect the market value of the stock that First Sentry shareholders will receive on the date of the merger. First Sentry will not have the right to terminate the merger agreement due to a decline in the trading price of WesBanco common stock unless both (a) the average closing price of WesBanco common stock during a specified period before the effective time of the merger is less than $31.10 and (b) WesBanco common stock underperforms the Nasdaq Bank Index by more than 20% and WesBanco declines to make a compensating adjustment to the exchange ratio.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in WesBanco’s businesses, operations and prospects, and regulatory considerations. We urge First Sentry shareholders to obtain current market quotations for WesBanco and First Sentry common stock when deciding how to vote.

If the price of WesBanco common stock declines, First Sentry shareholders may receive less value for their shares upon completion of the merger than the value calculated pursuant to the exchange ratio on the date the merger agreement was executed, on the date of this proxy statement/prospectus or on the date of the First Sentry shareholder meeting. For example, based on the range of closing prices of WesBanco common stock during the period from November 13, 2017, the last full trading day before public announcement of the merger, through [●], the last practicable full trading day prior to the date of this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $[●] on [●], 201[●] to a low of $[●] on [●], 201[●] for each share of First Sentry common stock. Because the date the merger is completed will be later than the date of the First Sentry special meeting, First Sentry shareholders will not know what the market value of WesBanco common stock will be upon completion of the merger when voting at the First Sentry special meeting.

The opinion of First Sentry’s financial advisor delivered to the First Sentry board of directors does not reflect changes in circumstances after the date of the opinion.

The First Sentry board of directors received an opinion, dated November 11, 2017, from First Sentry’s financial advisor as to the fairness of the merger consideration to First Sentry shareholders from a financial point of view as of that date. Subsequent changes in the operation and prospects of First Sentry or WesBanco, general market and economic conditions and other factors that may be beyond the control of First Sentry or WesBanco may significantly alter the value of First Sentry or WesBanco or the prices of the shares of First Sentry common stock or WesBanco common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed, or as of any other date other than the date of the opinion. The opinion of First Sentry’s financial advisor is attached as Annex B to this proxy statement/prospectus. See “Proposal No. 1 — Approval of the Merger Agreement — Opinion of First Sentry’s Financial Advisor” beginning on page [●] for a description of the opinion and a summary of the analyses performed by First Sentry’s financial advisor in connection with its opinion.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

WesBanco and First Sentry expect to incur costs associated with combining the operations of the two companies. WesBanco and First Sentry have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of WesBanco and First Sentry. Whether or not the merger is consummated, WesBanco and First Sentry will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although WesBanco and First Sentry expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the merger is not completed, WesBanco and First Sentry will have incurred substantial expenses without their shareholders realizing the expected benefits of the merger.

WesBanco and First Sentry have each incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though WesBanco and First Sentry would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

WesBanco may not be able to successfully integrate First Sentry or to realize the anticipated benefits of the merger.

The merger involves the combination of two companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on WesBanco’s ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs of the combined operations. WesBanco may not be able to combine the operations of First Sentry and WesBanco without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	the inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of First Sentry and WesBanco.

Further, WesBanco and First Sentry entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether WesBanco integrates First Sentry in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact WesBanco’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by First Sentry shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of WesBanco common stock to be issued to First Sentry shareholders for listing on the Nasdaq Global Select Market, the aggregate amount of certain First Sentry loans being below a maximum amount agreed upon by WesBanco and First Sentry, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “Proposal No. 1 — Approval of the Merger Agreement — Termination of the Merger Agreement” beginning on page [●] for a more complete discussion of the circumstances under which the merger agreement could be terminated. Any of these conditions to closing of the merger may not be fulfilled, and as a result the merger may not be completed.

Termination of the merger agreement could negatively affect First Sentry.

If the merger agreement is terminated, there may be various consequences, including:

•	that First Sentry’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of First Sentry common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and First Sentry’s board of directors seeks another merger or business combination, First Sentry shareholders cannot be certain that First Sentry will be able to find a party willing to offer equivalent or more attractive consideration than the consideration WesBanco has agreed to provide in the merger.

If the merger agreement is terminated, First Sentry may be required to pay a break-up fee of $3,000,000 to WesBanco under certain circumstances. See “Proposal No. 1 — Approval of the Merger Agreement — Termination Fee” beginning on page [●].

The merger agreement limits First Sentry’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that, subject to very narrow exceptions, limit First Sentry’s ability to discuss, facilitate or enter into agreements with third parties to acquire it. If First Sentry avails itself of those limited exceptions, it could be obligated to pay WesBanco a break-up fee of $3,000,000 under certain specified circumstances. These provisions could discourage a potential competing acquiror that might have an interest in acquiring First Sentry from proposing or considering such an acquisition even if that potential acquiror were prepared to pay a higher price to shareholders than the merger consideration.

First Sentry will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on First Sentry and consequently on WesBanco. These uncertainties may impair First Sentry’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Sentry to seek to change existing business relationships with First Sentry. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Sentry’s business prior to the merger and the combined company’s business following the merger could be negatively impacted. In addition, the merger agreement restricts First Sentry from making certain acquisitions and taking other specified actions before the merger occurs without the consent of WesBanco. These restrictions may prevent First Sentry from pursuing business opportunities that may arise prior to the completion of the merger. The merger agreement also allows WesBanco to refuse to close the merger if the aggregate amount of certain identified First Sentry loans is not less than the amount agreed upon by WesBanco and First Sentry in the merger agreement. See “Proposal No. 1 — Approval of the Merger Agreement — Conduct of Business Prior to the Merger” beginning on page [●] for a description of restrictive covenants applicable to First Sentry.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

WesBanco is required to obtain the approvals of certain bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. The requisite regulatory approvals may not be received at all (in which case the merger could not be completed), may not be received in a timely fashion, or may contain conditions or restrictions on completion of the merger that cannot be satisfied. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to the combined company or have an adverse effect on the combined company following the merger. See “Proposal No. 1 — Approval of the Merger Agreement — Regulatory Approvals” on page [●].

First Sentry shareholders will have less influence as shareholders of WesBanco than they have as shareholders of First Sentry.

First Sentry shareholders currently have the right to vote in the election of the board of directors of First Sentry and on other matters affecting First Sentry. Based upon the number of shares of First Sentry common stock outstanding as of the record date, the current shareholders of First Sentry as a group will own approximately 5.3% of the voting power of the combined organization immediately after the merger. When the merger occurs, each First Sentry shareholder will become a shareholder of WesBanco with a percentage ownership of the combined organization much smaller than the shareholder’s current percentage ownership of First Sentry. Because of this, First Sentry shareholders will have less influence on the management and policies of WesBanco than they now have on the management and policies of First Sentry.

Directors and officers of First Sentry have interests in the merger that differ from the interests of non-management First Sentry shareholders.

The executive officers of First Sentry and WesBanco, with the assistance of their respective legal counsel and financial advisors, negotiated the terms of the merger agreement. The First Sentry and WesBanco boards of directors have approved the merger agreement, and the First Sentry board of directors is recommending that First Sentry shareholders vote to approve the merger agreement. In considering these facts and the other information included in this proxy statement/prospectus or incorporated by reference into it, you should be aware that First

Sentry’s directors and executive officers have economic interests in the merger beyond their interests as shareholders. These include, for example:

•	All of First Sentry’s current directors will be appointed to a newly-created advisory board for WesBanco Bank for the Huntington, West Virginia market.

•	WesBanco and First Sentry entered into employment agreement amendments with each of Geoffrey S. Sheils and Toby Taylor and a settlement agreement with Richard D. Hardy, pursuant to which each will receive certain payments upon completion of the merger.

•	The merger agreement provides that all outstanding stock options, whether vested or unvested, will be cashed out upon completion of the merger at the difference between the option exercise prices and $64.00.

•	WesBanco has created a retention bonus pool for certain key employees to ensure continuity through the conversion of the data processing system of First Sentry and made conditional retention grants of WesBanco restricted stock, which will have a three-year cliff-vesting term, to certain key employees.

•	The merger agreement provides that WesBanco will continue the indemnification rights of First Sentry’s current and former directors and executive officers and will provide, for four years after completion of the merger, directors’ and officers’ insurance for these individuals.

See “Proposal No. 1 — Approval of the Merger Agreement — Interests of Certain Persons in the Merger” beginning on page [●].

Following the merger, a high percentage of the combined company’s loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana and Kentucky and in commercial and residential real estate. Deteriorations in economic conditions in these areas or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of September 30, 2017, approximately 21.3%, of WesBanco’s loan portfolio was comprised of residential real estate loans, and 47.3% was comprised of commercial real estate loans. Assuming the merger had been completed on September 30, 2017, the combined company’s loan portfolio as of that date would have been 21.0% residential real estate loans and 48.0% commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning or similar external conditions including environmental liability may affect property values and the economic feasibility of existing and proposed real estate projects.

The combined company’s CRE loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana and Kentucky. There are a wide variety of economic conditions within the local markets of the five states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses that could have a material adverse effect on the business, financial condition and results of operations of the combined company.

The merger will likely result in WesBanco being subject to additional regulation and increased supervision.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 imposes additional regulatory requirements on institutions with $10 billion or more in assets. At September 30, 2017, WesBanco had total consolidated assets of approximately $9.9 billion and First Sentry had total consolidated assets of approximately $666 million. On a pro forma basis assuming completion of the merger, WesBanco would have had approximately $10.6 billion in assets as of September 30, 2017.

When WesBanco surpasses $10 billion in total consolidated assets, upon completion of the merger, WesBanco would be subject to the following:

•	Supervision, examination and enforcement by the Consumer Financial Protection Bureau with respect to consumer financial protection laws;

•	Regulatory stress testing requirements, whereby WesBanco would be required to conduct an annual stress test (using assumptions for baseline, adverse and severely adverse scenarios);

•	A modified methodology for calculating FDIC insurance assessments and potentially higher assessment rates as a result of institutions with $10 billion or more in assets being required to bear a greater portion of the cost of raising the reserve ratio;

•	Heightened compliance standards under the Volcker Rule;

•	Reduced debit card interchange revenue from applicability of the Durbin Amendment (in general, the Durbin Amendment limits the interchange fees paid to banks by merchants for the privilege of accepting payment cards); and

•	Enhanced supervision as a larger financial institution.

The imposition of these regulatory requirements and increased supervision may require additional commitment of financial resources to regulatory compliance and may increase WesBanco’s cost of operations. Further, the results of the stress testing process may lead WesBanco to retain additional capital or alter the mix of its capital components. It is difficult to predict the overall compliance cost of these provisions once WesBanco surpasses $10 billion in total consolidated assets, which WesBanco expects to do as a result of the merger. However, compliance with these provisions will likely require additional staffing, engagement of external consultants and other operating costs as well as result in reduced revenues, all of which could have a material adverse effect on WesBanco’s future financial condition and results of operations.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each First Sentry shareholder may be responsible for payment of U.S. income taxes related to the exchange of First Sentry common stock for WesBanco common stock.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each First Sentry shareholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of WesBanco common stock received by the First Sentry shareholder in the merger and (ii) the First Sentry shareholder’s adjusted tax basis in the shares of First Sentry common stock exchanged therefor.

THE SPECIAL MEETING OF FIRST SENTRY SHAREHOLDERS

General

This section contains information about the special shareholder meeting First Sentry has called to consider and vote on proposals to (i) approve the merger agreement and (ii) approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement. First Sentry is mailing this proxy statement/prospectus to you on or about [●]. Together with this proxy statement/prospectus, First Sentry is also sending to its shareholders a notice of the First Sentry special meeting and a form of proxy that First Sentry’s board of directors is soliciting for use at the First Sentry special meeting and at any adjournments of the meeting.

A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire merger agreement carefully.

Date, Time and Place of the Special Meeting

The First Sentry special meeting will be held at [●], on [●] 2018, at [●] Eastern Time.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of First Sentry common stock on [●], which we refer to as the record date, will be entitled to notice of and to vote at the First Sentry special meeting and any adjournments of that meeting. On the record date, there were [●] shares of First Sentry common stock outstanding and entitled to vote at the First Sentry special meeting. Owners of record of First Sentry common stock on the record date are entitled to one vote per share at the First Sentry special meeting.

A quorum of First Sentry shareholders is necessary to have a valid meeting of First Sentry shareholders. The presence, in person or by proxy, of the holders of at least a majority of the shares of First Sentry common stock outstanding and entitled to vote as of the record date is necessary to constitute a quorum at the First Sentry special meeting. Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Neither of the proposals to be voted upon at the First Sentry special meeting are routine matters, and brokers, banks and other nominees holding shares in street name will not be permitted to vote on any proposal without instructions from the beneficial holder with respect to that specific proposal. If a beneficial holder of shares of First Sentry common stock does not give the broker, bank or other nominee any voting instructions, the holder’s shares of common stock will not be voted on any proposal.

Required Vote

Approval of the Merger Agreement. Approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the votes cast opposing approval of the merger agreement. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

When considering the recommendation of the First Sentry board of directors that First Sentry shareholders vote in favor of approval of the merger agreement, you should be aware that certain of First Sentry’s executive officers and directors have interests in the merger that may be different from, or in addition to, their interests as shareholders and the interests of First Sentry shareholders generally. See “Proposal No. 1 — Approval of the Merger Agreement — Interests of Certain Persons in the Merger” beginning on page [●].

Discretionary Authority to Adjourn Our Special Meeting. In order to approve the proposal to grant discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies from First Sentry shareholders, the number of votes cast favoring this proposal must exceed the votes cast opposing this proposal.

Abstentions and Broker Non-Votes. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the proposal to approve the merger agreement or the proposal to adjourn our special meeting, if necessary, to solicit additional proxies from First Sentry shareholders in favor of approval of the merger agreement.

Beneficial Ownership of First Sentry Officers, Directors and Affiliates

On the record date, the directors, executive officers and affiliates of First Sentry owned or controlled the vote of [●] shares of First Sentry common stock, or approximately [●]% of the outstanding shares of First Sentry common stock. In addition, the executive officers and directors of First Sentry have entered into voting agreements with WesBanco in which each executive officer or director has agreed to vote his or her First Sentry shares in favor of approval of the merger agreement. See “Other Material Agreements Relating to the Merger — Voting Agreements.”

Voting of Proxies

First Sentry shareholders may submit the accompanying proxy by telephone, the Internet or by mail. We urge you to submit your proxy if you do not expect to attend the First Sentry special meeting in person or if you wish to have your First Sentry shares voted by proxy even if you attend the First Sentry meeting. All shares of First Sentry common stock represented at the First Sentry special meeting by properly executed proxies received prior to or at the First Sentry special meeting, and not revoked, will be voted at the First Sentry special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted “FOR” (i) the proposal to approve the merger agreement and (ii) the proposal to approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the merger. Your broker will send you directions explaining how you can direct your broker to vote.

The First Sentry board of directors does not know of any matters, other than those described in the notice of the First Sentry special meeting, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Revocation of Proxies

If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing a written notice of revocation with the Secretary of First Sentry that is received prior to the vote at the First Sentry special meeting and bears a later date than the proxy, (ii) duly executing a later dated proxy card relating to the same First Sentry shares and delivering it to the Secretary of First Sentry before the vote at the First Sentry special meeting, (iii) submitting a later dated proxy by telephone or the Internet, before the vote at the First Sentry special meeting, or (iv) attending the First Sentry special meeting and voting in person. Your attendance at the First Sentry special meeting will not, in and of itself, revoke your proxy. Any written notice of revocation or subsequent dated proxy should be sent to First Sentry Bancshares, Inc., 823 Eighth Street, Huntington, WV 25701, Attention: Corporate Secretary, or hand delivered to the First Sentry Corporate Secretary at that address. For a notice of revocation or later proxy to be valid, it must actually be received by First Sentry prior to the vote of the First Sentry shareholders.

If your First Sentry shares are held by a broker in street name and you wish to change the instructions you have given your broker about how to vote your First Sentry shares, or you wish to attend the First Sentry special meeting and vote in person, you must follow the instructions provided by your broker.

Expenses of Solicitation of Proxies

First Sentry will bear the entire cost of soliciting proxies from First Sentry shareholders. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of First Sentry in person or by telephone or other means of communication. These directors, officers and employees will not receive any additional compensation but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of First Sentry common stock held of record by such persons. First Sentry may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Recommendation of First Sentry Board of Directors

The First Sentry board of directors believes that the merger is in the best interests of First Sentry and its shareholders, and unanimously recommends that the shareholders of First Sentry vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” the proposal to approve the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

For a discussion of the factors considered by the First Sentry board of directors in making its recommendation, see “Proposal No. 1 — Approval of the Merger Agreement — First Sentry’s Reasons for the Merger; Recommendation of the First Sentry Board of Directors.”

PROPOSAL NO. 1 — APPROVAL OF THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Factual disclosures about WesBanco and First Sentry contained in this proxy statement/prospectus or in WesBanco’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the merger agreement.

This description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding the merger agreement’s terms. The merger agreement contains representations, warranties, covenants and agreements made by WesBanco and First Sentry as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information in disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

General

WesBanco’s and First Sentry’s boards of directors have approved the merger agreement. The merger agreement provides that First Sentry will merge with and into WesBanco, with WesBanco being the surviving corporation. Following the merger, First Sentry Bank, Inc., a West Virginia banking corporation and First Sentry’s wholly-owned subsidiary, will merge with and into WesBanco Bank, a West Virginia banking corporation which is WesBanco’s main operating subsidiary (the “bank merger”). The Articles of Incorporation and Bylaws of WesBanco and WesBanco Bank immediately prior to the merger will constitute the Articles of Incorporation and Bylaws of WesBanco and WesBanco Bank following the merger.

What First Sentry Shareholders Will Receive in the Merger

If the merger is completed, for each share of First Sentry common stock that you own you will receive 1.5869 shares of WesBanco common stock, subject to possible adjustment as described below. We refer to the 1.5869 shares of WesBanco common stock as the “exchange ratio” or the “merger consideration.”

Possible Exchange Ratio Adjustments. The exchange ratio is subject to adjustment in the event that certain termination provisions, based on the market price of WesBanco’s common stock and the value of the Nasdaq Bank Index, are triggered and the First Sentry board of directors elects to terminate the merger agreement. First Sentry’s right to terminate the merger agreement would arise if the average closing price of WesBanco common stock during the fifteen (15) consecutive trading days ending on the Determination Date (as defined below on page [●]) is less than $31.10 per share and WesBanco common stock underperforms an index of financial institution stocks, the Nasdaq Bank Index, by more than 20%. However, First Sentry would not have the right to terminate the merger agreement if WesBanco elects to make a compensating adjustment in the exchange ratio. See “Proposal No.1 — Approval of the Merger Agreement — Termination of the Merger Agreement” beginning on page [●] for a description of the possible exchange ratio adjustments that may result from this termination provision.

In addition, the merger agreement provides that the exchange ratio will be adjusted if WesBanco changes the number of shares of WesBanco common stock issued and outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in WesBanco’s capitalization.

Effects of the Merger

The merger will become effective as set forth in the articles of merger that will be filed with the West Virginia Secretary of State. At that time, the separate existence of First Sentry will cease and WesBanco will be the surviving corporation. The assets, liabilities and capital of First Sentry will be merged with those of WesBanco and those assets, liabilities and capital will then constitute part of the assets, liabilities and capital of WesBanco. WesBanco will continue to operate under its Articles of Incorporation and Bylaws effective as of immediately prior to the merger, and the officers and directors of WesBanco will continue as the officers and directors of the surviving corporation. The Articles of Incorporation and Bylaws of WesBanco will be unaffected by the merger. The tenure of the directors and officers of WesBanco immediately prior to the merger will be unaffected by the merger.

At the effective time of the merger, each share of First Sentry common stock issued and outstanding immediately prior to the time the merger becomes effective will be converted automatically into the right to receive the merger consideration. Shares of First Sentry common stock held by First Sentry in its treasury or beneficially owned by WesBanco (other than in a fiduciary capacity by them for others) will not be exchanged for the merger consideration in the merger. Instead, these shares will be canceled and retired.

After the merger becomes effective, each certificate evidencing shares of First Sentry common stock will be deemed to evidence only the right to receive the merger consideration and, under certain circumstances, dividends on shares of First Sentry common stock with a record date prior to the completion of the merger and dividends on shares of WesBanco common stock with a record date after the completion of the merger. The holder of an unexchanged certificate will not receive any dividend or other distribution payable by WesBanco until the certificate has been exchanged.

Exchange and Payment Procedures

At least one business day prior to the effective time of the merger, WesBanco will deposit with Computershare Investor Services, LLC, the Exchange Agent, (i) book entry shares representing the aggregate number of shares of WesBanco common stock issuable pursuant to the merger agreement in exchange for all of the shares of First Sentry common stock outstanding immediately prior to the effective time of the merger and (ii) cash to be paid to First Sentry shareholders in lieu of fractional shares of WesBanco common stock.

As soon as practicable after the effective time of the merger and in no event more than seven business days thereafter, the Exchange Agent will mail to each holder of record of First Sentry common stock a letter of transmittal containing instructions for use in surrendering First Sentry stock certificates in exchange for the merger consideration or cash in lieu of fractional shares. After the effective time of the merger, each holder of a First Sentry stock certificate who has surrendered that stock certificate or who has provided customary affidavits and indemnification regarding the loss or destruction of that stock certificate, together with duly executed transmittal materials, to the Exchange Agent, will be entitled to receive the merger consideration for each share of First Sentry common stock and cash in lieu of fractional shares of WesBanco common stock. WesBanco will have no obligation to deliver the merger consideration or cash in lieu of fractional shares to any First Sentry shareholder until the First Sentry shareholder surrenders his First Sentry stock certificates.

If a First Sentry stock certificate has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the shareholder. WesBanco may require the shareholder to post a bond in a reasonable amount as an indemnity against any claim that may be made against WesBanco with respect to the shareholder’s lost, stolen or destroyed First Sentry stock certificate.

First Sentry stock certificates may be exchanged for the merger consideration and cash in lieu of fractional shares of WesBanco common stock through the Exchange Agent for up to 12 months after the completion of the merger. At the end of that period, the Exchange Agent will return any WesBanco shares and cash to WesBanco. Any holders of First Sentry common stock certificates who have not exchanged their certificates for the merger consideration before that date will then be entitled to look only to WesBanco to seek payment of the merger consideration, any cash in lieu of fractional shares of WesBanco common stock and any unpaid dividends or distributions payable to the holder. Neither First Sentry nor WesBanco will be liable to any former holder of First Sentry common stock for any merger consideration that is paid to a public official in accordance with any applicable abandoned property, escheat or similar laws.

Following the effective time of the merger, there will be no transfers on the stock transfer books of First Sentry other than to settle transfers of First Sentry common stock that occurred prior to the effective time of the merger.

Benefit Agreements

401(k) Plan. Pursuant to the terms of the merger agreement, WesBanco has the option to require First Sentry to terminate its 401(k) Plan immediately prior to or at the effective time of the merger, or to merge the First Sentry 401(k) Plan with and into the WesBanco 401(k) Plan. Until the First Sentry 401(k) Plan is terminated or merged, First Sentry will continue to make contributions to the 401(k) Plan in accordance with applicable accruals and in the ordinary course of business. If WesBanco elects to terminate the First Sentry 401(k) Plan, then as soon as practicable following the effective time of the merger, WesBanco will, at each employee’s option, either distribute the account balances to participants or transfer the balances to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. WesBanco has agreed to permit First Sentry employees who become WesBanco employees following completion of the merger to rollover their account balances to WesBanco’s KSOP.

Severance, Benefits and Outplacement Services for Terminated First Sentry Employees. Employees of First Sentry (other than employees who are parties to employment, severance or change in control agreements) who are not offered the opportunity to continue as employees of WesBanco or WesBanco Bank after the merger, or who are terminated without cause within six months after the merger, will be entitled to receive:

•	severance compensation based on the number of years of service with First Sentry and the employee’s weekly rate of pay, subject to certain minimum and maximum amounts;

•	accrued benefits, including vacation pay, through the date of separation;

•	any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage; and

•	outplacement services with a cost of up to $2,000 for each employee, with such cost to be paid by WesBanco.

Retention Bonus Pool. WesBanco will provide a retention bonus pool for the purposes of retaining the services of employees of First Sentry and its subsidiaries who are key employees through the end of the month during which the conversion of the data processing system of First Sentry occurs. First Sentry’s Chief Executive Officer will determine, subject to approval by WesBanco’s President and Chief Executive Officer, the First Sentry employees eligible to receive retention awards from the retention bonus pool and any criteria for payment, and will determine the final allocation of payments from the retention bonus pool.

Retention Restricted Stock Agreements. WesBanco has entered into agreements with certain First Sentry key employees pursuant to which WesBanco will grant, immediately after and subject to the occurrence of the effective time, restricted shares of WesBanco common stock which will cliff-vest on the third anniversary of the grant date if such key employee remains employed by WesBanco or WesBanco Bank at that time. Grants under these retention restricted stock agreements will be made and become effective only upon the applicable key employees becoming employees of WesBanco or WesBanco Bank at or after the effective time. No grants under these retention restricted stock agreements will be made if the merger does not occur.

Other Benefit Arrangements. As of the effective time of the merger, WesBanco will honor and assume the separation agreements, employment agreements, non-competition agreements, consulting agreements and change in control agreements in effect with the senior officers of First Sentry and First Sentry Bank, Inc. at the effective time of the merger. See “Interests of Certain Persons in the Merger,” below.

Treatment of First Sentry Stock Options

Options issued by First Sentry to employees and directors to purchase an aggregate of [36,800] shares of First Sentry common stock were outstanding as of the record date. Upon completion of the merger, each outstanding option to purchase shares of First Sentry common stock, whether or not then vested or exercisable, will be cancelled in exchange for the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of First Sentry common stock subject to each such stock option, multiplied by (ii) the excess, if any, of $64.00 over the per share exercise price of the First Sentry stock option. The cash payment will be subject to applicable tax withholding.

Background of the Merger

The board of directors and senior management of First Sentry have periodically explored and discussed strategic options available to First Sentry for maintaining its competitiveness and increasing shareholder value. These discussions have included, among other things, remaining independent as well as exploring the merger and acquisition environment for financial institutions and a potential business combination involving First Sentry. From time-to-time, Geoffrey S. Sheils, President and Chief Executive Officer of First Sentry, has been contacted by representatives of larger financial institutions to inquire about First Sentry’s interest in a merger transaction. Mr. Sheils informed the First Sentry board of directors of these preliminary inquiries, but such discussions did not result in any proposals that the board could recommend to First Sentry’s shareholders.

In late December 2016, Mr. Sheils engaged with a representative of a potential acquiror, Company A, in a high-level conversation about a potential strategic transaction involving First Sentry. During the first quarter of 2017, representatives of Company A engaged in a review of financial and other information related to First Sentry.

On April 24, 2017, Mr. Sheils, Robert H. Beymer, the chairman of the First Sentry board, and the chairman of the board and chief executive officer of Company A met to discuss a potential strategic transaction. At its meeting on April 26, 2017, the Strategic Planning Committee of First Sentry’s board recommended to the entire board that First Sentry continue discussions with Company A regarding a potential strategic transaction.

On May 3, 2017, the First Sentry board of directors met to consider the initial proposal from Company A. At the meeting, the First Sentry board of directors authorized Mr. Sheils to enter into a non-binding letter of interest with Company A. In the weeks after the board’s authorization, representatives from Company A and First Sentry engaged in discussions regarding the specific terms of a potential business combination; however, the parties were not able to reach mutual agreement with respect to significant aspects of the proposed combination. On June 20, 2017, after receiving an update on the status of the discussions from Mr. Sheils and Chairman Beymer, the First Sentry board of directors directed First Sentry management to cease discussions with Company A.

On July 18, 2017, in light of the earlier discussions with Company A, the First Sentry board of directors decided to engage Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to conduct a strategic planning session to assist the board in assessing First Sentry’s strategic alternatives.

On August 15, 2017, Sandler O’Neill conducted a strategic planning session with the First Sentry board of directors. Sandler O’Neill’s presentation included assessments of options for First Sentry to grow through acquisitions, remain a similar size and continue operating in the ordinary course of business and enter into a strategic business combination with a larger financial institution. Representatives of Sandler O’Neill provided information on the current market conditions in the banking industry, recent merger and acquisition activity and a preliminary valuation range of First Sentry’s franchise position. Sandler O’Neill’s presentation included a list of potential acquirers that Sandler O’Neill identified as possibly having an interest in entering or expanding in the southwestern West Virginia market by a merger transaction with First Sentry. Important considerations in a potential business combination were discussed, including the type of merger consideration to be received by shareholders, dividend yields, customer and community impact and the regulatory approval process. Representatives of First Sentry and Sandler O’Neill also reviewed other business considerations, including the process for marketing First Sentry for a strategic business combination, if the First Sentry board of directors decided to pursue such a transaction.

After considerable discussion among the members of the board, the First Sentry board decided to pursue a strategy to enter into a business combination through a merger with a larger financial institution. In furtherance of this decision, the First Sentry board of directors authorized representatives of Sandler O’Neill to identify potential merger partners and to coordinate with First Sentry’s senior management in preparing a confidential information memorandum about First Sentry.

On August 21, 2017, First Sentry and Sandler O’Neill executed an engagement letter with respect to the potential merger of First Sentry into a larger financial institution.

During late August and early September 2017, First Sentry’s senior management and representatives of Sandler O’Neill held various in-person and telephonic meetings to determine a list of potential merger partners, merger criteria and the process and possible timeline for a transaction, and to prepare a confidential information memorandum with respect to First Sentry’s business, operations and market area. First Sentry also populated an electronic data room with documents containing substantial information about First Sentry.

Beginning on September 5, 2017, at the direction of First Sentry management, representatives of Sandler O’Neill began making calls to potential interested financial institutions and circulated a copy of the confidential information memorandum about First Sentry to those financial institutions that executed a customary confidentiality agreement. The terms of the confidential information memorandum requested that interested financial institutions submit an indication of interest by September 28, 2017. WesBanco was among the parties contacted by representatives of Sandler O’Neill and WesBanco executed a confidentiality agreement on September 6, 2017. In total, 12 potential merger partners were contacted, of which 6 signed confidentiality agreements, received the confidential information memorandum and were granted access to First Sentry’s electronic data room.

Four financial institutions submitted initial indications of interest to Sandler O’Neill on or before September 28, 2017, including WesBanco.

On October 2, 2017, the First Sentry board of directors met to consider the indications of interest received by Sandler O’Neill. Representatives of Sandler O’Neill provided information on the number of financial institutions it had contacted and the general levels of interest it received on behalf of First Sentry. During the meeting, members of the First Sentry board asked questions of the representatives of Sandler O’Neill that were present with respect to the marketing process, and Sandler O’Neill responded accordingly. The First Sentry directors and representatives of Sandler O’Neill discussed, in general, the proposed merger consideration offered by the interested parties and the approximate aggregate consideration value to First Sentry’s shareholders of such offers. The First Sentry board, senior management and representatives of Sandler O’Neill also further explored the strategic options available to First Sentry. Following a robust discussion of the four proposals received by Sandler O’Neill, the First Sentry board of directors authorized the representatives of Sandler O’Neill to admit three of the financial institutions, Company B, Company C and WesBanco, to pursue an additional round of due diligence and, if so desired, to conduct management meetings with the senior management of First Sentry. Each of Company B, Company C and WesBanco conducted further due diligence during the next three weeks and held management meetings with First Sentry senior management during the week of October 23, 2017.

On October 27, 2017, the deadline for receiving final proposals from the remaining three financial institutions, Sandler O’Neill received three final indications of interest. The proposals of WesBanco and Company B were similar with respect to the value of the consideration offered. The third proposal was significantly less than the proposals of Company B and WesBanco.

On October 31, 2017, the First Sentry board of directors met to consider the three indications of interest received by Sandler O’Neill on October 27, 2017. Representatives from Sandler O’Neill and Bowles Rice LLP, or Bowles Rice, First Sentry’s legal counsel, were in attendance at the meeting. Representatives of Sandler O’Neill presented the First Sentry board with information on the relative pricing metrics of transactions announced since January 1, 2016 involving other banking institutions in the Mid-Atlantic and Midwest regions with an asset size between $500 million and $1 billion, and the board considered such information. First Sentry’s board of directors discussed the potential benefits of a merger with each of Company B, Company C and WesBanco, and engaged in a thorough discussion on a potential combination with each such financial institution, especially the preliminary merger consideration offered and the results of the marketing process recently undertaken by Sandler O’Neill. The First Sentry board of directors also considered, in general, the impact of the various proposals on First Sentry’s management, employees and community. The board eliminated the proposal from Company C from further consideration because the proposed merger consideration was significantly lower than the consideration offered by Company B and WesBanco. The board reviewed the financial performance, stock performance, market position, and growth prospects of Company B and WesBanco. The board also considered the trading volume of each company’s stock, each company’s historical experience in consummating merger transactions and each company’s proposed plans with respect to First Sentry’s employees and communities. Based upon its assessment of how Company B and WesBanco compared with respect to these factors, and the value and kind of the consideration offered by each, the First Sentry board of directors determined that WesBanco presented the most attractive proposal for First Sentry’s shareholders. The board determined further that a merger with WesBanco potentially provided substantial long-term benefits to First Sentry’s shareholders. The First Sentry board of directors then authorized senior management, Bowles Rice and representatives of Sandler O’Neill to proceed with the negotiation of a definitive merger agreement and related documents with WesBanco. After the First Sentry board meeting, representatives of Sandler O’Neill contacted a representative of D.A. Davidson & Co. (“Davidson”), WesBanco’s financial advisor, to inform Davidson that the First Sentry board had determined to move forward in merger discussions with WesBanco.

On November 1, 2017, Davidson provided an initial draft of the merger agreement to Sandler O’Neill and First Sentry, which delivered the draft to Bowles Rice. Bowles Rice reviewed the draft merger agreement in its entirety, including a voting agreement attached to the draft merger agreement that provided, among other things, that each director and executive officer of First Sentry vote his or her shares of First Sentry common stock in favor of the merger at any meeting of the First Sentry shareholders held to consider and vote on the merger.

Over the next several days, WesBanco and First Sentry, with the assistance of their respective legal and financial advisors, negotiated and agreed on the terms of the merger agreement. During this period, First Sentry and its representatives conducted due diligence on WesBanco utilizing publicly available information as well as certain confidential information the parties made available to First Sentry and its representatives on-site at WesBanco’s headquarters.

On November 8, 2017, First Sentry executive management and representatives of Sandler O’Neill conducted reverse due diligence at WesBanco’s headquarters.

On November 11, 2017, the First Sentry board of directors held a special meeting to consider the proposed merger and the final version of the merger agreement negotiated by its senior management and Bowles Rice.

Bowles Rice briefed the First Sentry board on its discussions with WesBanco’s legal counsel and the material terms of the merger agreement and related documents. Representatives of Sandler O’Neill again provided information on the terms of the proposed transaction and financial information regarding WesBanco, First Sentry and the transaction, information regarding peer companies and comparable transactions and other relevant analyses. The First Sentry board engaged in a lengthy discussion on the proposed merger and the terms of the merger agreement and related documents. First Sentry board members presented questions to Mr. Sheils and representatives of Bowles Rice and Sandler O’Neill regarding the proposed merger and the merger agreement, and Mr. Sheils and First Sentry’s financial and legal advisors responded to the inquiries. In connection with the deliberations by the First Sentry board, Sandler O’Neill rendered to the board its oral opinion (which was subsequently confirmed in writing), as described under the “Proposal No. 1 — Approval of the Merger Agreement – Opinion of First Sentry’s Financial Advisor,” to the effect that as of the date of its opinion and based upon and subject to the procedures followed, assumptions made, matters considered, and the qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the exchange ratio in the merger was fair to the holders of First Sentry common stock from a financial point of view.

After reviewing Sandler O’Neill’s opinion and further discussion of the terms of the merger, and taking into consideration the matters discussed at the meeting, including the factors described under “Proposal No. 1 — Approval of the Merger Agreement — First Sentry’s Reasons for the Merger; Recommendation of the First Sentry Board of Directors”, the First Sentry board determined that the proposed merger with WesBanco and the related transactions as reflected in the merger agreement presented at the meeting were in the best interest of First Sentry and its shareholders. The board voted unanimously to adopt and approve the merger agreement and related transactions and documents, and to recommend approval of the merger agreement to the shareholders of First Sentry.

The Board of Directors of WesBanco held a special meeting on November 13, 2017, which included representatives of its financial advisor, Davidson, as well as representatives of its legal advisors, Phillips, Gardill, Kaiser & Altmeyer, PLLC and K&L Gates, LLP. At such meeting the WesBanco Board reviewed a financial analysis of the transaction prepared and presented by representatives of Davidson and reviewed the terms of the merger agreement with its legal advisors, each of which documents had been provided to the Board in advance of the meeting. This information served to supplement similar financial information and analysis of the terms of the transaction considered by the Wesbanco Board at its regular meeting held on October 26, 2017. Following a period of discussion with management and the advisors present and participating either in person or telephonically, the WesBanco Board of Directors voted unanimously to adopt and approve the merger agreement and related transactions and documents.

After the markets closed on November 13, 2017, WesBanco and First Sentry executed the definitive merger agreement. Shortly thereafter, WesBanco and First Sentry issued a joint press release publicly announcing the transaction following the closing of the financial markets on November 13, 2017.

First Sentry’s Reasons for the Merger; Recommendation of the First Sentry Board of Directors

In reaching its decision to approve the merger and the merger agreement and to recommend that First Sentry shareholders vote for the approval of the merger agreement, the First Sentry board of directors consulted with executive management, Sandler O’Neill, its financial advisor, and Bowles Rice, its legal counsel. The First Sentry board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by First Sentry shareholders and ultimately determined that it was in the best interest of First Sentry and its shareholders for First Sentry to enter into the merger agreement with WesBanco. The First Sentry board of directors believes that partnering with WesBanco will maximize the long-term value of shareholders’ investment in First Sentry, and that the merger will provide the combined company with additional resources necessary to compete more effectively in southwestern West Virginia and southeastern Ohio. In addition, the First Sentry board of directors believes that the customers and communities served by First Sentry will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that First Sentry shareholders vote for the approval of the merger agreement, the First Sentry board of directors considered many factors, including, without limitation, the following:

•	The value of the WesBanco common stock consideration being offered to First Sentry shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of First Sentry and WesBanco;

•	The fact that the merger consideration represented 2.02 times First Sentry’s tangible book value per share at September 30, 2017;

•	The expected future receipt by First Sentry shareholders of significant dividends after completion of the merger as WesBanco shareholders, based on WesBanco’s current and forecasted dividend yield and its history of dividend increases;

•	Comparative pro forma analyses of First Sentry, WesBanco and the combined entity, and the earnings per share, dividends and capital levels of each entity;

•	WesBanco’s asset size, capital position and financial performance in recent periods, which make WesBanco an attractive merger partner and would give the combined company approximately $10.6 billion in assets;

•	The current and prospective environment in which First Sentry operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions; and the uncertainties in the regulatory climate going forward;

•	The feasibility of, and the results that could be expected to be obtained if, First Sentry continued to operate independently, including First Sentry’s ability to compete with much larger regionally-based banks and the potential need to eventually raise additional capital that could be dilutive to existing First Sentry shareholders;

•	The anticipated future earnings growth of First Sentry compared to the potential future earnings growth of WesBanco and the combined company;

•	The anticipated future trading value of First Sentry common stock compared to the value of the common stock consideration offered by WesBanco and the potential future trading value of WesBanco common stock;

•	The common stock consideration offered by WesBanco, including the opportunity for First Sentry shareholders to receive shares of WesBanco common stock on a tax-free basis for their shares of First Sentry common stock;

•	The greater market capitalization and trading liquidity of WesBanco common stock in the event First Sentry shareholders desired to sell the shares of WesBanco common stock to be received by them upon completion of the merger;

•	The process conducted by representatives of Sandler O’Neill, First Sentry’s financial advisor, to assist the First Sentry board of directors in structuring the proposed merger with WesBanco;

•	The presentation and analyses by Sandler O’Neill, First Sentry’s financial advisor, and Sandler O’Neill’s written opinion dated November 11, 2017, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the exchange ratio in the merger agreement was fair to First Sentry’s common shareholders from a financial point of view;

•	The analyses presented by Bowles Rice, First Sentry’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the First Sentry board of directors under applicable law, and the process that First Sentry (including its board of directors) employed in considering all potential strategic transactions including the merger with WesBanco;

•	The ability to terminate the merger agreement if (i) the average closing price of WesBanco common stock declines by more than 20% from the closing price on November 9, 2017 and (ii) WesBanco common stock underperforms the NASDAQ Bank Index by more than 20%, all as calculated pursuant to the merger agreement;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining First Sentry with WesBanco;

•	The additional products offered by WesBanco to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The potential value of an expansion of the WesBanco branch network adding First Sentry branch locations in southwestern West Virginia to WesBanco’s existing branch network in Kentucky, Indiana, Ohio, Pennsylvania and West Virginia;

•	The shared community banking philosophies of First Sentry and WesBanco, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	The fact that First Sentry directors and executive officers have interests in the merger that are different from, or in addition to, those of other First Sentry shareholders;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the governmental approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger;

•	The effects of the merger on First Sentry employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to First Sentry employees; and

•	The review by the First Sentry board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit First Sentry shareholders to receive WesBanco shares in exchange for their First Sentry shares on a tax-free basis for federal income tax purposes.

The First Sentry board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The challenges of integrating First Sentry’s businesses, operations and employees with those of WesBanco;

•	The need to obtain approval by shareholders of First Sentry, as well as governmental approvals, in order to complete the transaction;

•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•	The risks associated with entry into the merger agreement and conduct of First Sentry’s business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by First Sentry may have on First Sentry receiving superior acquisition offers; and

•	That the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines in WesBanco’s stock price prior to the completion of the merger, meaning that First Sentry shareholders would not be protected against decreases in WesBanco’s stock price prior to the completion of the merger.

The First Sentry board of directors also considered the structural protections included in the merger agreement, such as the ability of First Sentry to terminate the merger agreement if, without limitation:

•	The average closing price of WesBanco common stock declines by more than 20% from the closing price on November 9, 2017 and WesBanco common stock underperforms the NASDAQ Bank Index by more than 20%, all as calculated pursuant to the merger agreement;

•	WesBanco materially breaches any of its representations, warranties, covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to WesBanco; or

•	Any required approval of any government authority is denied by final nonappealable action of such government authority, or the shareholders of First Sentry do not approve the merger at the First Sentry special meeting.

The First Sentry board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received from a buyer other than WesBanco and considered by First Sentry in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to First Sentry shareholders than the merger. This termination right is conditioned on First Sentry providing notice of the unsolicited acquisition proposal to WesBanco, WesBanco not making a revised offer to First Sentry that is at least as favorable as the unsolicited acquisition proposal and First Sentry paying a $3,000,000 break-up fee to WesBanco. The amount of this potential fee was negotiated at arm’s-length and was deemed by the First Sentry board of directors to be reasonable based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved.

The foregoing discussion of the information and factors considered by the First Sentry board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the First Sentry board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The First Sentry board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The First Sentry board of directors based its recommendation on the totality of the information presented. The First Sentry board of directors evaluated the factors described above, including asking questions of First Sentry’s legal and financial advisors. The First Sentry board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger.

For the reasons set forth above, the First Sentry board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of First Sentry and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The First Sentry board of directors unanimously recommends that the First Sentry shareholders vote “FOR” the approval of merger agreement.

Opinion of First Sentry’s Financial Advisor

First Sentry retained Sandler O’Neill to act as an independent financial advisor to First Sentry’s board of directors in connection with First Sentry’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 11, 2017 meeting at which First Sentry’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to First Sentry’s board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of November 11, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of First Sentry common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of First Sentry common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to First Sentry’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of First Sentry as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of First Sentry common stock and does not address the underlying business decision of First Sentry to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for First Sentry or the effect of any other transaction in which First Sentry might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of First Sentry or WesBanco, Inc. (or, for the purposes of this section, “WesBanco”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of First Sentry common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution copy of the Agreement, dated as of November 13, 2017;

•	certain publicly available financial statements and other historical financial information of First Sentry and subsidiary of First Sentry that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of WesBanco that Sandler O’Neill deemed relevant

•	certain internal financial projections for First Sentry for the year ending December 31, 2017 as well as an estimated annual earnings growth rate for the years thereafter, as provided by the senior management of First Sentry;

•	certain internal financial projections for WesBanco for the years ending December 31, 2017 through December 31, 2020, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of WesBanco;

•	publicly available mean and median analyst earnings per share estimates for WesBanco for the years ending December 31, 2017 through December 31, 2019;

•

the pro forma financial impact of the merger on WesBanco based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for First Sentry for the years ending December 31, 2018 and December 31, 2019 and a long-term annual growth rate for First Sentry for the years thereafter, and earnings per share estimates for WesBanco for the years ending December 31, 2018 through December 31, 2020 as well as a long-term annual growth rate for WesBanco for the years thereafter, as provided by the senior management of WesBanco;

•	the publicly reported historical price and trading activity for WesBanco common stock, including a comparison of certain stock market information for WesBanco common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for First Sentry and WesBanco with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of First Sentry and its representatives the business, financial condition, results of operations and prospects of First Sentry and held similar discussions with certain members of the senior management of WesBanco and its representatives regarding the business, financial condition, results of operations and prospects of WesBanco.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by First Sentry or WesBanco or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of First Sentry and WesBanco that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Sentry, or WesBanco, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Sentry or WesBanco. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of First Sentry or WesBanco or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to First Sentry or WesBanco. Sandler O’Neill assumed, with First Sentry’s consent, that the respective allowances for loan losses for both First Sentry and WesBanco were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for First Sentry for the year ending December 31, 2017 as well as an estimated annual earnings growth rate for the years thereafter, as provided by the senior management of First Sentry. In addition, Sandler O’Neill used certain internal financial projections for WesBanco for the years ending December 31, 2017 through December 31, 2020, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of WesBanco. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for First Sentry for the years ending December 31, 2018 and December 31, 2019 and a long-term annual growth rate for First Sentry for the years thereafter, and earnings per share estimates for WesBanco for the years ending December 31, 2018 through December 31, 2020 as well as a long-term annual growth rate for WesBanco for the years thereafter, as provided by the management of

WesBanco. With respect to the foregoing information, the respective managements of First Sentry and WesBanco confirmed to Sandler O’Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of First Sentry and WesBanco, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of First Sentry or WesBanco since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that First Sentry and WesBanco would remain as going concerns for all periods relevant to Sandler O’Neill’s analysis.

Sandler O’Neill also assumed, with First Sentry’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Sentry, WesBanco or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with First Sentry’s consent, Sandler O’Neill relied upon the advice that First Sentry received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of WesBanco common stock at any time or what the value of WesBanco common stock would be once it is actually received by the holders of First Sentry common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to First Sentry’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to First Sentry or WesBanco and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Sentry and WesBanco and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of First Sentry, WesBanco and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to First Sentry’s board of directors at its November 11, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of First Sentry common stock or the prices at which First Sentry common stock or WesBanco common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by First Sentry’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of First Sentry’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between First Sentry and WesBanco.

Summary of Implied Exchange Ratio and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. As more fully described in the merger agreement, at the effective time, each share of First Sentry common stock issued and outstanding prior to the effective time, except for certain shares of First Sentry common shares as specified in the merger agreement, will be converted into the right to receive 1.5869 shares of common stock of WesBanco. Based on the 15-day average closing price of WesBanco common stock on November 9, 2017 of $40.33, Sandler O’Neill calculated an implied transaction price per share of $64.00 and an aggregate implied transaction value of approximately $101.4 million, assuming 1,563,169 First Sentry common shares outstanding and 36,800 options with a weighted average strike price of $25.79 of as of November 9, 2017. Based upon historical financial information for First Sentry as of or for the last twelve months (“LTM”) ended September 30, 2017, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Book Value Per Share of First Sentry	191%
Transaction Price / Tangible Book Value Per Share of First Sentry	202%
Transaction Price / Last Twelve Months Earnings Per Share of First Sentry	16.7x
Tangible Book Premium / Core Deposits[1]	12.0%
Market Premium to First Sentry’s 15-Day Volume Weighted Average Price[2], as of November 9, 2017	77.8%

1	Core deposits calculated as total deposits less CD’s greater than $100,000
2	Source: Bloomberg

First Sentry Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for First Sentry with a group of financial institutions selected by Sandler O’Neill (the “First Sentry Peer Group”). The First Sentry Peer Group consisted of publicly traded banks and thrifts headquartered in Kentucky, Ohio, Pennsylvania, Virginia and West Virginia with total assets between $500 million and $750 million, with a nonperforming assets / total assets ratio of less than 2.0% and tangible common equity / tangible assets ratio of less than 11.0%, excluding announced merger targets. The First Sentry Peer Group consisted of the following companies:

First National Corp.	Juniata Valley Financial Corp.[1]
CSB Bancorp Inc.	American Bank Inc.[1]
MainStreet Bancshares, Inc.	Jonestown Bank and Trust Co.
Riverview Financial Corp.	Freedom Bank of Virginia
Fauquier Bankshares Inc.	HomeTown Bankshares Corp.[1]
Cortland Bancorp[1]	Centric Financial Corp.
Bank of the James Financial Group, Inc.[1]	Killbuck Bancshares Inc.
First Priority Financial Corp.[1]	Northumberland Bancorp[1]
Virginia National Bankshares Corp.

1	Financial information as of or for the LTM period ended June 30, 2017

The analysis compared publicly available financial information for First Sentry as of or for the LTM period ended September 30, 2017 with the corresponding publicly available data for the First Sentry Peer Group as of or for the LTM period ended September 30, 2017 (unless otherwise noted), with pricing data as of November 9, 2017. The table below sets forth the data for First Sentry and the high, low, median and mean data for the First Sentry Peer Group.

		First Sentry Peer Group	First Sentry Peer Group	First Sentry Peer Group	First Sentry Peer Group
	First Sentry	Median	Mean	High	Low
Total assets (in millions)	$666	$610	$608	$732	$505
Loans / Deposits	86.4%	89.2%	89.6%	107.4%	69.6%
Non-performing assets1 / Total assets	0.58%	0.76%	0.73%	1.63%	0.03%
Tangible common equity/ Tangible assets	7.48%	9.10%	8.93%	10.67%	7.09%
Leverage Ratio	8.78%	9.51%	9.58%	10.82%	8.10%
Total RBC Ratio	14.02%	12.96%	13.32%	19.29%	10.75%
CRE / Total RBC Ratio	236.0%	232.3%	217.1%	395.6%	59.9%
LTM Return on average assets	0.92%	0.80%	0.74%	1.12%	0.08%
LTM Return on average equity	11.93%	8.82%	8.16%	12.59%	0.94%
LTM Net interest margin	3.24%	3.56%	3.50%	3.95%	2.97%
LTM Efficiency ratio	55.68%	72.56%	69.53%	82.94%	52.40%
Price / Tangible book value	114%	135%	135%	174%	86%
Price / LTM Earnings per share	9.4x	15.5x	17.1x	23.8x	11.8x
Current Dividend Yield	3.33%	2.31%	2.47%	4.39%	0.86%
LTM Dividend Ratio	30.03%	36.92%	39.76%	80.00%	9.78%
Market value (in millions)	$56	$77	$76	$119	$43

1	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

First Sentry Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per First Sentry common share assuming First Sentry performed in accordance with internal financial projections for the year ending December 31, 2017, as provided by the management of First Sentry, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of First Sentry. To approximate the terminal value of a share of First Sentry common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 12.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Sentry common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per First Sentry common share of $35.91 to $78.51 when applying multiples of earnings per share and $34.21 to $58.56 when applying multiples of tangible book value per share.

Discount Rate	Earnings Per Share
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.0%	$44.67	$51.44	$58.21	$64.98	$71.74	$78.51
10.0%	$43.04	$49.55	$56.06	$62.57	$69.08	$75.59
11.0%	$41.48	$47.74	$54.01	$60.27	$66.53	$72.80
12.0%	$39.99	$46.02	$52.05	$58.08	$64.11	$70.14
13.0%	$38.57	$44.37	$50.18	$55.98	$61.79	$67.60
14.0%	$37.21	$42.80	$48.39	$53.98	$59.58	$65.17
15.0%	$35.91	$41.30	$46.69	$52.08	$57.46	$62.85

Discount Rate	Tangible Book Value Per Share
	120%	130%	140%	150%	160%	170%
9.0%	$42.54	$45.75	$48.95	$52.15	$55.36	$58.56
10.0%	$40.99	$44.07	$47.15	$50.23	$53.31	$56.40
11.0%	$39.50	$42.47	$45.44	$48.40	$51.37	$54.33
12.0%	$38.09	$40.94	$43.80	$46.65	$49.51	$52.36
13.0%	$36.74	$39.49	$42.23	$44.98	$47.73	$50.48
14.0%	$35.45	$38.09	$40.74	$43.39	$46.04	$48.68
15.0%	$34.21	$36.76	$39.31	$41.87	$44.42	$46.97

Annual Estimate Variance	Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(15.0%)	$33.40	$38.34	$43.29	$48.23	$53.18	$58.12
(10.0%)	$35.14	$40.38	$45.62	$50.85	$56.09	$61.32
(5.0%)	$36.89	$42.42	$47.94	$53.47	$58.99	$64.52
0.0%	$38.63	$44.45	$50.27	$56.09	$61.90	$67.72
5.0%	$40.38	$46.49	$52.60	$58.70	$64.81	$70.92
10.0%	$42.13	$48.52	$54.92	$61.32	$67.72	$74.12
15.0%	$43.87	$50.56	$57.25	$63.94	$70.63	$77.32

Sandler O’Neill also considered and discussed with the First Sentry board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Sentry’s earnings per share varied from 15% above projections to 15% below projections. This analysis resulted in the following range of values for each First Sentry common share, applying the price to 2021 earnings per share multiples range of 12.0x to 22.0x referred to above and a discount rate of 12.95%.

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Nationwide Precedent Transactions” and “Regional Precedent Transactions”). The Nationwide Precedent Transactions group consisted of bank and thrift transactions announced between January 1, 2016 and November 9, 2017 with disclosed deal values and target total assets between $500 million and $1 billion. The Regional Precedent Transactions group consisted of bank and thrift transactions announced between January 1, 2015 and November 9, 2017 with disclosed deal values for targets headquartered in Kentucky, Ohio, Pennsylvania, Virginia and West Virginia with target total assets between $400 million and $1 billion.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Glacier Bancorp Inc.	Inter-Mountain Bancorp. Inc.
Old Line Bancshares Inc.	Bay Bancorp Inc.
Home Bancorp Inc.	Saint Martin Bancshares Inc.
Howard Bancorp Inc.	1st Mariner Bank
CenterState Bank Corp.	Sunshine Bancorp Inc.
Heritage Financial Corp.	Puget Sound Bancorp Inc.
United Community Banks Inc.	Four Oaks Fincorp Inc.
National Bank Holdings Corp.	Peoples Inc.
State Bank Financial Corp.	AloStar Bank of Commerce
SmartFinancial Inc.	Capstone Bancshares Inc.
First Bancorp	ASB Bancorp Inc.
First Busey Corp.	Mid Illinois Bancorp Inc.
Bryn Mawr Bank Corp.	Royal Bancshares of PA
Midland States Bancorp Inc.	Centrue Financial Corporation
MainSource Financial Group	FCB Bancorp Inc.
CenterState Banks	Gateway Financial Holdings of FL Inc.
CenterState Banks	Platinum Bank Holding Co.
Enterprise Financial Services	Jefferson County Bancshares Inc.
First Commonwealth Financial	DCB Financial Corp
First Bancorp	Carolina Bank Holdings Inc.
QCR Holdings Inc.	Community State Bank
Simmons First National Corp.	Citizens National Bank
Revere Bank	Monument Bank
First Mid-Illinois Bancshares	First Clover Leaf Financial Corp.
Westfield Financial Inc.	Chicopee Bancorp Inc.
Guaranty Bancorp	Home State Bancorp
Midland Financial Co.	1st Century Bancshares Inc.
Horizon Bancorp	La Porte Bancorp Inc.
Triumph Bancorp Inc.	ColoEast Bankshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transactions, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	WesBanco / First Sentry	Median	Mean	High	Low
Transaction Price / LTM Earnings Per Share	16.7x	20.3x	23.0x	54.6x	7.2x
Transaction Price / Tangible Book Value Per Share	202%	166%	165%	241%	101%
Tangible Book Value Premium to Core Deposits	12.0%	8.7%	9.0%	20.7%	0.6%
1-Day Market Premium	77.8%	22.1%	32.4%	91.5%	(6.1)%

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Riverview Financial Corp.	CBT Financial Corp.
Bryn Mawr Bank Corp.	Royal Bancshares of PA
MainSource Financial Group	FCB Bancorp Inc.
First Commonwealth Financial	DCB Financial Corp
Standard Financial Corp	Allegheny Valley Bancorp Inc.
Summit Financial Group Inc.	First Century Bankshares Inc.
MainSource Financial Group	Cheviot Financial
WSFS Financial Corp.	Penn Liberty Financial Corp.
Beneficial Bancorp Inc.	Conestoga Bank
Park Sterling Corporation	First Capital Bancorp Inc.
WSFS Financial Corp.	Alliance Bancorp of Pennsylvania
Farmers National Banc Corp.	National Bancshares Corp.

Using the latest publicly available information prior to the announcement of the relevant transactions, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

		Regional Precedent Transactions
	WesBanco / First Sentry	Median	Mean	High	Low
Transaction Price / LTM Earnings Per Share	16.7x	17.3x	24.0x	60.1x	11.7x
Transaction Price / Tangible Book Value Per Share	202%	140%	155%	241%	105%
Tangible Book Value Premium to Core Deposits	12.0%	8.8%	8.0%	14.5%	0.7%
1-Day Market Premium	77.8%	17.6%	31.5%	91.5%	7.4%

WesBanco Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for WesBanco with a group of financial institutions selected by Sandler O’Neill (the “WesBanco Peer Group”). The WesBanco Peer Group consisted publicly traded banks and thrifts headquartered in Indiana, Kentucky, Ohio, Pennsylvania, Virginia and West Virginia with assets between $4 billion and $20 billion and tangible common equity / tangible assets of less than 11.0% excluding announced merger targets. The WesBanco Peer Group consisted of the following companies:

United Bankshares, Inc.	First Commonwealth Financial Corporation
Old National Bancorp	S&T Bancorp, Inc.
Customers Bancorp, Inc.	1st Source Corporation
Northwest Bancshares, Inc.	TriState Capital Holdings, Inc.
First Merchants Corporation	Lakeland Financial Corporation
Union Bankshares Corporation	Univest Corporation of Pennsylvania
First Financial Bancorp.	Carter Bank & Trust
TowneBank	City Holding Company
Park National Corporation

The analysis compared publicly available financial information for WesBanco as of or for the last twelve month period ended September 30, 2017 with the corresponding publicly available data for the WesBanco Peer Group as of or for the LTM period ended September 30, 2017 (unless otherwise noted), with pricing data as of November 9, 2017. The table below sets forth the data for WesBanco and the high, low, median and mean data for the WesBanco Peer Group.

		WesBanco Peer Group	WesBanco Peer Group	WesBanco Peer Group	WesBanco Peer Group
	WesBanco	Median	Mean	High	Low
Total assets (in millions)	$9,918	$7,863	$8,204	$19,130	$4,100
Loans / Deposits	89.7%	94.3%	94.1%	106.9%	70.4%
Non-performing assets1 / Total assets	0.48%	0.64%	0.83%	2.88%	0.30%
Tangible common equity/Tangible assets	8.62%	8.82%	8.95%	10.95%	6.47%
Leverage Ratio	10.21%	9.52%	9.67%	12.24%	7.40%
Total RBC Ratio	14.65%	13.58%	13.67%	16.71%	11.80%
CRE / Total RBC Ratio	221.2%	213.7%	240.2%	476.0%	50.3%
LTM Return on average assets	1.05%	1.05%	1.02%	1.47%	0.01%
LTM Return on average equity	7.50%	8.97%	8.80%	13.43%	0.12%
LTM Net interest margin	3.44%	3.52%	3.40%	3.97%	2.22%
LTM Efficiency ratio	56.03%	59.93%	57.88%	64.68%	46.03%
Price/Tangible book value	211%	216%	207%	258%	115%
Price/LTM Earnings per share	16.6x	18.5x	17.9x	20.9x	13.1x
Price/2017 Est. Earnings per share	16.2x	17.4x	17.3x	20.0x	10.7x
Price/2018 Est. Earnings per share	14.6x	15.8x	15.6x	18.8x	9.6x
Current Dividend Yield	2.67%	2.68%	2.67%	4.12%	1.67%
LTM Dividend Ratio	43.6%	44.4%	46.6%	71.1%	29.6%
Market value (in millions)	$1,712	$1,356	$1,480	$3,575	$443

1	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

WesBanco Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of WesBanco common stock for the one-year and three-year periods ended November 9, 2017. Sandler O’Neill then compared the relationship between the stock price performance of WesBanco’s common stock to movements in the WesBanco Peer Group as well as certain stock indices.

WesBanco One-Year Stock Price Performance

	Beginning November 9, 2016	Ending November 9, 2017
WesBanco	100.0%	111.6%
WesBanco Peer Group	100.0%	124.5%
S&P 500	100.0%	119.5%
NASDAQ Bank	100.0%	117.5%

WesBanco Three-Year Stock Price Performance

	Beginning November 9, 2014	Ending November 9, 2017
WesBanco	100.0%	113.0%
WesBanco Peer Group	100.0%	133.5%
S&P 500	100.0%	127.2%
NASDAQ Bank	100.0%	142.0%

WesBanco Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of WesBanco common stock assuming certain internal financial projections for

WesBanco for the years ending December 31, 2017 through December 31, 2020, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of WesBanco. To approximate the terminal value of a share of WesBanco common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 16.0x to 20.0x and price to December 31, 2021 tangible book value per share multiples ranging from 180% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WesBanco common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of WesBanco common shares of $30.53 to $46.61 when applying multiples of earnings per share and $30.41 to $49.25 when applying multiples of tangible book value per share.

Discount Rate	Earnings Per Share Multiples
	16.0x	17.0x	18.0x	19.0x	20.0x
7.0%	$38.10	$40.23	$42.35	$44.48	$46.61
8.0%	$36.68	$38.73	$40.77	$42.82	$44.87
9.0%	$35.33	$37.30	$39.27	$41.24	$43.20
10.0%	$34.05	$35.94	$37.83	$39.73	$41.62
11.0%	$32.82	$34.64	$36.46	$38.28	$40.11
12.0%	$31.65	$33.40	$35.16	$36.91	$38.66
13.0%	$30.53	$32.22	$33.91	$35.60	$37.28

Discount Rate	Tangible Book Value
	180%	195%	210%	225%	240%
7.0%	$37.95	$40.77	$43.60	$46.43	$49.25
8.0%	$36.54	$39.26	$41.97	$44.69	$47.40
9.0%	$35.20	$37.81	$40.42	$43.03	$45.64
10.0%	$33.92	$36.43	$38.94	$41.45	$43.97
11.0%	$32.69	$35.11	$37.53	$39.95	$42.36
12.0%	$31.53	$33.85	$36.18	$38.51	$40.84
13.0%	$30.41	$32.65	$34.90	$37.14	$39.38

Sandler O’Neill also considered and discussed with the First Sentry board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming WesBanco’s earnings per share varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for WesBanco common stock, applying the price to 2021 earnings per share multiples range of 16.0x to 20.0x referred to above and a discount rate of 9.70%.

Annual Estimate Variance	Earnings Per Share Multiples
	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$29.83	$31.46	$33.08	$34.71	$36.34
(10.0%)	$31.36	$33.08	$34.81	$36.53	$38.25
(5.0%)	$32.89	$34.71	$36.53	$38.35	$40.17
0.0%	$34.42	$36.34	$38.25	$40.17	$42.08
5.0%	$35.96	$37.97	$39.98	$41.99	$44.00
10.0%	$37.49	$39.59	$41.70	$43.81	$45.91
15.0%	$39.02	$41.22	$43.42	$45.63	$47.83

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) the merger closes on March 31, 2017; (ii) the pro forma financial impact of the merger on WesBanco based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for First Sentry for the years ending December 31, 2018 and December 31, 2019 and a long-term annual growth rate for First Sentry for the years thereafter, and earnings per share estimates for WesBanco for the years ending December 31, 2018 through December 31, 2020 as well as a long-term annual growth rate for WesBanco for the years thereafter, as provided by the senior management of WesBanco. The analysis indicated that the merger could be accretive to WesBanco’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2018 through December 31, 2021, and first accretive to WesBanco’s estimated tangible book in the year ended December 31, 2020.

In connection with this analysis, Sandler O’Neill considered and discussed with the First Sentry board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as First Sentry’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.5% of the aggregate purchase price, which fee at the time of announcement was approximately $1.6 million. A significant portion of Sandler O’Neill’s transaction fee is contingent upon consummation of the merger. Sandler O’Neill also received a fee for rendering its opinion in an amount equal to $150,000, which fairness opinion fee will be credited in full towards the portion of the fee becoming due and payable to Sandler O’Neill on the day of closing of the merger. First Sentry has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to First Sentry nor did Sandler O’Neill provide any investment banking services to WesBanco in the two years preceding the date thereof. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to WesBanco and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of WesBanco or its affiliates for Sandler O’Neill’s own account and for the accounts of Sandler O’Neill’s customers.

Certain WesBanco Prospective Financial Information

WesBanco does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. In connection with the merger, however, WesBanco management provided certain limited unaudited prospective financial information for WesBanco on a stand-alone basis, without giving effect to the merger, to First Sentry for purposes of considering and evaluating the merger and also to First Sentry’s financial advisor for purposes of the pro forma financial impact analysis and the WesBanco net present value analysis performed by First Sentry’s financial advisor in connection with its opinion to the First Sentry board of directors.

The prospective financial information for WesBanco reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to WesBanco’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond WesBanco’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by WesBanco’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled

“Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” and in WesBanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the other reports filed by WesBanco with the SEC.

The prospective financial information for WesBanco was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither WesBanco’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date prepared.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of WesBanco, First Sentry or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of WesBanco, First Sentry or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. None of WesBanco, First Sentry or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections. The prospective financial information is not being included in this proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the prospective financial information was provided to First Sentry and its financial advisor.

In light of the foregoing, and considering that the First Sentry special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Sentry shareholders are cautioned not to place unwarranted reliance on such information, and WesBanco urges all First Sentry shareholders to review WesBanco’s most recent SEC filings for a description of WesBanco’s reported financial results. See “Where You Can Find More Information” on page [●] of this proxy statement/prospectus.

WesBanco provided First Sentry and its financial advisor with a projected EPS for WesBanco for each of the following fiscal years as follows:

2017 — $2.42

2018 — $2.52

2019 — $2.59

2020 — $2.61

For fiscal years after 2020, WesBanco provided an estimated long-term EPS growth rate for WesBanco of 5.5%.

Certain First Sentry Prospective Financial Information

First Sentry does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect.

In connection with the merger, however, First Sentry management provided certain limited unaudited prospective financial information for First Sentry on a stand-alone basis, without giving effect to the merger, to Sandler O’Neill, its financial advisor, for purposes of the First Sentry net present value analysis performed by Sandler O’Neill in connection with its opinion to the First Sentry board of directors.

The prospective financial information for First Sentry reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First Sentry’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond First Sentry’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by First Sentry’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”.

The prospective financial information for First Sentry was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither First Sentry’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date prepared.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of First Sentry, WesBanco or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of First Sentry, WesBanco or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. None of First Sentry, WesBanco or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections. The prospective financial information is not being included in this proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the prospective financial information was provided to Sandler O’Neill.

In light of the foregoing, and considering that the First Sentry special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Sentry shareholders are cautioned not to place unwarranted reliance on such information.

First Sentry provided Sandler O’Neill with a projected EPS for First Sentry of $1.10 for the fourth quarter of 2017. For fiscal years after 2017, First Sentry provided an estimated long-term EPS growth rate for First Sentry of 5.0%.

Interests of Certain Persons in the Merger

In considering the recommendation of the First Sentry board of directors with respect to the merger agreement, you should be aware that certain persons, including the directors and executive officers of First

Sentry, have interests in the merger in addition to their interests as shareholders of First Sentry generally. The First Sentry board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include certain payments and benefits that may be provided to certain executive officers upon completion of the merger.

Cash Payment for Outstanding Options. First Sentry as agreed to take the action necessary so that all First Sentry stock options outstanding and unexercised at the time of the merger, whether or not vested, will be cancelled, and instead the option holders will be paid cash in an amount equal to the product of (i) the number of shares of First Sentry common stock subject to each such option at the closing and (ii) an amount equal to the excess, if any, of $64.00 over the exercise price per share of the option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of the date of this proxy statement/prospectus, the directors and executive officers of First Sentry and First Sentry Bank, Inc. as a group held options to purchase an aggregate of 36,800 shares of First Sentry common stock. If none of these options are exercised prior to completion of the merger, the directors and executive officers of First Sentry and First Sentry Bank, Inc. as a group will receive an aggregate of $1.4 million upon cancellation of their stock options.

Employment Agreement Amendments and Settlement Agreement. As described in more detail below, concurrently with the execution of the merger agreement, First Sentry, First Sentry Bank, Inc., WesBanco and WesBanco Bank entered into (i) amendments to the respective employment agreements with each of Geoffrey S. Sheils, President and Chief Executive Officer of First Sentry, and Toby Taylor, Senior Vice President of First Sentry and (ii) a Settlement Agreement with Richard D. Hardy, Senior Vice President and Chief Financial Officer of First Sentry. All of these agreements will be effective as of the effective time of the merger.

Geoffrey S. Sheils Employment Agreement Amendment. Effective upon consummation of the merger, the Employment Agreement between Geoffrey S. Sheils and First Sentry Bank. Inc. and First Sentry, initially dated as of December 1, 2015, was amended to add WesBanco and WesBanco Bank as parties. As amended, the employment agreement will have a two-year, nonrenewable term commencing on the effective date of the merger. Mr. Sheils will serve as Market President of WesBanco, and will be entitled to participate in all WesBanco compensation programs applicable to market presidents, including restricted stock awards and annual bonus opportunities. As Market President of WesBanco, Mr. Sheils was awarded an initial grant of 4,465 restricted shares of WesBanco common stock contingent on the consummation of the merger. These restricted shares will cliff-vest on the third anniversary of the grant date. If Mr. Sheils employment is terminated by WesBanco for reasons other than cause, death, or disability (as such terms are defined in his employment agreement),WesBanco will pay Mr. Sheils his base pay at the then annualized rate for a period equal to the shorter of one year or the remainder of the term. Mr. Sheils will be paid a base salary of $240,000 commencing on the effective date of the merger in addition to his participation in the WesBanco restricted stock and annual bonus programs as a market president, with an annual incentive target of 25% of base pay. As amended, the employment agreement contains certain restrictions on Mr. Sheils for one year after the end of his employment, including, but not limited to restrictions on his ability to compete with WesBanco in the geographic area in which First Sentry Bank, Inc. operates. On the effective date of the merger, WesBanco will pay Mr. Sheils a lump sum cash amount equal to $927,401.93. Also, under the terms of the merger agreement, 1,000 stock options not scheduled to vest until December 31, 2018 will vest at the effective time of the merger and be cashed out with all other outstanding options..

Toby Taylor Employment Agreement Amendment. Effective upon consummation of the merger, the Employment Agreement between Toby Taylor and First Sentry Bank, Inc. and First Sentry initially dated as of August 7, 2017 was amended to add Wesbanco and Wesbanco Bank as parties. As amended, the employment agreement will have a two-year, nonrenewable term commencing on the effective date of the merger. Mr. Taylor will serve as Senior Vice President, Senior Commercial Banker of WesBanco, and will be entitled to participate in all WesBanco compensation programs applicable to commercial lenders, including restricted stock awards and annual bonus opportunities. As Senior Vice President, Senior Commercial Banker of WesBanco, Mr. Taylor was awarded an initial grant of 1,500 restricted shares of WesBanco common stock contingent on the consummation of the merger. These restricted shares will cliff-vest on the third anniversary of the grant date. If Mr. Taylor’s employment is terminated by WesBanco for reasons other than cause, WesBanco will pay Mr. Taylor his base pay at the then annualized rate for a period equal to the shorter of one year or the remainder of the term. Mr. Taylor will be paid a base salary $180,000 commencing on the effective date of the merger in addition to his participation in the WesBanco restricted stock and annual bonus programs as a commercial lender, with an annual incentive bonus opportunity of 30% of base pay. As amended, the employment agreement contains certain restrictions on Mr. Taylor for one year after the end of his employment, including, but not limited to restrictions on his ability to compete with WesBanco in the geographic area in which First Sentry Bank, Inc. operates. On the effective date of the merger, WesBanco will pay Mr. Taylor a lump sum cash amount equal to $336,001.34. Also, under the terms of the merger agreement, 700 stock options not scheduled to vest until December 31, 2018 will vest at the effective time of the merger and be cashed out with all other outstanding options.

Richard D. Hardy Settlement Agreement. Effective upon consummation of the merger, Richard D. Hardy will surrender his rights under an Employment Agreement between Mr. Hardy and First Sentry Bank, Inc. and First Sentry dated August 7, 2017. For his surrender, WesBanco will make a single lump sum cash payment to Mr. Hardy in the amount of $387,624.92 on the effective date of the merger. Under the terms of the merger agreement, 500 stock options not scheduled to vest until December 31, 2018 will vest at the effective time of the merger and be cashed out with all other outstanding options. In addition, Mr. Hardy may become an employee of WesBanco. The settlement agreement contains non-compete and non-solicitation restrictive covenants that extend for one year after the end of his employment. WesBanco agrees to waive the non-compete restrictions if (i) it decides not to offer Mr. Hardy a full-time, non-temporary, at-will position at the effective time of the merger or (ii) after extending a full-time, non-temporary, at-will position to Mr. Hardy, WesBanco changes his duties to those that are not reasonably suited to Mr. Hardy’s experience and abilities and Mr. Hardy’s employment is terminated.

Employee Severance Benefits. The merger agreement provides that First Sentry employees (other than employees who are otherwise parties to employment, severance or change in control agreements) who are not offered the opportunity to continue as employees of WesBanco or WesBanco Bank after the merger or who are terminated without cause within six months after the effective time of the merger will be entitled to receive:

(1)	severance payments based on the number of years worked and the employee’s weekly rate of pay, subject to certain minimum and maximum amounts;

(2)	certain outplacement consultation services at a cost not to exceed $2,000 per employee;

(3)	accrued benefits, including vacation pay, through the date of termination of employment; and/or

(4)	any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.

Retention Bonus Pool. WesBanco will provide a retention bonus pool for the purposes of retaining the services of employees of First Sentry and its subsidiaries who are key employees through the end of the month during which the conversion of the data processing system of First Sentry occurs. First Sentry’s Chief Executive Officer will determine, subject to approval by WesBanco’s President and Chief Executive Officer, the First Sentry employees eligible to receive retention awards from the retention bonus pool and any criteria for payment, and will determine the final allocation of payments from the retention bonus pool.

Retention Restricted Stock Agreements. WesBanco has entered into agreements with certain First Sentry key employees pursuant to which WesBanco will grant, immediately after and subject to the occurrence of the effective time, restricted shares of WesBanco common stock which will cliff-vest on the third anniversary of the grant date if such key employee remains employed by WesBanco or WesBanco Bank at that time. Grants under these retention restricted stock agreements will be made and become effective only upon the applicable key employees becoming employees of WesBanco or WesBanco Bank at or after the effective time. No grants under these retention restricted stock agreements will be made if the merger does not occur.

Advisory Board. Each member of the First Sentry board of directors at the effective time of the merger, will be appointed to a newly-created advisory board for WesBanco Bank for the Huntington, West Virginia market. Each advisory board member will serve for at least one year and will receive the same annual compensation they received for service on the First Sentry and First Sentry Bank, Inc. boards of directors for the fiscal year ended December 31, 2016.

Indemnification. WesBanco has agreed that, following the effective time of the merger, it will indemnify, defend and hold harmless the current and former directors and officers of First Sentry against all costs, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law, including provisions relating to advances of expenses. The merger agreement further provides that WesBanco will obtain four years of extended liability insurance to provide for continued coverage of First Sentry’s directors and officers with respect to matters occurring prior to the effective time of the merger, subject to a cap that limits the annual amount that WesBanco must expend for such liability insurance to no more 150% of the annual amount expended by First Sentry prior to the effective time of the merger.

Ownership by First Sentry Officers and Directors. As of the record date, the directors and executive officers of First Sentry beneficially owned, in the aggregate, [●] shares of First Sentry common stock, representing approximately [●]% of the outstanding shares of First Sentry common stock. Directors and executive officers of First Sentry will be treated the same as other First Sentry shareholders with respect to their ownership of outstanding First Sentry common stock.

Regulatory Approvals

Completion of the merger and the bank merger are each subject to certain federal and state bank regulatory agency filings and approvals. WesBanco and First Sentry cannot complete the merger and the bank merger unless and until WesBanco and First Sentry receive all necessary prior approvals from the applicable bank regulatory authorities. WesBanco and First Sentry have agreed to use their best efforts to obtain all such necessary prior approvals required to consummate the transactions contemplated by the merger agreement. Neither WesBanco nor First Sentry can predict whether or when WesBanco and First Sentry will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of WesBanco with First Sentry and the merger of WesBanco Bank with First Sentry Bank, Inc. As of the date of this proxy statement/prospectus, we have not yet received the required regulatory approvals.

Federal Deposit Insurance Corporation. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation (“FDIC”) under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of the merging banks, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the merging banks in combating money laundering activities, and the risk that would be posed by the merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds.

Federal Reserve Board. The merger requires the approval of the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, unless the Federal Reserve Board is willing to grant a waiver pursuant to its regulations allowing for such waivers. If a waiver is not received, the Federal Reserve Board will also consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors. In such case, the merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

West Virginia Division of Financial Institutions. Both the merger and the bank merger require the approval of the West Virginia Division of Financial Institutions. WesBanco is in the process of filing an application for approval of the merger and bank merger with the West Virginia Division of Financial Institutions.

Other Requisite Approvals, Notices and Consents. Neither First Sentry nor WesBanco is aware of any other regulatory approvals, notices or consents required for completion of the merger other than those we describe above. Should any other approvals, notices or consents be required, First Sentry and WesBanco presently contemplate that they would seek to obtain such approvals or consents and give such notices. There can be no assurance, however, that WesBanco and First Sentry can obtain any other approvals or consents, if required.

There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date on which WesBanco and First Sentry will receive such approvals. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals.

The approval of any application merely implies the satisfaction of regulatory criteria for approval. Any such approval does not include review of the merger from the standpoint of the adequacy of the merger consideration our shareholders will receive upon the merger. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Dissenters’ or Appraisal Rights

If the merger is consummated, holders of record of First Sentry common stock who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. First Sentry shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of First Sentry common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares.

The following summary of the provisions of Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act is not intended to be a complete statement of such provisions, the full text of which is attached as Annex C to this proxy statement/prospectus, and is qualified in its entirety by reference thereto.

A holder of First Sentry common stock electing to exercise appraisal rights must deliver to First Sentry a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be sent before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to appraisal rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to, and do not address, “fair value” under the West Virginia Business Corporation Act.

Within 10 days after the effective time of the merger, WesBanco, as surviving corporation of the merger, will give written notice of the effective time of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will provide (i) where demand for payment must be sent and where and when share certificates, if any, must be deposited, (ii) supply a form for demanding payment in compliance with Section 31D-13-1322 of the West Virginia Business Corporation Act, (iii) set a date by which WesBanco must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is sent, (iv) state WesBanco’s estimated fair value of the shares; (v) state that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by WesBanco by such specified date, (vi) state that, if requested in writing, WesBanco will provide to the requesting shareholder within 10 days after the date set forth in subsection (iii) above, the number of shareholders that return a form demanding payment by the specified date and the total number of shares owned by such shareholders, (vii) state the date by which the notice to withdraw must be received, which date must be within 20 days after the date set forth in subsection (iii) above, and (viii) be accompanied by a copy of Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, inclusive.

Within the time period set forth in the notice, the dissenting shareholder must (i) sign and return the form sent by WesBanco demanding payment of the fair value of his or her shares, (ii) certify that the shareholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the shareholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that shareholder loses all rights as a shareholder, unless he or she withdraws from the appraisal process by the date described in subsection (vii) of the immediately preceding paragraph.

Within 30 days after the receipt of the dissenting shareholder’s demand for payment, WesBanco, as the surviving corporation, will pay each dissenting shareholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. WesBanco will include along with the payment to each dissenting shareholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year, or, where such financial statements or not reasonably available, then such reasonably equivalent financial information, and the latest available interim financial statements, if any, and a report by the public accountant or statement by the president or other person responsible for First Sentry’s accounting records that complies with Section 31D-13-1324(b) of the West Virginia Business Corporation Act, (ii) a statement of WesBanco’s estimate of the fair value of the shares which shall be equal to or exceed the estimate of the fair value provided in the notice, and (iii) a statement of the dissenting shareholder’s right to demand further payment under 31D-13-1326 of the West Virginia Business Corporation Act and that if any such shareholder does not do so within the period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of WesBanco’s obligations under the West Virginia Business Corporation Act.

Following receipt of payment, a dissenting shareholder, within 30 days, may send WesBanco notice containing such shareholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to WesBanco’s payment of fair value to such shareholder. This right is waived if the dissenting shareholder does not make written demand within 30 days of WesBanco’s payment for the shareholder’s shares. If a demand for payment remains unsettled, WesBanco will petition the court to determine fair value and accrued interest. If WesBanco fails to commence an action within 60 days following the receipt of a dissenting shareholder’s demand, WesBanco will pay each dissenting shareholder whose demand remains unsettled the amount demanded by each dissenting shareholder, plus interest.

All dissenting shareholders whose demands remain unsettled, whether residents of West Virginia or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess all court costs, including reasonable fees of appraisers appointed by the court, against such shareholder. Otherwise the court costs will be assessed against WesBanco. In addition, reasonable fees and expenses of counsel and experts will be determined by the court and may be assessed against WesBanco if the court finds that it did not substantially comply with the requirements of the West Virginia appraisal rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under West Virginia law.

If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable West Virginia statutes attached to this prospectus and proxy statement as Annex C.

Management Following the Merger

Each of the current directors and executive officers of WesBanco will continue to serve in those capacities following the merger. For information as to their identities, backgrounds, compensation and certain other matters relating to WesBanco’s directors and executive officers, please refer to WesBanco’s proxy statement for its 2017 annual meeting of shareholders, which is incorporated by reference herein. See ‘Where You Can Find More Information.”

Accounting Treatment

In accordance with Financial Accounting Standards Board, Accounting Standards Codification 805, Business Combinations, WesBanco will account for the merger as an “acquisition.” Under acquisition accounting, First Sentry’s assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of WesBanco. Any excess of the purchase price over the fair values of net assets acquired will be recorded as goodwill. Financial statements of WesBanco issued after the merger will include these initial fair values (adjusted for subsequent amortization or accretion) and First Sentry’s results of operations from the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion and legal conclusions contained herein constitute and represent the opinion of K&L Gates LLP, counsel to WesBanco, and the opinion of Bowles Rice LLP, counsel to First Sentry, as to the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Sentry common stock that exchange their shares of First Sentry common stock for shares of WesBanco common stock in the merger. The discussion is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and practice, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to First Sentry shareholders that hold First Sentry common stock as a capital asset within the meaning of Section 1221 of the

Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular shareholder in light of personal circumstances or to shareholders subject to special treatment under U.S. federal income tax laws, including:

•	banks, financial institutions or trusts;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	pass-through entities and investors in such entities (such as S corporations and partnerships);

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	foreign persons;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	shareholders who received their First Sentry common stock through the exercise of employee stock options, holders of options to acquire First Sentry common stock, or holders who acquired their First Sentry common stock through a tax-qualified retirement plan or otherwise as compensation; and

•	shareholders who hold First Sentry common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any alternative minimum tax or any state, local, foreign, or non-income tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Sentry common stock that is for U.S. federal income tax purposes (i) an individual, citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds First Sentry common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Each holder of First Sentry common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such shareholder.

WesBanco and First Sentry have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The merger is conditioned upon receipt at closing by First Sentry of a legal opinion from Bowles Rice LLP and upon receipt at closing by WesBanco of a legal opinion from K&L Gates LLP, in each case, dated the closing date of the merger, and to the effect that the merger will be treated as a “reorganization”

within the meaning of Section 368(a) of the Code. Neither of these opinions will be binding on the Internal Revenue Service (the “IRS”) or the courts, and neither First Sentry nor WesBanco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, we cannot assure you that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The opinions of K&L Gates LLP and Bowles Rice LLP to be issued at closing will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on representations and covenants, including certain factual representations contained in officers’ certificates of First Sentry and WesBanco. K&L Gates LLP and Bowles Rice LLP will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption upon which the opinions are based is inconsistent with the actual facts or incorrect, then K&L Gates LLP and Bowles Rice LLP may be unable to render the opinions upon which the closing is conditioned, and the U.S. federal income tax consequences of the merger could be adversely affected.

Receipt of WesBanco Common Stock

A shareholder of First Sentry common stock who, pursuant to the merger, receives only WesBanco common stock in exchange for First Sentry common stock will generally not recognize any gain or loss upon such exchange, except in respect of cash received in lieu of a fractional share of WesBanco common stock (as discussed below under “Cash Received in Lieu of a Fractional Share of WesBanco Common Stock”). The aggregate adjusted tax basis of WesBanco common stock received in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate adjusted tax basis of the First Sentry common stock surrendered therefor, decreased by the amount of any tax basis allocable to any fractional share interest in WesBanco common stock for which cash is received. The holding period of WesBanco common stock received in the merger will include the holding period of the shares of First Sentry common stock surrendered in the merger.

Cash Received in Lieu of a Fractional Share of WesBanco Common Stock

A shareholder of First Sentry common stock who receives cash instead of a fractional share of WesBanco common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by WesBanco. A First Sentry shareholder who receives cash in lieu of a fractional share of WesBanco common stock and who does not otherwise hold shares of WesBanco common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the First Sentry shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of First Sentry common stock exchanged in the merger which is allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations. First Sentry shareholders who separately hold shares of WesBanco common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

Cash Received on Exercise of Dissenters’ Rights

A shareholder of First Sentry common stock that receives cash in exchange for such shareholder’s First Sentry common stock upon exercise of dissenters’ rights will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the First Sentry common stock exchanged therefor. Each shareholder of First Sentry common stock is urged to consult such shareholder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of First Sentry common stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the shareholder’s holding period in the First Sentry common stock exchanged. The tax consequences of cash received may vary depending upon a shareholder’s individual circumstances. Each shareholder of First Sentry common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup Withholding and Information Reporting

A non-corporate shareholder may be subject to backup withholding (currently at a rate of 28%) on any cash received in the merger, including cash received in lieu of a fractional WesBanco common stock share. Backup withholding generally will not apply, however, to such shareholders that:

•	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A shareholder of First Sentry common stock who receives WesBanco common stock as a result of the merger will be required to retain records pertaining to the merger and make such records available to any authorized IRS officers and employees. The records should include the number of shares of First Sentry stock exchanged, the number of shares of WesBanco stock received, the fair market value and tax basis of First Sentry shares exchanged and the shareholder’s tax basis in the WesBanco common stock received. Each shareholder of First Sentry common stock that is required to file a U.S. federal income tax return and who is a “significant holder” that receives WesBanco common stock in the merger will be required to file a statement with the shareholder’s U.S. federal income tax return for the year of the merger in accordance with Treasury Regulation Section 1.368-3 setting forth the names and employer identification numbers of First Sentry and WesBanco, the date of the merger, such shareholder’s basis in the First Sentry common stock surrendered (determined immediately prior to the exchange) and the fair market value of the First Sentry common stock which is exchanged by that significant holder (determined immediately prior to the exchange) and entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. A “significant holder” is a shareholder of First Sentry common stock that, immediately before the merger, owned at least 5% of the outstanding stock of First Sentry or securities of First Sentry with a basis for U.S. federal income taxes of at least $1.0 million.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the merger. You are urged to consult your tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the merger to your particular situation.

Representations and Warranties

The merger agreement contains representations and warranties made by First Sentry and Wesbanco. These include, among other things, representations relating to:

•	corporate organization, power and existence;

•	capitalization;

•	subsidiaries;

•	authority to enter into the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	conformity with GAAP and SEC requirements of any financial statements filed with the SEC;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	brokers/finder fees;

•	loans and loan documentation;

•	internal controls over financial reporting and disclosure controls and procedures;

•	operation in the ordinary course of business and absence of material adverse changes since December 31, 2016;

•	title to real property, condition, ownership and sufficiency of assets;

•	involvement in litigation and orders issued by governmental authorities;

•	certain tax matters;

•	certain regulatory matters;

•	absence of certain legal proceedings;

•	employee benefit plans;

•	takeover laws;

•	governmental licenses, permits and reports;

•	insurance;

•	insider transactions; and

•	compliance with applicable laws.

First Sentry makes additional representations and warranties to WesBanco in the merger agreement relating to, among other things:

•	intellectual property rights;

•	employment agreements;

•	vote required; and

•	deregistration under the Securities Exchange Act of 1934, as amended, and no required SEC filings.

Some of the representations and warranties contained in the merger agreement are qualified by as to “materiality” or by a “material adverse effect” or “material adverse change” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect or material adverse change to the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. For purposes of the merger agreement, a “material adverse effect” or “material adverse change” with respect to First Sentry, Wesbanco or the surviving corporation, as the case may be, means a material adverse effect on (i) the financial condition, properties, assets, liabilities, businesses or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party to perform its material obligations under the merger agreement or any other transaction documents, all subject to certain specified exceptions.

Conduct of Business Prior to the Merger

Pursuant to the merger agreement, WesBanco and First Sentry have agreed that, until the merger becomes effective or the merger agreement is terminated, whichever occurs first, each will, among other things and with some exceptions:

•	except for the use of information in preparing this proxy statement/prospectus and in connection with other required governmental filings, hold all information relating to the transactions contemplated by the merger agreement in the strictest confidence and not use or disclose any of such information except after such information (A) otherwise is or becomes generally available to the public, (B) was already known to the party receiving the information on a nonconfidential basis prior to the disclosure or (C) is subsequently disclosed to the party receiving the information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information;

•	use its best efforts to take, or cause to be taken, all necessary actions required to consummate the transactions contemplated by the merger agreement;

•	not make any press release or other public announcement concerning the transactions contemplated by the merger agreement without the consent of the other party, except to the extent that such a press release or public announcement may be required by law;

•	cooperate in furnishing information for the preparation and filing of the proxy statement/prospectus;

•	cooperate and use its best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental and regulatory authorities that are necessary to consummate the transactions contemplated in the merger agreement;

•	to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and will be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any governmental or regulatory authority in connection with the transactions contemplated by the merger agreement;

•	consult with the other party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental and regulatory authorities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated by the merger agreement;

•	upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its subsidiaries to any third party or governmental or regulatory authority;

•	not knowingly take any action that would, or would be reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986;

•	not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, (ii) any of the conditions of the merger, as set forth in the merger agreement, not being satisfied, or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law;

•

must promptly notify the other party in writing if the party becomes aware of any fact or condition that causes or constitutes a breach in any material respect of any of such party’s representations and warranties or would (except as expressly contemplated by the merger agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the breaching party’s disclosure schedule, that party must promptly deliver to the other party a supplement to its disclosure schedule specifying such change. During the same period, each party must promptly notify the other party of (A) the occurrence of any breach in any material respect of any of the party’s or its subsidiaries’ covenants contained in the merger agreement, (B) the occurrence of any event that may make the satisfaction of the conditions in the merger agreement impossible or unlikely in any material respect or (C) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to the disclosing party, to result in a material adverse effect with respect to the disclosing party;

•	coordinate the payment of any dividends and the record date and payment dates relating thereto, such that First Sentry shareholders (who will become WesBanco shareholders after the merger) will not receive two dividends, or fail to receive one dividend, from First Sentry and/or WesBanco for any single calendar quarter; and

•	assist each other in facilitating the integration of First Sentry’s business with the business of WesBanco after the effective time of the merger and First Sentry will prepare its data processing and information technology systems for conversion to those of WesBanco after the effective time of the merger.

In addition, except as otherwise provided for in the merger agreement or as may be approved in writing by WesBanco, First Sentry has agreed that:

•	it will conduct and cause each of its subsidiaries to conduct their respective businesses only in the ordinary and usual course consistent with past practice and in a manner consistent with any representation or warranty contained in the merger agreement;

•	it will not sell, transfer, mortgage, pledge, or subject any of its material assets to a lien or other encumbrance except for:

¡	internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval;

¡	securitization activities in the ordinary course of business;

¡	sales of loans, participations or real estate owned in the ordinary course of business, and

¡	other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate $50,000;

•	it will not make any capital expenditures, additions or betterments which exceed $50,000 in the aggregate;

•	it will not enter into any material contract that would be reasonably likely to have a material adverse effect on First Sentry, materially impair First Sentry’s ability to perform its obligations under the merger agreement, or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	it will not declare or pay any dividends or other distributions on any shares of First Sentry common stock other than First Sentry’s regular quarterly cash dividend for each fiscal quarter ending on or after September 30, 2017 in an amount not to exceed $0.30 per share, dividends from any First Sentry subsidiary, and in connection with and as required by the terms of the trust preferred securities issued by a First Sentry subsidiary;

•	it will not purchase, redeem or otherwise acquire any First Sentry capital stock other than pursuant to repurchase rights of First Sentry or certain put rights granted to employees or former employees of First Sentry pursuant to First Sentry stock option and benefit plans or pursuant to the cashless exercise of any First Sentry stock option or in settlement of any withholding obligation in connection with any First Sentry stock option plans;

•	it will not issue or grant any options or other rights to acquire shares of First Sentry capital stock other than the issuance of First Sentry common stock upon the exercise of existing stock options;

•	it will not effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

•	it will not amend its articles of incorporation, bylaws or other government documents except as expressly contemplated by the merger agreement;

•	it will not merge or consolidate with any other person or otherwise reorganize except as permitted by the merger agreement;

•	it will not acquire any portion of the assets, business or properties of any other entity other than:

¡	by way of foreclosures;

¡	acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice; and

¡	internal reorganizations or consolidations involving existing subsidiaries that would not likely present a material risk of any material delay in the receipt of any required regulatory approval;

•	other than in the ordinary course of business consistent with past practice and except as required by law or certain existing contractual obligations, it will not enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of First Sentry;

•	with certain exceptions, it will not announce or pay any general wage or salary increase or bonus, other than normal wage or salary increases not to exceed an aggregate of 3% for all First Sentry employees, and year-end bonuses for the 2017 fiscal year substantially consistent with past practices and not in excess of $262,000 in the aggregate, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any officer, director or employee;

•	it will not incur or guarantee certain long-term indebtedness or issue long-term debt securities other than in replacement of existing or maturing debt, certain inter-company indebtedness of its subsidiaries, or in the ordinary course of business consistent with past practice;

•	it will not change its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or governmental authority;

•	it will not materially change its existing deposit policy, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

•	it will not sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any regulatory authority;

•	it will not change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law or governmental authority;

•	it will not purchase mortgage loan servicing rights and, other than in the ordinary course of business, sell any mortgage loan servicing rights;

•	it will not commence or settle any material claim, action or proceeding except settlements involving only monetary remedies in amounts, in the aggregate, that are not material;

•	it will not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

•	it will not make or change any tax election, file any amended tax return, fail to timely file any tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not reasonably be expected to have a material adverse effect on First Sentry;

•	it will, and will cause its subsidiaries to, perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on First Sentry;

•	it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them;

•	it will maintain its insurance at existing levels with reputable insurers and upon renewal or termination of such insurance, and First Sentry and its subsidiaries will use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers in respect of the amounts, premiums, types and risks insured or maintained on December 31, 2016;

•	upon reasonable advance notice, First Sentry and each of its subsidiaries will afford to WesBanco and to WesBanco’s officers, employees, investment bankers, attorneys, accountants and other advisors reasonable and prompt access during normal business hours, until the merger becomes effective or the merger agreement is terminated, to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records;

•	except as excluded in the merger agreement, First Sentry and each of its subsidiaries will make available to WesBanco on a prompt basis (A) a copy of each report, schedule, form, statement and other document filed or received by it, until the merger becomes effective or the merger agreement is terminated, pursuant to the requirements of domestic or foreign laws and (B) all other information concerning its business, properties and personnel as WesBanco may reasonably request; provided, however, that WesBanco will not unreasonably interfere with First Sentry’s business operations;

•	it will not, and will not permit any person acting on its behalf to, solicit, initiate or knowingly encourage or participate in any discussions or furnish any information or enter into any agreement or letter of intent with respect to any proposal that is reasonably likely to lead to the acquisition of assets or businesses constituting 20% or more of the total consolidated revenues or assets of First Sentry and its subsidiaries or 20% or more of First Sentry’s common stock; provided that the First Sentry board of directors does not determine in good faith, after consulting with legal counsel, that the failure to take any such action would violate its fiduciary duties;

•	it will promptly provide WesBanco with a list of certain loans after the end of each quarter, at other times after reasonably requested by WesBanco, and upon closing of the merger; and

•	if WesBanco determines, in its sole discretion, to terminate the First Sentry 401(k) plan, First Sentry will terminate the First Sentry 401(k) plan effective immediately prior to or at the effective time of the merger, and the accounts of all participants and beneficiaries in the First Sentry 401(k) plan as of the effective time of the merger will become fully vested upon termination of the First Sentry 401(k) plan.

In addition, WesBanco has further agreed that:

•	it will provide certain benefits to employees of First Sentry and its subsidiaries whose employment is not continued or terminated without cause within certain time periods after the merger;

•	it will use commercially reasonable efforts to cause the shares of WesBanco common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market;

•	it will honor the terms of certain First Sentry benefit plans and agreements;

•	it will create a retention bonus pool for certain First Sentry employees to incentivize those employees to remain employed by First Sentry or WesBanco through the end of the month during which the conversion of First Sentry’s data processing system occurs;

•	it will enter into retention restricted stock agreements with certain First Sentry employees pursuant to which WesBanco will grant, immediately after and subject to the occurrence of the effective time of the merger, restricted shares of WesBanco common stock which will cliff-vest on the third anniversary of the grant date if such employee remains employed by WesBanco Bank at that time;

•	it will provide continued indemnification and, for four years after the effective time of the merger, it will provide related insurance for the directors and officers of First Sentry and its subsidiaries subject to a maximum premium expenditure cap;

•	it will create an advisory board for the Huntington, West Virginia market to which each First Sentry director will be appointed for at least one year; and

•	it will conduct, and cause its subsidiaries to conduct, its business in the ordinary and usual course consistent with past practice and will not take any action that would have a materially adverse effect on the surviving corporation without First Sentry’s written consent.

Conditions to the Merger

The respective obligations of WesBanco and First Sentry to complete the merger are subject to the following conditions, among others:

•	the approval of the merger agreement by the shareholders of First Sentry;

•	the absence of any order to restrain, enjoin, or otherwise prevent the consummation of the merger entered by any court or administrative body which remains in effect on the date the merger closes;

•	the effectiveness of the registration statement relating to the shares of WesBanco common stock to be issued in the merger on the date the merger closes;

•	the absence of a pending or threatened stop order or proceedings seeking a stop order suspending the effectiveness of the registration statement;

•	the receipt of all material governmental or other consents, approvals, and permissions;

•	that the merger will not violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

•	the receipt, on or before the date the merger closes, of an opinion from each party’s tax counsel to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and regarding certain other tax matters;

•	the accuracy in all material respects of the representations and warranties of the parties and the performance by the parties in all material respects of all of their obligations set forth in the merger agreement, and written certification to that effect from an appropriate officer; and

•	the shares of WesBanco common stock to be issued in the merger will have been approved for listing on the Nasdaq Global Select Market.

In addition to the conditions discussed above, WesBanco’s obligation to consummate the merger is conditioned upon (i) the receipt of all consents and approvals required to be obtained by WesBanco, (ii) the aggregate amount of certain specified First Sentry loans must be less than the amount agreed upon by WesBanco and First Sentry in the merger agreement and (iii) shareholders holding not more than 10% of the outstanding shares of First Sentry common stock shall have exercised dissenters’ rights under West Virginia law.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of First Sentry and WesBanco;

•	by either WesBanco or First Sentry if the other party has breached any of its representations or warranties in a manner that would have a material adverse effect or if the other party has materially failed to comply with any of its covenants or agreements under the merger agreement and which breach or non-compliance is not cured within thirty calendar days of notice thereof;

•	by either WesBanco or First Sentry if the merger has not closed by September 30, 2018, and such failure to close is not caused by a breach of the merger agreement by the terminating party;

•	by either WesBanco or First Sentry if the First Sentry shareholders do not approve the merger agreement;

•	by either WesBanco or First Sentry if the governmental approvals required to consummate the merger are denied by a final non-appealable action; or

WesBanco may terminate the merger agreement:

•	if First Sentry’s board of directors:

(A)	modifies, qualifies, withholds or withdraws its recommendation to First Sentry shareholders that they should approve the merger agreement, or makes any statement, filing or release, in connection with the special meeting of First Sentry shareholders or otherwise, which is inconsistent with the recommendation of First Sentry’s board of directors that First Sentry shareholders approve the merger agreement,

(B)	breaches its obligations to call, give notice of and commence the special meeting of First Sentry shareholders,

(C)	approves or recommends an Acquisition Proposal (as defined below on page [●]),

(D)	fails to publicly recommend against a publicly announced Acquisition Proposal within ten business days of being requested to do so by WesBanco,

(E)	fails to publicly reconfirm its recommendation to the First Sentry shareholders that they approve the merger agreement within ten business days of being requested to do so by WesBanco, or resolves or otherwise determines to take, or announces an intention to take, any of the actions listed in the preceding paragraphs; or

•	if there will have been a material breach of First Sentry’s covenant not to solicit competing offers.

In addition, First Sentry may terminate the merger agreement:

•	in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to First Sentry’s shareholders from a financial point of view, provided that certain other terms and conditions contained in the merger agreement are also complied with, and First Sentry pays the termination fee described below; or

•	if there is a substantial decline in WesBanco’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting First Sentry to terminate the merger agreement based on a decrease in the market price of the WesBanco common stock reflects the parties’ agreement that First Sentry shareholders will assume:

•	the risk of a decline in value of the WesBanco common stock to $31.10 per share under any circumstances, and

•	the risk of a more significant decline in value of WesBanco common stock unless the percentage decline from $38.88 to the average value of WesBanco common stock during the fifteen (15) consecutive trading day period ending on the Determination Date is more than 20% greater than the percentage decrease, if any, in the closing value of the Nasdaq Bank Index from November 9, 2017 to the Determination Date.

The purpose of this provision is that a decline in the value of WesBanco’s common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting the financial services industry generally rather than factors which affect the value of the WesBanco common stock in particular.

Specifically, First Sentry may terminate the merger agreement during the five-day period (“Election Period”) beginning on the fifth trading day immediately preceding the later of (i) the first date on which all necessary bank regulatory approvals or non-objections have been received (disregarding any waiting period) or (ii) the date on which the First Sentry’s shareholders approve the merger agreement (the “Determination Date”) if all of the following occur:

(i)	the average daily closing price of a share of WesBanco common stock during the fifteen (15) consecutive trading days ending on the Determination Date (the “WesBanco Ending Price”) is less than $31.10; and

(ii)	the quotient obtained by dividing the WesBanco Ending Price by $38.88 (the “WesBanco Starting Price”) is less than the difference obtained by subtracting 0.20 from the quotient obtained by dividing the closing value of the Nasdaq Bank Index on the Determination Date by 3,757.25, which was the closing value of the Nasdaq Bank Index on November 9, 2017 (the “Index Ratio”);

(iii)	First Sentry notifies WesBanco in writing of First Sentry’s intention to terminate the merger agreement during the Election Period; and

(iv)	WesBanco elects not to increase the exchange ratio in accordance with the formula described below within the five-day period following its receipt of notice that First Sentry intends to so terminate the merger agreement.

Even if the first two conditions described above are met, the First Sentry board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the First Sentry board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the First Sentry board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then current consideration to be received in the merger would deliver more value to First Sentry shareholders than the value that could be expected if First Sentry were to continue as an independent company. In addition, the First Sentry board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio continued to be fair from a financial point of view to First Sentry’s shareholders. If First Sentry elected not to terminate the merger agreement, which it could do without any action on the part of First Sentry shareholders, the exchange ratio of WesBanco common stock would remain 1.5869.

If each of the first two conditions set forth above were satisfied and the First Sentry board of directors elected to terminate the merger agreement, WesBanco would have the option of increasing the consideration payable to First Sentry shareholders by adjusting the exchange ratio as described below. WesBanco is under no obligation to adjust the exchange ratio and there can be no assurance that WesBanco would elect to adjust the exchange ratio to prevent the termination of the merger agreement. Any decision would be made by WesBanco in light of the circumstances existing at the time. If WesBanco elected to adjust the exchange ratio, First Sentry could not terminate the merger agreement as a result of the above-described circumstances.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of WesBanco’s common stock may be illustrated by the following three scenarios:

(1) One scenario is that the WesBanco Ending Price is above $31.10. In this event, First Sentry would not have the right to terminate the merger agreement pursuant to these provisions.

(2) A second scenario is that the WesBanco Ending Price is less than $31.10, but the percentage decline in the price of the WesBanco common stock from the initial measurement price of $38.88 is not more than 20% greater than the percentage decline in the closing value of the Nasdaq Bank Index. Under this scenario, First Sentry would not have the right to terminate the merger agreement.

(3) A third scenario is that the WesBanco Ending Price is less than $31.10 and the percentage decline in the price of WesBanco common stock from the initial measurement price is more than 20% greater than the decline in the closing value of the Nasdaq Bank Index. Under this scenario, First Sentry would have the right, but not the obligation, to terminate the merger agreement unless WesBanco elected to increase the exchange ratio to equal the number that is the greater of the number obtained by (A) dividing $64.00 by $31.10 or (B) dividing $64.00 by the product obtained by multiplying $38.88 by the Index Ratio.

If, between November 9, 2017 and the Determination Date, WesBanco declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of WesBanco will be appropriately adjusted for purposes of the termination provision discussed above.

If either First Sentry or WesBanco terminates the merger agreement as provided above, all further obligations of First Sentry and WesBanco under the merger agreement, except with respect to specified matters, will terminate.

Expenses

Whether or not the merger is completed, each party will pay all legal and accounting fees and other costs and expenses it incurs in connection with the merger agreement and the transactions contemplated by the merger agreement. WesBanco will pay all governmental and regulatory authority fees incurred in connection with the transactions contemplated by the merger agreement.

Termination Fee

The merger agreement provides that First Sentry may be required to pay a termination fee to WesBanco of $3,000,000 in the following circumstances:

•	If WesBanco terminates the merger agreement because First Sentry’s board of directors:

¡	has modified, qualified, withheld or withdrawn its recommendation to the First Sentry shareholders that they vote to approve the merger, or made any statement, filing or release, in connection with the special meeting of First Sentry shareholders or otherwise, that was inconsistent with such a recommendation,

¡	breached its obligations to call, give notice of and commence the special meeting of First Sentry shareholders,

¡	approved or recommended an Acquisition Proposal,

¡	failed to publicly recommend against a publicly announced Acquisition Proposal within ten business days of being requested to do so by WesBanco, failed to publicly reconfirm its recommendation to the First Sentry shareholders that they vote to approve the merger within ten business days of being requested to do so by WesBanco, or

¡	resolved or otherwise determined to take, or announced an intention to take, any of the actions listed in the preceding paragraphs;

•	If WesBanco terminates the merger agreement because First Sentry has materially breached its agreement to recommend approval of the merger agreement by First Sentry shareholders;

•	If First Sentry terminated the merger agreement in order to enter into an agreement with a third party with respect to a superior proposal (as defined in the merger agreement);

•	If (A) the merger agreement is terminated by either party because the merger has not been completed by September 30, 2018 or because the First Sentry shareholders failed to approve the merger agreement at the special meeting of First Sentry’s shareholders, (B) an Acquisition Proposal with respect to First Sentry was publicly announced, disclosed or communicated to First Sentry’s board of directors prior to September 30, 2018 and the special meeting of First Sentry shareholders, and (C) within 12 months of such termination, First Sentry consummates an Acquisition Transaction or enters into any definitive agreement with respect to an Acquisition Transaction; or

•	If (A) prior to the effective date of the merger First Sentry had committed a material breach of any of its representations, warranties, covenants or agreements, (B) an Acquisition Proposal with respect to First Sentry was publicly announced, disclosed or communicated to First Sentry’s board of directors prior to such breach by First Sentry or during the 30-day cure period resulting in termination of the merger agreement by WesBanco, and (C) within 12 months of such termination, First Sentry consummates an Acquisition Transaction or enters into any definitive agreement with respect to an Acquisition Transaction.

As defined in the merger agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry offer or proposal from WesBanco), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. An “Acquisition Transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Sentry or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Sentry or any of its subsidiaries representing, in the aggregate, 20% or more of the assets of First Sentry and its subsidiaries on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of First Sentry or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of First Sentry or any of its subsidiaries; or

•	any transaction that is similar in form, substance or purpose to one or more of the transactions listed in the preceding paragraphs.

Amendment or Waiver

The provisions of the merger agreement may be waived at any time by the party that is entitled to the benefit of those provisions, which requires action be taken by the board of directors of that party. Any of the terms of the merger agreement may be amended or modified in writing before the special meeting of the First Sentry shareholders. The merger agreement may be amended after the special meeting and prior to the closing of the merger only to the extent permitted by applicable laws and to the extent the amendment does not alter or change the amount or kind of the merger consideration to be received by First Sentry shareholders in the merger.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is Exhibit A to the merger agreement, which is attached to this document as Annex A and incorporated into this document by reference.

In connection with the merger agreement, WesBanco entered into voting agreements with all of First Sentry’s directors and executive officers, who are Robert H. Beymer, Kerry P. Dillard, David Fox, III, Jeffrey E. Hood, Johnnie Jones, Nester S. Logan, Joseph K. McDonie, J. Grant McGuire, Charles H. McKown, Jr., MD, Edward W. Morrison, Jr., Sally C. B. Oxley, George A. Patterson, III, Geoffrey S. Sheils, P. Todd Shell, J. Roger Smith, Paul L. Turman, II, John Jay White, Joseph Williams, S. Kenneth Wolfe, MD, Kelly M. Young, Toby Taylor and Richard D. Hardy. In the voting agreements, each of these shareholders has agreed to vote all of the shares of First Sentry common stock with respect to which he or she has sole voting power and beneficial ownership:

•	in favor of the approval of the merger agreement and the transactions described in the merger agreement, including the merger;

•	against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of First Sentry contained in the merger agreement, or of the shareholder contained in the voting agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the merger or the fulfillment of a condition under the merger agreement to First Sentry’s and WesBanco’s respective obligations to consummate the merger or change in any manner the voting rights of any class of shares of First Sentry; and

•	against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions described in the merger agreement.

Under the voting agreements, each of First Sentry’s executive officers and directors also agreed not to, and not to permit any of his or her affiliates, to:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	participate in any discussions or negotiations regarding an Acquisition Proposal;

•	enter into any agreement with respect to an Acquisition Proposal;

•	solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a shareholders’ vote or action by consent of First Sentry shareholders with respect to an Acquisition Proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any First Sentry voting securities that takes any action in support of an Acquisition Proposal.

In addition, each of First Sentry’s executive officers and directors also agreed not to dispose of or encumber his or her shares of First Sentry common stock, except under limited circumstances, before First Sentry’s shareholders approve the merger agreement. The voting agreements terminate immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

As of the record date, there were [●] shares of First Sentry common stock subject to the voting agreements, which represent approximately [●]% of the outstanding shares of First Sentry common stock as of that date.

INFORMATION ABOUT WESBANCO

WesBanco is a bank holding company headquartered in Wheeling, West Virginia. WesBanco provides a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. WesBanco offers these services through two reportable segments, community banking and trust and investment services. As of September 30, 2017, WesBanco had approximately $9.9 billion in consolidated total assets, $7.1 billion in deposits, $6.4 billion of loans and $1.4 billion of shareholders’ equity. As of September 30, 2017, WesBanco operated through 172 financial centers in Indiana, Kentucky, Ohio, Pennsylvania and West Virginia. WesBanco’s main office is located at One Bank Plaza, Wheeling, West Virginia, 26003 and its telephone number is (304) 234-9000.

WesBanco’s community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts, as well as commercial, mortgage and individual installment loans, and certain non-traditional offerings, such as insurance and securities brokerage services. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds. The market value of assets managed or held in custody by the trust and investment services segment was approximately $3.9 billion at September 30, 2017. These assets are held by WesBanco in fiduciary or agency capacities for their customers.

WesBanco offers additional services through its non-banking subsidiaries, Wesbanco Insurance Services, Inc., a multi-line insurance agency specializing in property, casualty and life insurance, and benefit plan sales and administration for personal and commercial clients; and WesBanco Securities, Inc., a full service broker-dealer, which also offers discount brokerage services. Wesbanco Asset Management, Inc., which was incorporated in 2002, holds certain investment securities in a Delaware-based subsidiary. Wesbanco Properties, Inc. holds certain commercial real estate properties. The commercial property is leased to WesBanco Bank and to non-related third parties. WesBanco Bank’s Investment Department also serves as investment adviser to a family of mutual funds, namely the “WesMark Funds”. The fund family is composed of the WesMark Growth Fund, the WesMark Balanced Fund, the WesMark Small Company Growth Fund, the WesMark Government Bond Fund, the WesMark West Virginia Municipal Bond Fund and the WesMark Tactical Opportunity Fund.

No material portion of the deposits of WesBanco Bank has been obtained from a single or small group of customers, and the loss of any customer’s deposits or a small group of customers’ deposits would not have a material adverse effect on the business of WesBanco.

As part of its operations, WesBanco regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for financial holding company investment. In addition, WesBanco regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, WesBanco publicly announces such material acquisitions when a definitive agreement has been reached.

For further information about WesBanco, please see “Where You Can Find More Information.”

INFORMATION ABOUT FIRST SENTRY

First Sentry and First Sentry Bank, Inc.

In this section describing First Sentry and First Sentry Bank, Inc., the words “we” and “our” refer to First Sentry and/or First Sentry Bank, Inc.

In 2002, First Sentry became the bank holding company of First Sentry Bank, Inc. (“First Sentry Bank”). On September 25, 2009, we completed our merger with Guaranty Financial Services, Inc. and became an SEC reporting company. With passage of the JOBS Act in April 2012 increasing the threshold of the number of shareholders required for SEC registration, First Sentry was able to deregister with the SEC in the summer of 2012. We do not have any business activities other than our ownership of First Sentry Bank common stock and our two business trusts relating to trust preferred securities. As the holding company of First Sentry Bank, we are authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. Our executive office is located at 823 Eighth Street, Huntington, West Virginia. Our telephone number is (304) 522-6400. As of September 30, 2017, we had approximately $666 million in consolidated total assets, $527 million of total deposits, $455 million in total loans and $52 million of shareholders’ equity. We are subject to regulation by the Board of Governors of the Federal Reserve System, the FDIC and the West Virginia Division of Financial Institutions.

All of our officers and directors are also officers and directors of First Sentry Bank. In addition, we use the support staff of First Sentry Bank from time to time.

Our principal business consists of accepting deposits, originating commercial real estate loans, commercial loans, one- to four-family residential mortgage loans and, to a lesser extent, originating consumer loans. We also invest in investment securities. We operate from our main office in Huntington, West Virginia and four other branch offices located in Cabell, Lincoln and Putnam counties, West Virginia. Our retail banking offices consist of multiple delivery channels, including full-service banking offices, automated teller machines and telephone and internet banking capabilities. We consider our reputation for superior customer service and financial strength as our major strengths in attracting and retaining customers in our market areas.

We attract retail deposits from the general public in the communities surrounding our main office and our branch offices. We also accept brokered deposits as well as deposits via our participation in the CDARS, ICS and IND networks that are considered brokered deposits. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from brokers, current customers, professional contacts and through a general marketing campaign. We generally retain in our portfolio all adjustable-rate loans we originate, as well as fixed-rate loans with terms of five years or less. For customers who are interested in longer term loans, such as traditional fixed rate 30 year one- to four-family residential mortgage loans, we function as a conduit by acting as a mortgage broker with other financial institutions and receive a fee from the other financial institutions for this service. We have entered into limited loan participations in recent years.

Our revenues are derived primarily from interest on loans and investment securities, and to a lesser extent, cash and due from banks. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings in the form of securities sold under agreements to repurchase and FHLB advances and principal and interest payments on securities and loans.

Our website address is www.firstsentry.com. Information on our website is not and should not be considered a part of this proxy statement/prospectus.

Ownership of First Sentry Common Stock

As of September 30, 2017, except as noted in the table below, there are no persons known to First Sentry to be the beneficial owners of more than 5% of First Sentry’s outstanding common stock. A person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after September 30, 2017.

The following table provides information about the shares of First Sentry common stock which may be deemed to be beneficially owned by each director and executive officer, and by all directors and executive officers of First Sentry as a group as of September 30, 2017.

Name	Number of Shares Owned (1))	Percent of Common Stock Outstanding
Executive Officers
Geoffrey S. Sheils	11,500	*
Toby Taylor	6,084	*
Richard D. Hardy	4,800	*

Directors
Robert H. Beymer	127,544	8.16%
Kerry P. Dillard	8,080	*
David Fox, III	11,048	*
Jeffrey E. Hood	46,308	2.96%
Johnnie Jones	57,276	3.66%
Nester S. Logan	11,084	*
Joseph K. McDonie	56,561	3.62%
J. Grant McGuire	14,509	*
Charles H. McKown, Jr., MD	1,994	*
Edward W. Morrison, Jr.	5,892	*
Sally C.B. Oxley	6,600	*
George A. Patterson, III	17,050	1.09%
P. Todd Shell	880	*
J. Roger Smith	27,494	1.76%
Paul L. Turman, II	9,400	*
John Jay White	9,041	*
Joseph Williams	9,015	*
S. Kenneth Wolfe, MD	33,100	2.12%
Kelly M. Young	1,245	*

All directors and executive officers as a group (22 persons)	476,505	30.13%

*	Less than 1%.
(1)	Amount includes shares held directly as well as shares held jointly with family members, shares held by spouses, shares held in retirement accounts, shares held in a fiduciary capacity, shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power and shares that may be acquired upon exercise of stock options exercisable within 60 days of September 30, 2017.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of WesBanco shareholders and First Sentry shareholders are governed by the West Virginia Business Corporation Act, which we refer to as WVBCA. After the merger, you will become a shareholder of WesBanco and your rights will be governed by WesBanco’s articles of incorporation and WesBanco’s bylaws and will continue to be governed by WVBCA. The following summary discusses differences between WesBanco’s articles of incorporation and bylaws and First Sentry’s articles of incorporation and bylaws. For information as to how to get the full text of WesBanco’s articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page [●].

We do not intend for the following summary to be a complete statement of the differences affecting the rights of First Sentry’s shareholders who become WesBanco shareholders, but rather as a summary of the more significant differences and certain important similarities between the rights of the shareholders of First Sentry and WesBanco. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of WesBanco and First Sentry.

WesBanco	First Sentry
Capital Stock

Authorized Shares. WesBanco is authorized to issue 100,000,000 shares of WesBanco common stock, $2.0833 par value per share, and 1,000,000 shares of preferred stock, without par value. There were 44,033,585 shares of WesBanco common stock issued and outstanding as of September 30, 2017 and 7,987 shares were held in treasury.

Preferred Stock. There were no shares of preferred stock issued and outstanding as of September 30, 2017.

The WesBanco common stock is traded on the NASDAQ Global Select Market.

Authorized Shares. First Sentry is authorized to issue 5,280,000 shares of First Sentry common stock, $1.00 par value per share. There were 1,563,169 shares of First Sentry common stock issued and outstanding as of September 30, 2017 and no shares were held in treasury.

Preferred Stock. First Sentry is not authorized to issue preferred stock.

The First Sentry common stock is listed on the OTCPink market of the OTC Markets Group, Inc.

Voting Rights

Common Stock. Pursuant to WesBanco’s articles of incorporation, holders of WesBanco common stock are generally entitled to one vote for each share of common stock.

Preferred Stock. WesBanco’s board of directors is authorized to determine the voting rights of preferred stock.

Common Stock. Each holder of First Sentry’s common stock generally has the right to cast one vote for each share of First Sentry common stock held of record on all matters submitted to a vote of shareholders.

Preferred Stock. First Sentry has no authorized preferred stock.

Distributions

The WVBCA allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the

Holders of First Sentry common stock are entitled, when declared by the Board, to receive dividends.

First Sentry has issued and assumed trust preferred securities. If an event of default occurs under the trust preferred securities, including but not limited to First Sentry’s failure to make any regularly scheduled preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

WesBanco’s board of directors may declare dividends upon the shares of WesBanco at any regular or special meeting of the board of directors. Dividends may be paid in cash, property, or shares of WesBanco’s capital stock.

WesBanco has issued and assumed trust preferred securities. If an event of default occurs under the trust preferred securities, including but not limited to WesBanco’s failure to make any regularly scheduled payments under the trust preferred securities, then WesBanco cannot declare or pay any dividends or distributions on WesBanco’s common stock until such default is cured.

payments under the trust preferred securities, then First Sentry cannot declare or pay any dividends or distributions on First Sentry’s common stock until such default is cured.

Notice and Adjournment of Meetings

WesBanco’s bylaws provide that written notice must be served, either personally, by mail, or by electronic transmission, upon each shareholder of record entitled to vote at such meeting, not less than five days prior to the meeting. WesBanco’s bylaws provide that shareholders may adjourn a meeting at which a quorum is not present without notice other than announcement at the meeting.

First Sentry must deliver written notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten days, and pursuant to the WVBCA, no more than 60 days, before the meeting to each stockholder entitled to vote.

First Sentry’s bylaws provide that shareholders may adjourn a meeting at which a quorum is not present without further notice.

Call of Special Meeting of Shareholders

WesBanco’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the President, or any number of shareholders owning in the aggregate at least 10% of the number of shares outstanding.	The Board of Directors, the Chairman of the Board, the President or shareholders of First Sentry owning at least 10% of its outstanding stock may call a special meeting.

Director Number and Term

WesBanco’s bylaws provide it has a classified board of directors, which is divided into three classes as nearly equal as possible, with each director having a staggered, three-year term. The board of directors will consist of not less than 15 nor more than 35 members, with the number to be set by the board of directors at the annual meeting. The board of directors has the power to vary this number at any meeting. Currently, the WesBanco board of directors has 17 members.	First Sentry’s bylaws provide that the Board of Directors will consist of not less than five directors nor more than 25 directors, which number may be determined from time to time by a resolution of the Board of Directors or by resolution of stockholders. Directors need not be shareholders. First Sentry has one class of directors and the entire Board of Directors is elected annually. Currently the First Sentry Board of Directors has 20 members.

Nomination of Directors

WesBanco’s bylaws provide that nominations of candidates for election as directors at any meeting of shareholders may be made only (a) by or at the direction of the board of directors, or (b) by any shareholder entitled to vote for the election of directors who complies with the procedures in the bylaws. A nomination by a shareholder must be made pursuant to a notice to the secretary of WesBanco no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual meeting of shareholders, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to the shareholders. The notice must state (a) as to the nominee: (i) the name, age, address (business and residence), and principal occupation or employment and any directorships of such person; (ii) a description of any involvement in legal proceedings; (iii) the number of shares such person beneficially owns and any other ownership interest in the shares of WesBanco; and (iv) any other information that would be required to be disclosed in a definitive proxy statement; and (b) as to the shareholder: (i) the name and address of the shareholder; (ii) the class and number of shares beneficially owned by the shareholder and any other ownership interest in the shares of WesBanco; (iii) any relationship between the shareholder and the proposed nominee; (iv) a representation that the person sending the notice is a shareholder of record on the record date and will remain such through the meeting date; and (v) a representation that the shareholder intends to appear in person or by proxy at such meeting to move the nomination. Moreover, WesBanco may require additional information to determine the qualifications of the nominee.	Nominations for election to the First Sentry board of directors may be made by the board of directors or by any shareholder entitled to vote for election of directors.

Removal of Directors; Filling of Vacancies on the Board of Directors

Under the WVBCA, the shareholders may remove one or more directors with or without cause, but only at a meeting called for the purpose of removing the director(s) and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s). The director(s) may be removed by the shareholders only by the affirmative vote of a majority of all of the votes entitled to be cast. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal. WesBanco’s	Under the WVBCA, the shareholders may remove one or more directors with or without cause, but only at a meeting called for the purpose of removing the director(s) and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s). The director(s) may be removed by the shareholders only by the affirmative vote of a majority of all of the votes entitled to be cast. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal.

bylaws provide that the shareholders may remove any elected director for cause and fill the vacancy created. Any vacancy not caused by a shareholder removal may be filled by the remaining board members.	When any vacancy occurs among the First Sentry board of directors for any reason, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.

Voting for Directors

Under the WVBCA and WesBanco’s articles of incorporation, WesBanco shareholders are entitled to cumulative voting in the election of directors.	Under the WVBCA, holders of First Sentry common stock may cumulate their votes for the election of directors

Indemnification of Officers and Directors

Under the WVBCA, a corporation is generally permitted to indemnify a director if the director conducted himself or herself in good faith, he or she reasonably believed the conduct to be in the best interests of the corporation (or, in all other cases, at least not opposed to the best interests of the corporation), and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, the WVBCA permits a corporation to include broader indemnification in its articles of incorporation so long as the provision does not limit the liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) certain unlawful distributions, or (iv) an intentional violation of criminal law. The articles of incorporation may also contain a provision (the “elimination provision”) eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director so long as the provision does not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. The elimination provision may not apply to conduct occurring prior to the provision’s adoption. The WVBCA requires a corporation to indemnify a director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding.

The WVBCA permits a corporation to advance funds to pay for or reimburse the reasonable expenses incurred

The provisions of the WVBCA discussed for WesBanco also apply to First Sentry and such discussion is incorporated herein. First Sentry’s articles of incorporation provide indemnification up to the fullest extent permitted under West Virginia law. In addition, the articles of incorporation provide that each current or former director, officer or agent of the corporation will be indemnified against costs or expenses in connection with any claim, action, suit or proceeding whether criminal or civil relating to service to the corporation, except in cases where the person was adjudged to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation.

by a director, prior to the final disposition of a proceeding, who is a party to a proceeding because he or she is a director, if he or she delivers to the corporation:

•        a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the first sentence of the preceding paragraph or that the proceeding involves conduct for which liability has been eliminated under the elimination provision; and

•        a written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

The WVBCA provides that a corporation may indemnify its officers to the same extent as a director and, if the officer is not a director or if the officer is a party to the proceeding solely in his capacity as an officer, to a further extent as may be provided in the articles of incorporation, the bylaws, a resolution of the board of directors, or a contract, except that such additional indemnification may not be provided for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or liability arising out of conduct that constitutes (i) receipt by him or her of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law. The WVBCA mandates indemnification of officers that are not directors to the same extent as directors.

WesBanco’s bylaws provide that WesBanco will indemnify each of its directors and officers, whether or not then in office, against all liability incurred in connection with any suit to which he is a party by reason of having been an officer or director of WesBanco or another company which he served at the request of WesBanco to the maximum extent permitted under the WVBCA

WesBanco bylaws provide that a director or officer cannot receive a “prohibited indemnification payment,” which is defined as any payment or agreement to make a payment or reimburse such director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the director or officer is assessed a civil monetary penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to WesBanco Bank, Inc. or WesBanco. Finally, WesBanco’s bylaws provide that a reasonable indemnification payment will be made only if all of the following conditions are met: (i) the board of directors investigates and determines in writing that the director or officer acted in good faith and in the best interest of WesBanco Bank, Inc. or WesBanco; (ii) the board of directors investigates and determines that the payment will not materially adversely affect the safety and soundness of WesBanco Bank, Inc. or WesBanco; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the director or officer agrees in writing to reimburse WesBanco, to the extent not covered by permissible insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

WesBanco’s bylaws provide that WesBanco may purchase commercial insurance to cover certain costs that WesBanco incurs under the indemnification provisions. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to WesBanco. Such insurance may not pay or reimburse a director or officer for any final judgment or civil money penalty assessed against such individual. Partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

Amendment of Articles of Incorporation

Pursuant to the WVBCA, the WesBanco articles of incorporation and bylaws may generally be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter amendment and a majority of the outstanding stock of each class entitled to vote on the amendment, unless a greater number is specified in the articles of incorporation. The WesBanco articles of incorporation provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock is required to amend, alter, change, or repeal the article section dealing with the classes of directors.	Pursuant to the WVBCA, the articles of incorporation of First Sentry may be amended by the affirmative vote of a majority of the votes cast by First Sentry shareholders at any meeting at which a quorum is present called for the purpose of amending the articles of incorporation.

Amendment of Bylaws

WesBanco’s bylaws require the affirmative vote of the holders of not less than 75% of the outstanding shares of the capital stock to amend or repeal the bylaw provisions dealing with the composition of the board of directors. The other bylaw provisions may be amended, altered, or repealed (i) at any duly called and constituted shareholders’ meeting on the affirmative vote of the majority of the stock represented at such meeting, or (ii) at any meeting of the board of directors upon the affirmative vote of the majority of the whole of the board, provided that each member of the board of directors is served with written notice of the proposed amendment at least two days in advance of such meeting.	The First Sentry board of directors shall have the power and authority to alter, amend or repeal the bylaws by the vote of a majority of the entire board of directors, subject always to the power of the shareholders to change or repeal such bylaws set forth in the WVBCA.

PROPOSAL NO. 2 —

ADJOURNMENT PROPOSAL

The Adjournment Proposal

If a quorum is present at the First Sentry special meeting but there are insufficient votes to approve the merger agreement, the merger proposal will fail unless First Sentry adjourns the First Sentry special meeting in order to solicit additional proxies from First Sentry’s shareholders. An adjournment under such circumstances will allow First Sentry extra time to solicit additional proxies. In order to allow shares present in person or by proxy at the First Sentry special meeting to vote FOR approval of the adjournment of the First Sentry special meeting, if necessary, First Sentry is submitting a proposal to adjourn the First Sentry special meeting to First Sentry shareholders as a separate matter for consideration. First Sentry will vote properly submitted proxy cards “FOR” approval of the First Sentry adjournment proposal, unless otherwise instructed on the proxy. If First Sentry shareholders approve the First Sentry adjournment proposal, First Sentry is not required to give any further notice of the time and place of the adjourned First Sentry meeting other than an announcement of the time and place to be provided at the First Sentry special meeting.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of First Sentry’s Board of Directors

First Sentry’s board of directors recommends that First Sentry shareholders vote “FOR” the proposal to approve of the adjournment of the First Sentry special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Sentry special meeting to approve the proposal to approve the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

WesBanco files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC’s web site at www.sec.gov. You may read and copy any reports, statements or other information filed by WesBanco at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room.

WesBanco maintains an Internet site that contains information about WesBanco and its subsidiaries at www.wesbanco.com. The reports and other information filed by WesBanco with the SEC are available through its Internet website. The Internet website addresses of WesBanco is provided as inactive textual references only. The information provided on WesBanco’s Internet website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

This proxy statement/prospectus is part of a Registration Statement on Form S-4 that WesBanco has filed with the SEC with respect to the WesBanco common stock to be issued in the merger. This proxy statement/prospectus constitutes a prospectus of WesBanco and a proxy statement of First Sentry for its special shareholders meeting. As permitted by the SEC, this proxy statement/prospectus does not contain all of the information contained in the Registration Statement. You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows the “incorporation by reference” of information into this proxy statement/prospectus, which means that WesBanco can disclose important information to you by referring you to another document filed separately with the SEC by WesBanco. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that WesBanco has previously filed with the SEC. These documents contain important information about WesBanco.

The following documents, which have been filed with the SEC by WesBanco, are hereby incorporated by reference into this proxy statement/prospectus:

•	WesBanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	WesBanco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	WesBanco’s Current Reports on Form 8-K filed on February 23, 2017, April 20, 2017, May 22, 2017 and November 13, 2017 (in each case, except to the extent furnished but not filed); and

•	the description of WesBanco common stock contained in WesBanco’s registration statement on Form 8-A filed by WesBanco pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purpose of updating the description, as filed on May 2, 1977.

All documents filed by WesBanco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting of First Sentry’s shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

You should rely only on the information contained in this proxy statement/prospectus or on information to which we have referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

If you would like to receive a copy of any of the documents incorporated by reference, please contact WesBanco at the address or telephone number listed under the heading “Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the proposed merger between WesBanco and First Sentry, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and First Sentry may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed Merger may not be fully realized within the expected timeframes; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed Merger may not be obtained on the expected terms and schedule; First Sentry’s shareholders may not approve the proposed merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms (including tax reform); and extended disruption of vital infrastructure; and other factors described in the section of this proxy statement/prospectus titled “Risk Factors” and WesBanco’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●]. All forward-looking statements included in this filing are based on information available at the time of the release. Neither WesBanco nor First Sentry assumes any obligation to update any forward-looking statement.

LEGAL MATTERS

Certain matters relating to the validity of the WesBanco common stock issuable in connection with the merger will be passed upon for WesBanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of December 13, 2017, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC participating in the preparation of this proxy statement/prospectus owned an aggregate of approximately 55,054 shares of WesBanco common stock. In addition, James C. Gardill and Denise Knouse-Snyder are members of Phillips, Gardill, Kaiser & Altmeyer, PLLC and are also on the board of directors of WesBanco, with Mr. Gardill serving as Chairman. K&L Gates LLP, as tax counsel to WesBanco, and Bowles Rice LLP, as tax counsel to First Sentry, each will pass upon certain tax consequences related to the merger.

EXPERTS

The consolidated financial statements of Wesbanco, Inc. appearing in WesBanco’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of WesBanco’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in auditing and accounting.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 13, 2017

by and among

WESBANCO, INC.,

WESBANCO BANK, INC.,

FIRST SENTRY BANCSHARES, INC.

and

FIRST SENTRY BANK, INC.

A-i

A-ii

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	—	Section 5.03(a)
“Acquisition Transaction”	—	Section 5.03(a)
“Age Discrimination in Employment Act”	—	Section 3.01(t)(ii)
“Agreement”	—	Preamble
“ALLL”	—	Section 3.01(k)(i)
“Average Closing Price”	—	Section 11.01(d)(iv)
“BHC Act”	—	Section 3.01(a)(i)
“Bank Merger”	—	Preamble
“Bank Secrecy Act”	—	Section 3.01(gg)
“Buyer”	—	Preamble
“Buyer Balance Sheet Date”	—	Section 4.01(g)
“Buyer Compensation and Benefit Plans”	—	Section 4.01(t)(i)
“Buyer Consultants”	—	Section 4.01(t)(i)
“Buyer Contracts”	—	Section 4.01(c)(i)
“Buyer Directors”	—	Section 4.01(t)(i)
“Buyer Disclosure Schedule”	—	Preamble
“Buyer Employees”	—	Section 4.01(t)(i)
“Buyer ERISA Affiliate”	—	Section 4.01(t)(iii)
“Buyer ERISA Affiliate Plan”	—	Section 4.01(t)(iii)
“Buyer Filed SEC Documents”	—	Section 4.01(l)
“Buyer Financial Statements”	—	Section 4.01(g)
“Buyer Loans”	—	Section 4.01(o)(ii)
“Buyer Officers”	—	Section 4.01(t)(i)
“Buyer Pension Plan”	—	Section 4.01(t)(ii)
“Buyer Ratio”	—	Section 11.01(d)(iv)
“Buyer SEC Documents”	—	Section 4.01(f)(i)
“Buyer Shares” and “Buyer Share”	—	Preamble
“Buyer Stock Option Plans”	—	Section 4.01(c)(i)
“Buyer Sub”	—	Preamble
“Buyer Subsidiary” or “Buyer Subsidiaries”	—	Section 4.01(l)
“Buyer Subsidiary Real Estate Collateral”	—	Section 4.01(w)
“Buyer Top-up Notice”	—	Section 11.01(d)(iv)
“Buyer 401(k) Plan”	—	Section 5.08(a)
“Buyer’s Financial Advisor”	—	Section 4.01(i)
“CRA”	—	Section 3.01(u)(i)
“Classified Loans”	—	Section 3.01(k)(ii)
“Closing”	—	Section 9.01
“Closing Date”	—	Section 9.01
“Code”	—	Preamble
“Constituent Corporations”	—	Preamble
“Continuing Employees”	—	Section 6.02(a)
“Costs”	—	Section 6.06(a)
“DOL”	—	Section 3.01(t)(iii)
“DPC Shares”	—	Section 2.01(b)
“Data Conversion”	—	Section 6.02(d)(i)
“Defined Benefit Pension Plan”	—	Section 6.02(a)
“Effective Time”	—	Section 1.03

A-iii

“Environmental Law”	—	Section 3.01(y)
“ERISA”	—	Section 3.01(t)(i)
“Exchange Act”	—	Section 3.01(t)(ii)
“Exchange Agent”	—	Section 2.03(a)
“Exchange Fund”	—	Section 2.03(b)
“Exchange Ratio”	—	Section 2.01(a)
“FDIC”	—	Section 3.01(a)(ii)
“FCPA”	—	Section 3.01(gg)
“FHLB”	—	Section 3.01(l)
“Fair Credit Reporting Act”	—	Section 3.01(ff)
“Federal Reserve”	—	Section 3.01(k)(ii)
“GAAP”	—	Section 3.01(a)(iv)
“Governmental Authority”	—	Section 3.01(q)
“Gramm-Leach-Bliley Act”	—	Section 3.01(ff)
“HSR Act”	—	Section 3.01(w)
“Hazardous Substances”	—	Section 3.01(y)
“IIPI”	—	Section 3.01(ff)
“IRS”	—	Section 3.01(m)
“Indemnified Party”	—	Section 6.06(a)
“Index Price”	—	Section 11.01(d)(iv)
“Index Ratio”	—	Section 11.01(d)(iv)
“Information”	—	Section 7.01
“Insider Transactions”	—	Section 3.01(k)(ii)
“K&L”	—	Section 8.01(c)
“knowledge” or “actual knowledge”	—	Section 3.01(a)(iv)
“Loans”	—	Section 3.01(k)(i)
“Loan Assets”	—	Section 3.01(j)
“Loan Documentation”	—	Section 3.01(j)
“material”	—	Section 3.01(a)(iv)
“material adverse effect” or “material adverse change”	—	Section 3.01(a)(iv)
“Merger”	—	Preamble
“Merger Consideration”	—	Section 2.01(a)
“NDA”	—	Section 12.03
“Nasdaq”	—	Section 3.01(w)
“Notice of Superior Proposal”	—	Section 5.03(e)
“OFAC”	—	Section 3.01(gg)
“PBGC”	—	Section 3.01(t)(iii)
“PCBs”	—	Section 3.01(y)
“Patriot Act”	—	Section 3.01(gg)
“Per Share Consideration”	—	Section 11.01(d)(iv)
“Premium Cap”	—	Section 6.06(b)
“Proxy Statement/Prospectus”	—	Section 7.06(a)
“Registration Statement”	—	Section 7.06(a)
“Regulatory Authorities”	—	Section 3.01(p)
“Representatives”	—	Section 7.01
“Required Seller Vote”	—	Section 3.01(jj)
“Retention Bonus”	—	Section 6.02(d)(i)
“Retention Employees”	—	Section 6.02(d)(i)
“Retention Pool”	—	Section 6.02(d)(i)
“Retention Restricted Stock Agreements”	—	Section 6.02(d)(ii)
“SEC”	—	Section 3.01(c)
“Sarbanes-Oxley Act”	—	Section 3.01(u)(iv)

A-iv

“Securities Act”	—	Section 3.01(t)(ii)
“Seller”	—	Preamble
“Seller Balance Sheet Date”	—	Section 3.01(f)
“Seller Board”	—	Section 5.03(b)
“Seller Board Recommendation”	—	Section 7.06(f)
“Seller Certificate”	—	Section 2.03(c)
“Seller Compensation and Benefit Plans”	—	Section 3.01(t)(i)
“Seller Consultants”	—	Section 3.01(t)(i)
“Seller Contracts”	—	Section 3.01(x)
“Seller Directors”	—	Section 3.01(t)(i)
“Seller Disclosure Schedule”	—	Preamble
“Seller Dissenting Share”	—	Section 2.04
“Seller Employees”	—	Section 3.01(t)(i)
“Seller ERISA Affiliate”	—	Section 3.01(t)(iii)
“Seller ERISA Affiliate Plan”	—	Section 3.01(t)(iii)
“Seller Financial Statements”	—	Section 3.01(f)
“Seller Meeting”	—	Section 7.06(e)
“Seller Officers”	—	Section 3.01(t)(i)
“Seller Pension Plan”	—	Section 3.01(t)(ii)
“Seller Real Properties”	—	Section 3.01(n)
“Seller Representatives”	—	Section 5.03(a)
“Seller Shares” and “Seller Share”	—	Preamble
“Seller Stock Options”	—	Section 2.02(a)
“Seller Stock Plans”	—	Section 2.02(a)
“Seller Sub”	—	Preamble
“Seller Subsequent Determination”	—	Section 5.03(e)
“Seller Subsidiary” and “Seller Subsidiaries”	—	Section 3.01(a)(ii)
“Seller Subsidiary Real Estate Collateral”	—	Section 3.01(y)
“Seller Walkaway Right”	—	Section 11.01(d)(iv)
“Seller 401(k) Plan”	—	Section 5.08(a)
“Seller’s Counsel”	—	Section 8.02(c)
“Seller’s Financial Advisor”	—	Section 3.01(r)
“Starting Date”	—	Section 11.01(d)(iv)
“Starting Price”	—	Section 11.01(d)(iv)
“Subsidiary”	—	Section 3.01(c)
“Superior Proposal”	—	Section 5.03(e)
“Surviving Bank Corporation”	—	Section 1.02
“Surviving Corporation”	—	Section 1.01
“Systems”	—	Section 3.01(ee)
“Takeover Laws”	—	Section 3.01(z)
“Tax” or “Taxes”	—	Section 3.01(m)
“Tax Returns”	—	Section 3.01(m)
“Termination Fee”	—	Section 11.02(b)
“Trust Account Shares”	—	Section 2.01(b)
“Updated Buyer Disclosure Schedule”	—	Section 6.04
“Updated Seller Disclosure Schedule”	—	Section 5.02
“Voting Agreement”	—	Preamble
“Voting Agreement Shareholders”	—	Preamble
“WVBCA”	—	Section 1.01
“Walkaway Determination Date”	—	Section 11.01(d)(iv)
“West Virginia Secretary of State”	—	Section 1.03
“WVDFI”	—	Section 3.01(a)(ii)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2017, is made and entered into by and among Wesbanco, Inc., a West Virginia corporation (“Buyer”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), First Sentry Bancshares, Inc. a West Virginia corporation and bank holding company (“Seller”), and First Sentry Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Seller (“Seller Sub”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each determined that it is in the best interests of their respective corporations and shareholders for Buyer to acquire Seller pursuant to a merger of Seller with and into Buyer (the “Merger”) and, immediately after the Merger, a merger of Seller Sub with and into Buyer Sub (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Seller will cease to have a separate corporate existence and the shareholders of Seller will receive from Buyer in exchange for each share of common stock, $1.00 par value, of Seller (individually “Seller Share” and collectively “Seller Shares”), 1.5869 shares of common stock, $2.0833 par value per share, of Buyer (individually, a “Buyer Share” and collectively, the “Buyer Shares”), as may be adjusted as provided herein, all as determined in accordance with the terms of this Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, the directors and executive officers of Seller listed on Exhibit A hereto (the “Voting Agreement Shareholders”) have each entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s Seller Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Bank Merger contemplated by this Agreement each qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Seller has previously provided to Buyer a schedule disclosing additional information about Seller (the “Seller Disclosure Schedule”), and Buyer has previously provided to Seller a schedule disclosing additional information about Buyer (the “Buyer Disclosure Schedule”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01.    Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”). Buyer shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of West Virginia and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of Seller shall be converted in the manner provided in Article Two.

1.02.    Bank Merger; Surviving Bank Corporation

Upon the terms and subject to the conditions of this Agreement, immediately after and subject to the Effective Time, Seller Sub shall merge with and into Buyer Sub in accordance with the WVBCA and the state banking code of West Virginia. Buyer Sub shall be the continuing and surviving bank corporation in the Bank Merger, shall continue to exist under the laws of the State of West Virginia and shall continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Bank Corporation” refers to Buyer Sub at and after the Effective Time. As a result of the Bank Merger, the outstanding shares of capital stock of Seller Sub shall be converted in the manner provided in Section 2.06.

1.03.    Effective Time

The Merger shall become effective at the time set forth in the Articles of Merger that shall be filed with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”) in accordance with the WVBCA. The Bank Merger shall become effective at the time set forth in the Articles of Merger that shall be filed with the West Virginia Secretary of State in accordance with the WVBCA; provided, however, that the Bank Merger shall not become effective until after the Merger has become effective. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.04.    Effects of the Merger

At the Effective Time:

(a)	the articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation;

(b)	the bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation;

(c)	the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(d)	the officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(e)	each Buyer Share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(f)	the Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA; and

(g)	the location of the principal office of the Surviving Corporation shall be One Bank Plaza, Wheeling, WV 26003.

1.05.    Effects of the Bank Merger

Immediately following the Effective Time of the Bank Merger:

(a)	the articles of incorporation of Buyer Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank Corporation;

(b)	the bylaws of Buyer Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank Corporation;

(c)	the directors of Buyer Sub immediately prior to the Effective Time shall become the directors of the Surviving Bank Corporation, each of whom shall serve in accordance with the articles of incorporation and bylaws of the Surviving Bank Corporation;

(d)	the officers of Buyer Sub immediately prior to the Effective Time shall become the officers of the Surviving Bank Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Bank Corporation; and

(e)	the Bank Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA.

1.06.    Tax Consequences

It is intended that the Merger and the Bank Merger shall each constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder. Buyer and Seller each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 8.01(c) and 8.02(c), which certificates shall be effective as of the date of such opinions.

1.07.    Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article Eight, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger described in Section 1.01 hereof and/or the Bank Merger described in Section 1.02 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 8.01(c) and 8.02(c); (ii) the consideration to be paid to the holders of Seller Shares under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger or the Bank Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.08.    Additional Actions

If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Sub, or (ii) otherwise carry out the purposes of this Agreement, Seller, Seller Sub and their officers and directors shall be deemed to have granted to Buyer and Buyer Sub an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Sub its right, title or interest in, to or under any of the rights, properties or assets of Seller and Seller Sub or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Sub are authorized in the name of Seller, Seller Sub or otherwise to take any and all such action.

ARTICLE TWO

CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES

2.01.    Conversion of Seller Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder of any of the following securities:

(a)	Subject to the other provisions of this Article Two and the potential Exchange Ratio adjustment as provided in Section 11.01(d)(iv), each Seller Share issued and outstanding immediately prior to the Effective Time (other than (i) Seller Shares held directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 2.01(b) hereof) and (ii) Seller Dissenting Shares (as defined in Section 2.04)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, 1.5869 (the “Exchange Ratio”) Buyer Shares. The 1.5869 Buyer Shares to be issued in exchange for each Seller Share pursuant to this Section 2.01 are sometimes referred to herein as the “Merger Consideration”.

(b)	At the Effective Time, all Seller Shares that are owned directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (other than Seller Shares (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or agency capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock that are similarly held, whether held directly or indirectly by Buyer or Seller, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Buyer or Seller or any of their respective Subsidiaries, directly or indirectly, in respect of a debt previously contracted (any such Seller Shares, and Buyer Shares that are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no Buyer Shares, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Buyer Shares that are owned by Seller or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer without any consideration therefor.

2.02.    Seller Stock Options

(a)	Seller shall take all requisite action so that, at the Effective Time, each option to acquire Seller Shares (each, a “Seller Stock Option”) granted under Seller’s stock compensation and stock based incentive plans (the “Seller Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub, the holder of such Seller Stock Option or any other person or entity, cancelled and converted into the right to receive from Seller or from Buyer and the Surviving Corporation, at or immediately following the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of Seller Shares subject to such Seller Stock Option, multiplied by (y) the excess, if any, of $64.00 over the per share exercise price under such Seller Stock Option, less any Taxes required to be deducted or withheld in accordance with Section 2.03(i).

(b)

At or prior to the Effective Time, Seller, the Seller Board (as defined in Section 5.03(b)) and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions

(including obtaining any Seller or Seller Sub employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.02.

2.03.    Exchange and Payment Procedures

(a)	Exchange Agent. Buyer shall designate Computershare Investor Services, LLC or such other entity as shall reasonably be selected by Buyer to act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 2.03. Seller shall provide to the Exchange Agent all information reasonably requested by Buyer to be provided to the Exchange Agent in order for it to perform as specified herein.

(b)	Deposit with Exchange Agent; Exchange Fund. At least one business day prior to the Effective Time, Buyer shall provide to the Exchange Agent the aggregate number of Buyer Shares representing the Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 2.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Seller Shares (collectively, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Buyer Shares held by it from time to time hereunder, except that it shall receive and hold for the benefit of the recipients of the Buyer Shares until distributed thereto pursuant to the provisions of this Agreement any dividends or other distributions paid or distributed with respect to such Buyer Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph. The Exchange Agent shall invest cash in the Exchange Fund, as directed by Buyer, on a daily basis; provided, however, that all such investments shall be in (1) obligations of, or guaranteed by, the United States of America, (2) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation, or (3) certificates of deposit of commercial banks (not including any Subsidiary (as defined in Section 3.01(c)) or affiliate of Buyer) with capital exceeding $1.0 billion. All interest and other income resulting from such investments shall be paid to Buyer.

(c)

Surrender of Seller Certificates. As promptly as practicable after the Effective Time, and in no event more than seven business days thereafter, Buyer shall send or cause to be sent to each former holder of record of Seller Shares transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass only upon proper delivery of such certificates to the Exchange Agent). Each holder of an outstanding certificate or certificates which prior to the Effective Time represented Seller Shares (“Seller Certificate”), who surrenders such Seller Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive (a) the Merger Consideration for each Seller Share represented by the Seller Certificate surrendered, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Seller Certificate upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue the certificates representing Buyer Shares in accordance with this Agreement. Each Seller Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the Merger Consideration, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Shares shall be paid to the holder of any unsurrendered Seller Certificate until the holder thereof shall surrender such Seller Certificate in accordance with this Section 2.03(c). After the surrender of a Seller Certificate in accordance with this Section 2.03(c), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Buyer Shares represented by such Seller Certificates. After the Effective Time, there shall be no further transfer on the records of Seller of a Seller Certificate representing Seller Shares and, if any such Seller Certificate is presented to Seller for transfer, it shall be canceled against delivery of the Merger Consideration for each Seller Share represented by such Seller Certificate provided in Article Two.

(d)	Lost, Stolen or Destroyed Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Seller Certificate for Seller Shares for surrender to the Exchange Agent in accordance with this Section 2.03:

(i)	evidence to the reasonable satisfaction of the Surviving Corporation that such Seller Certificate has been lost, wrongfully taken, or destroyed;

(ii)	such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety); and

(iii)	evidence, to the reasonable satisfaction of the Surviving Corporation, that such person was the owner of the Seller Shares theretofore represented by each such Seller Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Seller Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Seller Shares theretofore represented by any such Seller Certificate have been acquired by a bona fide purchaser, shall deliver to such person (a) the Merger Consideration for each Seller Share represented by the lost, stolen or destroyed Seller Certificate, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest, that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Seller Certificate.

(e)	No Further Ownership Rights in Seller Shares. All cash and Buyer Shares issued upon conversion of Seller Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Seller Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Seller (but only in compliance with the terms of this Agreement) on such Seller Shares prior to the Effective Time and which remain unpaid at the Effective Time, subject to compliance with Section 7.08.

(f)	No Fractional Buyer Shares.

(i)	No certificates or scrip representing fractional Buyer Shares shall be issued upon the surrender for exchange of Seller Certificates evidencing Seller Shares, and such fractional Buyer Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)

Each holder of Seller Shares who would otherwise be entitled to receive a fractional Buyer Share shall instead receive from the Exchange Agent an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional Buyer Share (rounded to the nearest thousandth when expressed in decimal form) interest to which such holder (after taking into account all Seller

Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Average Closing Price (as defined in Section 11.01(d)(iv)).

(g)	Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Buyer pursuant to Section 2.03(b) that remains undistributed to the shareholders of Seller for 12 months after the Effective Time may be delivered to the Surviving Corporation, upon Buyer’s demand, and any shareholders of Seller who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest and any dividends or distributions with respect to Buyer Shares issuable in the Merger, in each case without interest.

(h)	No Liability. None of Buyer, Seller, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Seller Shares for any payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest or any dividends or distributions with respect to Buyer Shares issuable in the Merger delivered to a public official as and if required by any applicable abandoned property, escheat or similar law.

(i)	Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from any cash consideration otherwise payable pursuant to this Agreement to any holder of Seller Certificates such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are properly withheld and paid over to the appropriate taxing authority by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Seller Certificates in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent.

(j)	Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.04.    Seller Shareholders’ Dissenters’ Rights

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Seller Share who is entitled to demand and properly demands payment of the fair value of such Seller Share in accordance with Chapter 31D, Article 13 of the WVBCA (a “Seller Dissenting Share”), then such Seller Dissenting Share shall not be converted into the right to receive the Merger Consideration, and instead:

(a)	Each such Seller Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement;

(b)	Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Chapter 31D, Article 13 of the WVBCA; provided, however, that if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Chapter 31D, Article 13 of the WVBCA, each such holder’s Seller Dissenting Share shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon.

No holder of a Seller Dissenting Share shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of a Seller Dissenting Share shall be invalid, unless and until the demand for the payment of the fair value made in respect of such Seller Dissenting Share shall have been or is deemed to have been withdrawn.

2.05.    Anti-Dilution Provisions

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Buyer Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or Buyer establishes a record date for effecting any such change to the outstanding Buyer Shares) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar changes in Buyer’s capitalization, excluding an acquisition by Buyer involving an exchange of Buyer Shares not resulting in a recapitalization of Buyer, appropriate and proportionate adjustment shall be made to the Merger Consideration. Nothing contained herein shall be deemed to permit any action that may be proscribed by this Agreement.

2.06.    Conversion of Seller Sub Capital Stock

Immediately after the Effective Time, each issued and outstanding share, and each share held in the treasury, of capital stock of Seller Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, be canceled without any conversion or issuance of any shares of capital stock of Buyer or Buyer Sub with respect thereto. No shares of Buyer or Buyer Sub shall be issued or exchanged and no consideration shall be given for shares of Seller Sub, and each then-issued and outstanding share, and each share then held in the treasury, of capital stock of Buyer Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, continue as one share of capital stock of the Surviving Bank Corporation having the same designations, preferences, limitations, and rights as such share of capital stock of Buyer Sub immediately prior to the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

3.01.    Representations and Warranties of Seller and Seller Sub

Except as set forth on the Seller Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Seller and Seller Sub hereby jointly and severally represent and warrant to Buyer and Buyer Sub as follows:

(a)	Corporate Status.

(i)	Seller is a West Virginia corporation and bank holding company registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Seller is duly organized and validly existing under the laws of the State of West Virginia, has the full corporate power and authority to own its property, to carry on its business as presently conducted, and is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the articles of incorporation and bylaws of Seller, in each case as amended to the date of this Agreement.

(ii)

Set forth in Section 3.01(a)(ii) of the Seller Disclosure Schedule is a complete list of each Subsidiary (as that term is defined in Section 3.01(c)) of each of Seller and Seller Sub (each, a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”). Seller Sub is a West Virginia state-chartered commercial bank and is regulated by the West Virginia Division of Financial

Institutions (the “WVDFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). The deposit accounts of Seller Sub are insured by the FDIC to the fullest extent permitted by applicable law. Seller Sub is duly organized and validly existing under the laws of the State of West Virginia and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted, and is qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the governing instruments of Seller Sub, in each case as amended to the date of this Agreement.

(iii)	Each of the Seller Subsidiaries other than Seller Sub has been duly organized and is validly existing under the laws of its jurisdiction of organization, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(iv)

As used in this Agreement, (A) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, business or results of operations of such entity and its Subsidiaries taken as a whole and (B) the terms “material adverse effect” or “material adverse change” mean, with respect to an entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger or the Bank Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy (including changes in interest rates) or the United States securities markets in general; (ii) resulting from changes in laws or regulations affecting banks or savings banks or their holding companies generally, or interpretations thereof by Governmental Authorities; (iii) resulting from any litigation or loss of current or prospective customers, employees or revenues arising from the execution of this Agreement; (iv) resulting from any transaction costs of the Merger generally; (v) resulting from payments made in the nature of severance payments or payments made pursuant to the change in control provisions of employment agreements or change in control or severance plans of Seller or any Seller Subsidiary or payments made pursuant to Section 6.02(b); (vi) resulting from changes, after the date hereof, in accounting principles generally accepted in the United States (“GAAP”) or applicable regulatory accounting requirements; (vii) resulting from changes, after the date hereof, in global, national or regional political conditions (including events of war or acts of terrorism); or (viii) resulting from public disclosure of the transactions contemplated hereby or actions that are expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; provided, however, that in no event shall a decrease in the trading price of Buyer Shares, absent any other event, change or effect that has had or would reasonably be expected to have a material adverse effect, or litigation relating thereto, be considered a material adverse effect or material adverse change; and provided, further, that any state of facts, change, development, event, effect, condition or occurrence referred to in clauses (i), (ii), (vi) or (vii) immediately above shall be taken into account in determining whether a material adverse effect or material adverse change has occurred to the extent that such state of facts, change, development, event, effect, condition or occurrence has a disproportionate effect on Seller or Buyer, as the case may be, compared to other similarly situated community banking organizations operating in the geographic regions in which the Seller or Buyer, as the case may be, conduct their business. Any reference to “knowledge” or

“actual knowledge” of a party means the actual knowledge of the party’s Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Senior Vice Presidents and Chairman of the Board of Directors.

(b)	Capitalization of Seller.

(i)	The authorized capital of Seller consists solely of 5,280,000 Seller Shares, of which 1,563,169 Seller Shares were issued and outstanding as of September 30, 2017. As of the date of this Agreement, no Seller Shares were held in its treasury. All outstanding Seller Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All issued Seller Shares have been issued in compliance in all material respects with all applicable federal and state securities laws. As of September 30, 2017, 36,800 Seller Shares were reserved for issuance upon the exercise of outstanding Seller Stock Options. Seller has furnished to Buyer a true, complete and correct copy of the Seller Stock Plans, and a list of all participants in the Seller Stock Plans as of the date hereof is set forth in Section 3.01(b)(i) of the Seller Disclosure Schedule, which list identifies the number of Seller Shares subject to Seller Stock Options held by each such participant, the exercise price or prices of such Seller Stock Options and the dates each of the Seller Stock Options was granted, becomes exercisable and expires.

(ii)	As of the date hereof, except for this Agreement and the Seller Stock Options, there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Seller Shares or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Shares except for such obligations arising under the Seller Stock Plans.

(iii)	Except as disclosed in Section 3.01(b)(iii) of the Seller Disclosure Schedule or as contemplated by the terms of this Agreement, since December 31, 2016, Seller has not (A) issued or permitted to be issued any Seller Shares, or securities exercisable for or convertible into Seller Shares, other than upon exercise of the Seller Stock Options granted prior to the date hereof under the Seller Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, through any Seller Subsidiary or otherwise, any Seller Shares; or (C) except for its regular quarterly dividend, declared, set aside, made or paid to the shareholders of Seller dividends or other distributions on the outstanding Seller Shares.

(iv)	Except as disclosed in Section 3.01(b)(iv) of the Seller Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Seller or Seller Sub are issued or outstanding. No bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which Seller’s shareholders may vote are issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Seller and Seller Sub were issued in compliance in all material respects with all applicable laws, rules and regulations.

(c)

Seller Subsidiaries. Except as set forth in Section 3.01(c) of the Seller Disclosure Schedule, Seller and Seller Sub own of record and beneficially all of the issued and outstanding equity securities of the Seller Subsidiaries. There are no options, warrants, calls, rights, commitments or agreements of any character to which Seller, Seller Sub or any Seller Subsidiary is a party or by which any of them is bound obligating any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of such Seller Subsidiary (other than to Seller) or obligating Seller, Seller Sub or such Seller Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of the equity securities of any Seller Subsidiary, and all of the equity securities of each Seller Subsidiary held by Seller are fully paid and non-assessable and are owned by Seller free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Seller Subsidiaries.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)	Corporate Authority. All corporate actions of Seller and Seller Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Seller and Seller Sub, have been duly and validly taken, except for the approval of this Agreement by the Required Seller Vote (as defined in Section 3.01(jj)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the WVBCA. The Seller Board has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Seller and its shareholders that Seller enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote at a meeting of Seller’s shareholders to be held as promptly as practicable and (iv) subject to the provisions of Section 5.03 hereof, to recommend that Seller’s shareholders adopt this Agreement in accordance with the provisions of Section 7.06(f) hereof. The Board of Directors of Seller Sub has, by unanimous vote of the directors, duly adopted resolutions approving this Agreement and the Bank Merger and the other transactions contemplated hereby. Seller Board has approved and directed that Seller, as the sole shareholder of Seller Sub, provide its written consent to the Bank Merger. Seller has no debt that is secured by Seller Sub capital stock.

(e)	Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Seller and Seller Sub, and assuming the due authorization, execution and delivery by Buyer and Buyer Sub, constitutes a valid and binding obligation of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Seller and Seller Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Seller Vote, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

(f)

Financial Statements of Seller; Auditor Independence. Seller has furnished to Buyer consolidated financial statements of Seller consisting of the consolidated statements of financial condition as of December 31 for each of the fiscal years 2015 and 2016 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three years ended December 31, 2016 (the “Seller Balance Sheet Date”) and the unaudited consolidated balance sheets as of September 30, 2017 and the related consolidated statements of income, shareholders’ equity and cash flows for the three and nine months then ended (all of such consolidated financial statements are collectively referred to herein as the “Seller Financial Statements”). The Seller Financial Statements (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the books and records of Seller and the Seller Subsidiaries, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of Seller and the Seller Subsidiaries, as applicable, as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Seller and the Seller Subsidiaries, as applicable, for the respective periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

During the periods covered by the Seller Financial Statements, Seller’s external auditor was independent of Seller, the Seller Subsidiaries and their respective management. As of the date hereof, Hess, Stewart & Campbell, PLLC, the external auditor for Seller and Seller Sub, has not resigned or been dismissed as a result of or in connection with any disagreements with Seller or Seller Sub on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g)	Systems and Processes. Each of Seller and the Seller Subsidiaries has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of Seller and the Seller Subsidiaries as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Seller Financial Statements and required call reports for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Seller Financial Statements and required call reports and to maintain accountability for the assets of Seller and the Seller Subsidiaries, (iii) access to such assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such assets is compared with existing assets at regular intervals. The records, systems, controls, data and information of Seller and the Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or the Seller Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Seller and the Seller Subsidiaries have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their auditors and the audit committee of their respective boards of directors (A) any significant deficiencies in the design or operation of internal controls that could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls. Since December 31, 2012, neither Seller nor the Seller Subsidiaries nor, to Seller’s knowledge, any employee, auditor, accountant or representative of Seller or the Seller Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Seller Financial Statements, call reports or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of the Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of the Seller Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Seller or any of the Seller Subsidiaries, whether or not employed by Seller or any of the Seller Subsidiaries, has reported evidence of a material violation of any federal or state securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors or employees to the board of directors of Seller or any committee thereof or to any director or officer of Seller. To Seller’s knowledge, there has been no instance of fraud by Seller or any of the Seller Subsidiaries, whether or not material, that occurred during any period covered by the Seller Financial Statements.

(h)

Absence of Undisclosed Liabilities. Seller and the Seller Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations (a) incurred in the ordinary course of business that are usual and normal in amount, both individually and in the aggregate, since December 31, 2016, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Seller as of December 31, 2016 included in the Seller Financial Statements at and for the period ending December 31, 2016.

(i)	Absence of Changes. Except as set forth in Section 3.01(i) of the Seller Disclosure Schedule, since the Seller Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and, to the actual knowledge of Seller, no fact or condition exists that Seller believes will cause such a material adverse change in the future.

(j)	Loan Documentation. The documentation (“Loan Documentation”) governing or relating to the material loan and credit-related assets (“Loan Assets”) included in the loan portfolio of the Seller Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Seller Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not have a material adverse effect on Seller. Except as set forth in Section 3.01(j) of the Seller Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would have a material adverse effect on Seller. All loans and extensions of credit that have been made by the Seller Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(k)	Loans; Nonperforming and Classified Assets.

(i)	To Seller’s knowledge, except as would not reasonably be expected to have a material adverse effect on Seller, each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, loan commitments and loan guaranties (collectively, “Loans”), on Seller’s or any Seller Subsidiary’s books and records, was made and has been serviced in accordance with Seller’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests that have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has previously made available to Buyer complete and correct copies of its and the Seller Subsidiaries’ lending policies. The deposit and loan agreements of Seller and each Seller Subsidiary comply in all material respects with all applicable laws, rules and regulations. The allowance for loan and lease losses (“ALLL”) reflected in the Seller Financial Statements was, as of the date of each of the Seller Financial Statements, in the opinion of management of Seller, in compliance with Seller’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authorities, the Financial Accounting Standards Board and GAAP, and is adequate.

(ii)

Section 3.01(k) of the Seller Disclosure Schedule discloses as of September 30, 2017 with respect to Seller and the Seller Subsidiaries: (A) any Loan in the amount of $25,000 or more under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the actual knowledge of Seller, in default of any other provision thereof; (B) each Loan that has been classified as “troubled debt restructuring,” “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Seller, the Seller Subsidiaries or a Governmental Authority (the “Classified Loans”) in the amount of $25,000 or more; (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of Seller, or to the actual knowledge of Seller, any person controlling, controlled by or under common control with any of the foregoing. All Loans that are classified as “Insider Transactions” by Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) have been made by Seller or any of the Seller Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(l)	Reports and Records. Seller and the Seller Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the WVDFI, the FDIC, the Federal Home Loan Bank of Pittsburgh (the “FHLB”) and any other applicable Regulatory Authorities, except for such reports and records the failure to file or maintain would not have a material adverse effect on Seller. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to comply with such laws, rules and regulations or contain such information would not reasonably be expected to have a material adverse effect on Seller. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not reasonably be expected to have a material adverse effect on Seller. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Seller or any of the Seller Subsidiaries.

(m)

Taxes. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have timely filed (including all applicable extensions) all material returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all material federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a “Tax” and, collectively, “Taxes”) required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns, as amended, are true, correct and complete in all material respects. Seller and the Seller Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Seller Financial Statements or have arisen in the ordinary course of business since the Seller Balance Sheet Date. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the actual knowledge of Seller, is threatening to assert against Seller or any Seller Subsidiary any deficiency or claim for additional Taxes. There are no unexpired waivers by Seller or any Seller Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Seller Financial Statements are adequate in all material respects for the periods covered. Seller and the Seller Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Seller. There are no liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Seller is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(n)	Property and Title. Section 3.01(n) of the Seller Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Seller or the Seller Subsidiaries and used in the business of Seller and the Seller Subsidiaries (collectively, the “Seller Real Properties”). The Seller Real Properties constitute all of the material real property and interests in real property used in the businesses of Seller and the Seller Subsidiaries. Copies of all leases of Seller Real Properties to which Seller or any Seller Subsidiary is a party have been provided to Buyer. Except as set forth on Section 3.01(n) of the Seller Disclosure Schedule, the leasehold interests subject to such leases have not been assigned or subleased. All Seller Real Properties that are owned by Seller or any Seller Subsidiary are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except: (i) those set forth in Section 3.01(n) of the Seller Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (iii) the lien of current taxes not yet due and payable and (iv) other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller. Seller and the Seller Subsidiaries own, and are in rightful possession of, and have good title to, all of the other material assets used by Seller or any Seller Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Seller or any Seller Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in Section 3.01(n) of the Seller Disclosure Schedule, (ii) those assets disposed of in the ordinary course of business consistent with past practices, (iii) such as are no longer used or useful in the conduct of its businesses and (iv) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller. The assets of Seller and the Seller Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Seller and the Seller Subsidiaries as such businesses are presently being conducted. To Seller’s actual knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Seller or the Seller Subsidiaries of any of the Seller Real Properties.

(o)	Legal Proceedings. Except as set forth in Section 3.01(o) of the Seller Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Seller and the Seller Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding (i) against Seller or any Seller Subsidiary which, if adversely determined against Seller or any Seller Subsidiary, could have a material adverse effect on Seller or Seller Sub; or (ii) against or by Seller or any Seller Subsidiary which, if adversely determined against Seller or any Seller Subsidiary, could prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(p)

Regulatory Matters. Except as disclosed (to the extent permitted by applicable law) in Section 3.01(p) of the Seller Disclosure Schedule, none of Seller, the Seller Subsidiaries and the respective properties of Seller and the Seller Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve, the WVDFI, the FDIC, the FHLB, and the SEC or the supervision or regulation of Seller or the Seller Subsidiaries (collectively, the “Regulatory Authorities”) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has been advised by any of the Regulatory Authorities that any of such Regulatory Authorities are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller. Seller Subsidiary is “well-capitalized” (as that term is defined in 12 C.F.R. 325.103(b)(1)).

(q)	No Conflict. Except as disclosed in Section 3.01(q) of the Seller Disclosure Schedule and subject to the required approval of this Agreement by the Required Seller Vote, the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby by Seller and Seller Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Seller or Seller Sub or any of their respective properties; (B) the articles of incorporation or bylaws of Seller, or the governing instruments of Seller Sub; (C) any material agreement, indenture or instrument to which Seller or Seller Sub is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Seller or Seller Sub, other than, in the case of clauses (A), (C) and (D), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a material adverse effect on Seller; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Seller or any of the Seller Subsidiaries, other than such security interests, mortgages, options, claims, liens, charges or encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Seller or any of the Seller Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not have a material adverse effect on Seller.

(r)	Brokers, Finders and Others. Except for the fees paid or payable to Sandler O’Neill & Partners, L.P., Seller’s financial advisor (“Seller’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Seller or Seller Sub to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(s)

Employment Agreements. Except as disclosed in Section 3.01(s) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any employment, change in control, severance or consulting agreement not terminable at will by Seller or such Seller Subsidiary. Neither Seller nor any Seller Subsidiary is a party to, bound by or negotiating any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Seller and each Seller Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, other than any noncompliance that, individually or in the aggregate, would not have a material adverse effect on

Seller, and neither Seller nor any Seller Subsidiary has engaged in any unfair labor practice that would have a material adverse effect on Seller.

(t)	Employee Benefit Plans.

(i)	Section 3.01(t)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Seller Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option (including, without limitation, the Seller Stock Plans), severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Seller or any Seller Subsidiary and with respect to which one of the following applies (1) in which any employee or former employee (the “Seller Employees”), consultant or former consultant (the “Seller Consultants”), officer or former officer (the “Seller Officers”), or director or former director (the “Seller Directors”) of Seller or any Seller Subsidiary participates or (2) to which any such Seller Employees, Seller Consultants, Seller Officers or Seller Directors are parties or (B) any Seller ERISA Affiliate (as defined below) (collectively, the “Seller Compensation and Benefit Plans”). Notwithstanding the foregoing, the term “Seller Compensation and Benefit Plans” shall not include plans, funds, programs, policies, practices or procedures that are maintained or funded either (A) by Seller Employees, Seller Consultants, Seller Officers or Seller Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or persons who are not Seller Employees or (B) by persons or entities who are not Seller ERISA Affiliates (as defined below). Neither Seller nor any Seller Subsidiary has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Section 6.02 of this Agreement.

(ii)

Except in a manner that would not have a material adverse effect on Seller, each Seller Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Age Discrimination in Employment Act of 1967 (the “Age Discrimination in Employment Act”), or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS upon which Seller is entitled to rely, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter or opinion letter. Each Seller Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance to date relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Seller Compensation and Benefit Plan as currently written. There is no material pending or, to the actual knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)	No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any subsidiary of Seller with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate Plan”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Seller ERISA Affiliate”). During the six years prior to the Effective Time, none of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s actual knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the Department of Labor (“DOL”), the IRS or any other Governmental Authority with respect to any Seller Compensation and Benefit Plan and, to Seller’s actual knowledge, no such investigation or action is threatened or anticipated. Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Seller.

(iv)

All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any Seller Subsidiary is a party have been timely made or have been reflected on the Seller Financial Statements. Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates. None of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under

Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Seller.

(v)	Except as disclosed in Section 3.01(t)(v) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health benefits, life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Seller Pension Plan.

(vi)	Seller and the Seller Subsidiaries do not maintain any foreign Seller Compensation and Benefit Plans.

(vii)	With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of the existing: (A) Seller Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)	Except as disclosed on Section 3.01(t)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Seller Employee, Seller Consultant or Seller Director to any payment from Seller or any Seller Affiliate (including severance pay or similar compensation, other than severance pay or compensation as otherwise provided under Section 6.02(a)) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.

(ix)	Except as disclosed on Section 3.01(t)(ix) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)	As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), except as disclosed on Section 3.01(t)(x) of the Seller Disclosure Schedule, none of Seller, Buyer or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Seller on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(u)	Compliance with Laws. Except as set forth on Section 3.01(u) of the Seller Disclosure Schedule, or except with respect to Environmental Laws (as defined in Section 3.01(y)), Taxes, and Seller Compensation and Benefit Plans, which are the subject of Sections 3.01(y), 3.01(m), and 3.01(t), respectively, each of Seller and the Seller Subsidiaries:

(i)	has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not have a material adverse effect on Seller;

(ii)	has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Seller’s actual knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not have a material adverse effect on Seller;

(iii)	has received no written notification or communication from any Governmental Authority since January 1, 2015, (A) asserting that Seller or any Seller Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, would not have a material adverse effect on Seller, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Seller, which has not been resolved to the satisfaction of the Governmental Authority that sent such notification or communication. There is no event that has occurred that, to the actual knowledge of Seller, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would have a material adverse effect on Seller; and

(iv)	Seller and the Seller Subsidiaries have been and are in compliance with any applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), except where such non-compliance would not have a material adverse effect on Seller.

(v)	Insurance.

(i)	Section 3.01(v) of the Seller Disclosure Schedule lists all of the material insurance policies, binders or bonds maintained by Seller or any Seller Subsidiary and a description of all material claims filed by Seller or any Seller Subsidiary against the insurers of Seller and the Seller Subsidiaries since December 31, 2015. Seller and the Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Seller and the Seller Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file would not reasonably be expected to have a material adverse effect on Seller.

(ii)	The savings accounts and deposits of Seller Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Seller Sub has appropriately accrued and paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures as would not reasonably be expected to have a material adverse effect on Seller Sub or the availability of such insurance.

(w)

Governmental and Third-Party Proceedings. Except as set forth on Section 3.01(w) of the Seller Disclosure Schedule no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Seller or the Seller Subsidiaries in connection with the execution, delivery or performance by Seller or Seller Sub of this Agreement or the consummation by Seller or Seller Sub of the transactions contemplated hereby, except for: (A) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (B) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State pursuant to the WVBCA, (C) the adoption of this Agreement by the shareholders of Seller, (D) the filing with the SEC of the Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (E) any filings required under the rules and regulations of the The Nasdaq Stock Market LLC (“Nasdaq”), (F) any notice or filings under the Hart–Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (G) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Seller, and (H) receipt of the approvals set forth in Section 7.07. As of the date hereof, Seller does not have knowledge of any reason why the approvals set forth in Section 7.07 will not be received.

(x)	Contracts. Section 3.01(x) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all contracts, agreements, commitments, arrangements or other instruments to which Seller is a party as of the date of this Agreement (other than those which have been performed completely): (A) which involve the payment by or to Seller or any of the Seller Subsidiaries of more than $50,000 in connection with the purchase of property or goods or the performance of services and (B) that are not in the ordinary course of their respective businesses (such contracts, the “Seller Contracts”). True, complete and correct copies of all such Seller Contracts have been made available to Buyer. Neither Seller nor any Seller Subsidiary, nor, to the actual knowledge of Seller, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(y)

Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the Seller Disclosure Schedule: (i) Seller and the Seller Subsidiaries, to their actual knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as that term is defined in this Section 3.01(y)), and, to the actual knowledge of Seller, neither Seller nor any Seller Subsidiary has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the actual knowledge of Seller, have been threatened in connection with any of Seller’s or any Seller Subsidiary’s activities and any Seller Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the actual knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws and in connection with any real properties in respect of which any Seller Subsidiary has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Seller Subsidiary Real Estate Collateral”); (iii) no claims are pending, or to the actual knowledge of Seller, threatened by any third party against Seller, any Seller Subsidiary or with respect to the Seller Real Properties or improvements thereon, or, to the actual knowledge of Seller, Seller Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Seller or any Seller Subsidiary; (iv) to the actual knowledge of Seller, no Hazardous Substances have been integrated into the Seller Real Properties or improvements thereon or any component thereof, or Seller Subsidiary Real Estate Collateral or improvements thereon or any component thereof, in such manner or quantity as may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller; and

(v) neither Seller nor any Seller Subsidiary has actual knowledge that (A) any of the Seller Real Properties or improvements thereon, or Seller Subsidiary Real Estate Collateral or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Seller or any Seller Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Seller Real Properties or improvements thereon, or Seller Subsidiary Real Estate Collateral or improvements thereon, have in the past or presently contain underground storage tanks, asbestos-containing materials or materials or equipment containing polychlorinated biphenyls (“PCBs”), which in any event would reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller and the Seller Subsidiaries pertaining to Hazardous Substances in, at, on, under, about, or affecting (or potentially affecting) any Seller Real Properties, or concerning compliance by Seller and the Seller Subsidiaries or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

For purposes of this Agreement, (i) “Environmental Law” means all laws that relate to the protection of the environment, natural resources, or public health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of Hazardous Substances, including the regulations promulgated thereunder, in each case as of the date of this Agreement, and (ii) “Hazardous Substances” means (A) any hazardous substance as defined by any Environmental Law, (B) any petroleum or other petroleum product and (C) any other materials or substances listed or identified in, or regulated by, any Environmental Law.

(z)	Takeover Laws; No Poison Pill. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws or regulations of any state (collectively, “Takeover Laws”) applicable to it, and any comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub. Neither Seller nor Seller Sub is party to any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement.

(aa)	Seller Information. True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Buyer. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Seller’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of Seller and the Seller Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects.

(bb)	Ownership of Buyer Shares. As of the date hereof, except as otherwise disclosed in Section 3.01(bb) of the Seller Disclosure Schedule, neither Seller nor, to the actual knowledge of Seller, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Buyer Shares.

(cc)	Fairness Opinion. The Seller Board has received the opinion of Seller’s Financial Advisor to the effect that, as of the date of such opinion, and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair, from a financial point of view, to Seller’s shareholders.

(dd)

CRA Compliance. Neither Seller nor any Seller Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Seller Sub’s most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances that would be reasonably likely to cause Seller or any Seller Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or any Seller Subsidiary to decrease below the “satisfactory” level.

(ee)	Intellectual Property Rights; Data Processing. Seller and the Seller Subsidiaries own or possess all legal rights, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.01(ee) of the Seller Disclosure Schedule sets forth all proprietary rights that are material to the conduct of business of Seller or the Seller Subsidiaries. Neither Seller nor any Seller Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names that it claims to own. Neither Seller nor any Seller Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(i) The computer, information technology and data processing systems, facilities and services used by Seller and each of the Seller Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Seller and the Seller Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Seller and each of the Seller Subsidiaries as currently conducted. To Seller’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Seller or any of the Seller Subsidiaries, and Seller and each of the Seller Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Seller and each of the Seller Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Seller and each of the Seller Subsidiaries in all material respects.

(ff)	Privacy of Customer Information. Seller is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.01(ff), “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Seller nor the Seller Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. Seller has taken commercially reasonable measures to ensure that all IIPI in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Seller’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such IIPI by Seller, any Seller Subsidiaries or any other person.

(gg)

Bank Secrecy Act; Patriot Act; FCPA; Money Laundering. Except as set forth in Section 3.01(gg) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller Sub has adopted and Seller Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

(hh)	OFAC. Neither Seller nor Seller Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Seller and Seller Sub have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of Seller and to the knowledge of Seller Sub, no Subsidiary or affiliate of Seller or Seller Sub is engaging nor has any Subsidiary or affiliate of Seller or Seller Sub engaged in any dealings or transactions with, and no Subsidiary or affiliate of Seller or Seller Sub has been otherwise associated with, such persons or entities.

(ii)	Investment Management and Related Activities. None of Seller, any of the Seller Subsidiaries or Seller’s or the Seller Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(jj)	Vote Required. The only vote of the holders of any class or series of capital stock or other securities of Seller necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the affirmative vote of a majority of the votes cast by Seller shareholders at the Seller Meeting in which a quorum is present (the “Required Seller Vote”).

(kk)	SEC Filings. Effective May 11, 2012, Seller lawfully deregistered under the Exchange Act pursuant to Rule 12g-4. Since August 9, 2012 and as of the date of this Agreement, Seller has not been and is not required to file any forms, reports or other documents under the Exchange Act. Seller has, at all times in connection with the sale or offer to sell, or the grant of any options to acquire, any securities of Seller or Seller Sub, complied with the Securities Act, including the registration requirements thereunder.

(ll)	No Other Representations or Warranties.

(i)	Except for the representations and warranties contained in this Article Three, none of Seller, Seller Sub, Seller’s Financial Advisor, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Seller Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Seller or Seller Sub furnished or made available to Buyer (including any information, documents or material made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller Sub or any representation or warranty arising from statute or otherwise in law.

(ii)	Seller and Seller Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Buyer, Buyer Sub, Buyer’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Four.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

4.01.    Representations and Warranties of Buyer and Buyer Sub

Except as set forth on the Buyer Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Buyer and Buyer Sub hereby jointly and severally warrant and represent to Seller and Seller Sub that:

(a)	Corporate Status.

(i) Buyer is a West Virginia corporation and a bank holding company registered under the BHC Act. Buyer Sub is a West Virginia banking corporation whose deposits are insured by the FDIC to the fullest extent permitted by applicable law. Buyer Sub is a member in good standing of the FHLB. Each of Buyer and Buyer Sub is duly organized and validly existing under the laws of the state of its incorporation and has the full corporate power and authority to own its property, to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Buyer has made available to Seller true and complete copies of its and Buyer Sub’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

(ii) Section 4.01(a)(ii) of the Buyer Disclosure Schedule includes a list of all Buyer Subsidiaries, together with the jurisdiction of organization of each Buyer Subsidiary. Each of the Buyer Subsidiaries has been duly organized and is validly existing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(b)	Corporate Authority. All corporate actions of Buyer and Buyer Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Buyer and Buyer Sub, have been duly and validly taken and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the WVBCA. The Board of Directors of Buyer has duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Buyer Sub has duly adopted resolutions (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub and Buyer Sub’s sole shareholder that Buyer Sub enter into this Agreement.

(c)	Capitalization of Buyer.

(i)	As of September 30, 2017, the authorized capital stock of Buyer consisted of 100,000,000 common shares, $2.0833 par value per share, of which 44,033,585 common shares were issued and outstanding and 7,987 common shares were held in treasury by Buyer, and 1,000,000 preferred shares, no par value per share, of which no shares were outstanding. The outstanding Buyer Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of September 30, 2017, 351,188 Buyer Shares were reserved for issuance upon the exercise of outstanding stock options granted under Buyer’s stock option plans (the “Buyer Stock Option Plans”) and 956,307 Buyer Shares were available for future grants of stock options under the Buyer Stock Option Plans. As of the date of this Agreement, except for the Buyer Shares issuable pursuant to this Agreement and as disclosed in Section 4.01(c) of the Buyer Disclosure Schedule, Buyer has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Buyer Shares. There are no bonds, debentures, notes or other indebtedness of Buyer, and no securities or other instruments or obligations of Buyer the value of which is in any way based upon or derived from any capital or voting stock of Buyer, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts, agreements, commitments or arrangements of any kind to which Buyer is a party or by which Buyer is bound (collectively, “Buyer Contracts”) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Buyer. As of the date of this Agreement, there are no outstanding material contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Buyer.

(ii)	The Buyer Shares to be issued in exchange for Seller Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of Buyer stockholders and will be issued in compliance with applicable United States federal and state securities laws.

(d)	Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Buyer and Buyer Sub, and assuming the due authorization, execution and delivery by Seller and Seller Sub, constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as the same may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Buyer and Buyer Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

(e)

No Conflict. Except as disclosed in Section 4.01(e) of the Buyer Disclosure Schedule and subject to the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods, the adoption of this Agreement by the Required Seller Vote and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by Buyer and Buyer Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Buyer or Buyer Sub or any of its or their properties; (B) the articles of incorporation or bylaws of Buyer or Buyer Sub; (C) any material agreement, indenture or instrument to which Buyer or Buyer Sub is a party or by which it or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Buyer or Buyer Sub; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Buyer or Buyer Subsidiaries, other than such security interests, mortgages, options, claims, liens, charges or encumbrances that, individually or in the aggregate, would not have a material adverse effect on Buyer; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Buyer or any of the Buyer Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(f)	SEC Filings; Sarbanes Oxley.

(i)	Buyer and the Buyer Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Buyer or any of the Buyer Subsidiaries subsequent to December 31, 2014 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Buyer SEC Documents”), except for any reports, registration statements, proxy statements or information statements the failure to file that would not have a material adverse effect on Buyer. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)	The records, systems, controls, data and information of Buyer and the Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or the Buyer Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Buyer. Buyer (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). These disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has previously been made available to Seller. As of the date hereof, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iii)	Since December 31, 2014, (i) through the date hereof, neither Buyer nor any of the Buyer Subsidiaries has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

(iv)	The independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements (as hereinafter defined) included in the Buyer Filed SEC Documents (as defined in Section 4.01(l)) is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. Ernst & Young LLP has not resigned or been dismissed as an independent public accountant of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g)	Financial Statements of Buyer. Buyer has furnished to Seller consolidated financial statements of Buyer consisting of the consolidated balance sheets as of December 31 for each of the years 2015 and 2016 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2016 (the “Buyer Balance Sheet Date”), including accompanying notes and the report thereon of Ernst & Young LLP dated February 24, 2017, as reported in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2016, and the unaudited consolidated balance sheets as of September 30, 2017 and the related consolidated statements of income, shareholders’ equity and cash flows for the three and nine months then ended, as reported in Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (collectively, all of such consolidated financial statements are referred to as the “Buyer Financial Statements”). The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)	Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws or regulations of any state applicable to it.

(i)	Brokers, Finders and Others. Except for the fees paid or payable to D.A. Davidson & Co., Buyer’s financial advisor (“Buyer’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Buyer or Buyer Sub to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(j)	Fairness Opinion. The Board of Directors of Buyer has received the opinion of Buyer’s Financial Advisor dated November 13, 2017 to the effect that the Merger Consideration is fair, from a financial point of view, to Buyer.

(k)

Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Buyer or the Buyer Subsidiaries in connection with the execution, delivery or performance by Buyer or Buyer Sub of this Agreement or the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, except for: (A) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (B) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State pursuant to the WVBCA, (C) the adoption of this Agreement by the shareholders of Seller, (D) the filing with the SEC of the Proxy Statement/Prospectus and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (E) any filings required under the rules and regulations of Nasdaq, (F) any notice or filings under the HSR Act, (G) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Seller, and (H) receipt of the approvals set forth in Section 7.07. As of the date hereof, Buyer does not have actual knowledge of any reason why the approvals set forth in Section 7.07 will not be received.

(l)	Absence of Undisclosed Liabilities. Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (including the financial statements included therein) or in Section 4.01(l) of the Buyer Disclosure Schedule and except as arising hereunder, Buyer and its subsidiaries (individually “Buyer Subsidiary” or collectively “Buyer Subsidiaries”) have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at December 31, 2016, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in the Buyer Filed SEC Documents or otherwise disclosed in Section 4.01(l) of the Buyer Disclosure Schedule, all debts, liabilities, guarantees and obligations of Buyer and the Buyer Subsidiaries incurred since the Buyer Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(m)	Absence of Changes. Except (i) as set forth in the Buyer Filed SEC Documents, (ii) as set forth in Section 4.01(m) of the Buyer Disclosure Schedule, or (iii) in the ordinary course of business consistent with past practice, since the Buyer Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, and, to the actual knowledge of Buyer, no fact or condition exists which Buyer believes will cause such a material adverse change in the future.

(n)	Loan Documentation. The Loan Documentation and Loan Assets included in the loan portfolio of the Buyer Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Buyer Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not have a material adverse effect on Buyer. Except as set forth in Section 4.01(n) of the Buyer Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Buyer, would have a material adverse effect on Buyer. All loans and extensions of credit that have been made by the Buyer Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(o)	Loans; Nonperforming and Classified Assets.

(i)

To Buyer’s knowledge, except as would not reasonably be expected to have a material adverse effect on Buyer, each Loan on Buyer’s or Buyer Sub’s books and records, was made and has been serviced in accordance with Buyer’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Buyer has previously made available to Seller complete and correct copies of its and Buyer Sub’s lending policies. The deposit and loan agreements of Buyer and Buyer Sub comply in all material respects with all applicable laws, rules and regulations. The ALLL reflected in the Buyer Financial Statements was, as of the date of each of the Buyer Financial Statements, in the opinion of management of Buyer, in compliance with Buyer’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authorities, the Financial Accounting Standards Board and GAAP, and is adequate.

(ii)	Section 4.01(o) of the Buyer Disclosure Schedule discloses as of September 30, 2017 with respect to the Buyer and the Buyer Subsidiaries: (A) any Loan in the amount of $2,000,000 or more (“Buyer Loans”) under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the actual knowledge of Buyer, in default of any other provision thereof; (B) each Classified Loan of Buyer, the Buyer Subsidiaries or a Governmental Authority in the amount of $2,000,000 or more; (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Buyer Loan with any director, executive officer or five percent (5%) or greater shareholder of Buyer, or to the actual knowledge of Buyer, any person controlling, controlled by or under common control with any of the foregoing. All Insider Transactions have been made by Buyer or any of the Buyer Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(p)	Reports and Records. Buyer and the Buyer Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the FDIC and the WVDFI, except for such reports and records the failure to file or maintain would not have a material adverse effect on Buyer. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to comply with such laws, rules and regulations or contain such information would not reasonably be expected to have a material adverse effect on Buyer. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not reasonably be expected to have a material adverse effect on Buyer. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Buyer or any of the Buyer Subsidiaries.

(q)

Taxes. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries have timely filed all material Tax Returns with respect to all material Taxes required to be filed with the appropriate tax authority through the date of this Agreement. Such Tax Returns are true, correct and complete in all material respects. Buyer and the Buyer Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Buyer Financial Statements or have arisen in the ordinary course of business since the Buyer Balance Sheet Date. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the actual knowledge of Buyer, is threatening to assert against Buyer or any Buyer Subsidiary any deficiency or claim for additional Taxes. There are no unexpired waivers by Buyer or any Buyer Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for

Taxes reflected in the Buyer Financial Statements are adequate in all material respects for the periods covered. Buyer and the Buyer Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Buyer. There are no liens for Taxes upon the assets of Buyer or any Buyer Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Buyer SEC Documents or in Section 4.01(q) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Buyer is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r)	Legal Proceedings. Except as set forth in the Buyer Filed SEC Documents or Section 4.01(r) of the Buyer Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the actual knowledge of Buyer and the Buyer Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding (i) against Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could have a material adverse effect on Buyer; or (ii) against or by Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(s)	Regulatory Matters. Except as set forth in Section 4.01(s) of the Buyer Disclosure Schedule (to the extent permitted by applicable law), none of Buyer, the Buyer Subsidiaries and the respective properties of Buyer and the Buyer Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer. Buyer and Buyer Bank are, and at the time of the Merger will be, “well capitalized” as such term is defined in Regulation Y.

(t)	Employee Benefit Plans.

(i)

Section 4.01(s)(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Buyer Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of ERISA, fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last two years) by (A) Buyer or any Buyer Subsidiary and in which any employee or former employee (the “Buyer Employees”), consultant or former consultant (the “Buyer Consultants”), officer or former officer (the “Buyer Officers”), or director or former director (the “Buyer Directors”) of Buyer or any Buyer Subsidiary participates or to which any such Buyer Employees, Buyer Consultants, Buyer Officers or Buyer Directors are parties or (B) any Buyer ERISA Affiliate (as defined below) (collectively, the “Buyer Compensation and

Benefit Plans”). Neither Buyer nor any Buyer Subsidiary has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)	Except in a manner that would not reasonably be expected to have a material adverse effect on Buyer, each Buyer Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 401(a) of the Code) from the IRS and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Buyer Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Buyer Compensation and Benefit Plan. There is no material pending or, to the actual knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Buyer nor any Buyer Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any Buyer Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)

No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any subsidiary of Buyer with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate Plan”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Buyer ERISA Affiliate”). None of Buyer, any Buyer Subsidiary or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s actual knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Buyer Compensation and Benefit Plan, and to Buyer’s actual knowledge, no investigation or action is threatened or anticipated. Except as disclosed in Section 4.01(s)(iii) of the Buyer Disclosure Schedule, under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Buyer.

(iv)	All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any Buyer Subsidiary is a party have been timely made or have been reflected on the Buyer Financial Statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan and each Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Buyer.

(v)	Except as disclosed in Section 4.01(t)(v) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(vi)	Buyer and the Buyer Subsidiaries do not maintain any foreign Buyer Compensation and Benefit Plans.

(vii)	With respect to each Buyer Compensation and Benefit Plan, if applicable, Buyer has provided or made available to Seller, true and complete copies of the existing: (A) Buyer Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)	Except as disclosed on Section 4.01(t)(viii) of the Buyer Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(ix)	Except as disclosed on Section 4.01(t)(ix) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)	Except as disclosed on Section 4.01(t)(x) of the Buyer Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Buyer, Seller or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Buyer on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(u)	Compliance with Laws. Except with respect to Environmental Laws, Taxes, and Buyer Compensation and Benefit Plans, which are the subject of Sections 4.01(w), 4.01(q) and 4.01(t), respectively, each of Buyer and the Buyer Subsidiaries:

(i)	has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not have a material adverse effect on Buyer;

(ii)	has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Buyer; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Buyer’s actual knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not have a material adverse effect on Buyer;

(iii)	has received no written notification or communication from any Governmental Authority since January 1, 2015, (A) asserting that Buyer or any Buyer Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, would not have a material adverse effect on Buyer, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Buyer, which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication. There is no event that has occurred that, to the actual knowledge of Buyer, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would have a material adverse effect on Buyer; and

(iv)	Buyer and the Buyer Subsidiaries have been and are in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance would not have a material adverse effect on Buyer.

(v)

Contracts. Except for Buyer Contracts filed as exhibits to the Buyer Filed SEC Documents, there are no Buyer Contracts that are required to be filed as an exhibit to any Buyer Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Neither Buyer nor any Buyer Subsidiary, nor, to the actual knowledge of Buyer, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(w)	Environmental Matters. Except as otherwise disclosed in Section 4.01(w) of the Buyer Disclosure Schedule: (i) Buyer and the Buyer Subsidiaries, to their actual knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws and, to the actual knowledge of Buyer, neither Buyer nor any Buyer Subsidiary has engaged in any activity in violation of any applicable Environmental Law, except for failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the actual knowledge of Buyer, have been threatened in connection with any of Buyer’s or any Buyer Subsidiary’s activities and any Buyer Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the actual knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws in connection with any real properties in respect of which any Buyer Subsidiary has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Buyer Subsidiary Real Estate Collateral”); (iii) no claims are pending or, to the actual knowledge of Buyer, threatened by any third party against Buyer, any Buyer Subsidiary or with respect to the Buyer Real Properties or improvements thereon, or, to the actual knowledge of Buyer, the Buyer Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Buyer or any Buyer Subsidiary; (iv) to the actual knowledge of Buyer, no Hazardous Substances have been integrated into the Buyer Real Properties or improvements thereon or any component thereof, or the Buyer Subsidiary Real Estate Collateral or improvements thereon or any component thereof, in such manner or quantity as may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller; and (v) neither Buyer nor any Buyer Subsidiary has actual knowledge that (A) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Buyer or any Buyer Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon, have in the past or presently contain underground storage tanks, asbestos-containing materials or PCB-containing materials or equipment, which in any event would reasonably be expected to have a material adverse effect on Buyer.

(x)	Buyer Information. True and complete copies of all documents listed in the Buyer Disclosure Schedule have been made available or provided to Seller. The books of account, stock record books and other financial and corporate records of Buyer and the Buyer Subsidiaries, all of which have been made available to Seller, are complete and correct in all material respects.

(y)

CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer Sub received a CRA rating of “satisfactory” or better from the FDIC in its most recent examination. Buyer knows of no fact or circumstance or set of facts or circumstances that would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

(z)	Ownership of Seller Shares. As of the date hereof, except as otherwise disclosed in Section 4.01(z) of the Buyer Disclosure Schedule, neither Buyer nor, to the actual knowledge of Buyer, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any Seller Shares, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Shares.

(aa)	Bank Secrecy Act; Patriot Act; Money Laundering. Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist that would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, the FCPA, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Sub has adopted and Buyer Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

(bb)	Investment Management and Related Activities. Except as set forth on Schedule 4.01(bb) of the Buyer Disclosure Schedule, none of Buyer, any of the Buyer Subsidiaries or Buyer’s or the Buyer Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(cc)	Adequate Shares; No Financing Required. As of the date hereof, Buyer has sufficient authorized but unissued Buyer Shares to issue the aggregate number of Buyer Shares to be issued in the Merger. Buyer has the aggregate or readily available financing to fund any cash consideration to be paid in the Merger.

(dd)	Property and Title. Buyer and Buyer Subsidiaries own, and are in rightful possession of, and have good title to, all of the material real property and other material assets used by Buyer or any Buyer Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Buyer or any Buyer Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in Section 4.01(dd) of the Buyer Disclosure Schedule, (ii) those assets disposed of in the ordinary course of business consistent with past practices, (iii) such as are no longer used or useful in the conduct of its businesses and (iv) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not have a material adverse effect on Buyer. The assets of Buyer and the Buyer Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Buyer and the Buyer Subsidiaries as such businesses are presently being conducted. To Buyer’s actual knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Buyer or the Buyer Subsidiaries of any of the material real properties owned or leased by Buyer or any Buyer Subsidiary and used in the business of Buyer and any Buyer Subsidiary.

(ee)

Insurance. Buyer and the Buyer Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Buyer and the Buyer Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file would not reasonably be expected to have a material adverse effect on Buyer.

(ff)	OFAC. Neither Buyer nor Buyer Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Buyer and Buyer Sub have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of Buyer and to the knowledge of Buyer Sub, no Subsidiary or affiliate of Buyer or Buyer Sub is engaging nor has any Subsidiary or affiliate of Buyer or Buyer Sub engaged in any dealings or transactions with, and no Subsidiary or affiliate of Buyer or Buyer Sub has been otherwise associated with, such persons or entities.

(gg)	No Other Representations or Warranties.

(i)	Except for the representations and warranties contained in this Article Four, none of Buyer, Buyer Sub, Buyer’s Financial Advisor, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Buyer Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Buyer Sub furnished or made available to Seller (including any information, documents or material made available to Seller in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer or Buyer Sub or any representation or warranty arising from statute or otherwise in law.

(ii)	Buyer and Buyer Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Seller, Seller Sub, Seller’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Three.

ARTICLE FIVE

FURTHER COVENANTS OF SELLER

5.01.    Operation of Business

Seller and Seller Sub covenant to Buyer that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.01 of the Seller Disclosure Schedule or to the extent that Buyer shall otherwise consent in writing (which consent, in the case of Section 5.01(b), shall not be unreasonably withheld, conditioned or delayed):

(a)	Conduct of Business. Seller’s business, and the business of the Seller Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice. Seller shall not, and shall cause the Seller Subsidiaries not to, take any action that would be inconsistent with any representation or warranty of Seller set forth in this Agreement or that would cause a breach of any such representation or warranty if made at or immediately following such action, subject to such exceptions as do not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation following the Effective Time or except, in each case, as may be required by applicable law or regulation.

(b)	Changes in Business and Capital Structure. Seller will not, and will cause the Seller Subsidiaries not to:

(i)	sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Seller or the Seller Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to Seller except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval, (B) securitization activities in the ordinary course of business, (C) the sale of loans, loan participations and real estate owned in the ordinary course of business, and (D) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $50,000;

(ii)	make any capital expenditure or capital additions or betterments which exceed $50,000 in the aggregate;

(iii)	become bound by, enter into, or perform any material contract, commitment or transaction which, if so entered into, would be reasonably likely to (A) have a material adverse effect on Seller, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv)	declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) quarterly cash dividends on Seller Shares in respect of each fiscal quarter ending on or after September 30, 2017 in an amount not to exceed $0.30 per Seller Share, (B) dividends from any Seller Subsidiary to Seller and (C) in connection with and as required by the terms of any trust preferred securities issued by a Seller Subsidiary;

(v)	purchase, redeem, retire or otherwise acquire any of its capital shares other than pursuant to rights of repurchase granted to Seller, put rights granted to any of its employees or former employees, pursuant to the Seller Stock Plans or pursuant to the cashless exercise of any Seller Stock Option or in settlement of any withholding obligation in connection with any Seller Stock Plan;

(vi)	issue or grant any option or right to acquire any of its capital shares (other than the issuance of Seller Shares pursuant to the exercise of Seller Stock Options outstanding as of the date of this Agreement) or effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(vii)	amend or propose to amend its articles of incorporation, bylaws or other governing documents except as otherwise expressly contemplated by this Agreement;

(viii)	merge or consolidate with any other person or otherwise reorganize, except for the Merger and the Bank Merger;

(ix)	acquire all or any portion of the assets, business, deposits or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval;

(x)

other than in the ordinary course of business consistent with past practice, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Seller Director, Seller Officer or Seller Employee, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Seller may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Seller Disclosure Schedule or regular annual renewals of insurance contracts;

(xi)	announce or pay any general wage or salary increase or bonus, other than normal wage or salary increases not to exceed an aggregate of 3% for all Seller Employees and year-end bonuses substantially consistent with past practices (but in any event such year-end bonuses will not exceed $262,000 in the aggregate), or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Seller Officer, Seller Director or Seller Employee, except, in each case, for changes that are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Seller Disclosure Schedule;

(xii)	incur any long-term indebtedness for money borrowed, guarantee any such long-term indebtedness or issue or sell any long-term debt securities, other than (A) in replacement of existing or maturing debt, (B) indebtedness of any subsidiary of Seller to Seller or another subsidiary of Seller, or (C) in the ordinary course of business consistent with past practice;

(xiii)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by any Governmental Authority;

(xiv)	materially change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

(xv)	sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Authority;

(xvi)	change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law or any Governmental Authority;

(xvii)	purchase mortgage loan servicing rights and, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

(xviii)	commence or settle any material claim, action or proceeding, except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Seller and the Seller Subsidiaries;

(xix)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or reorganization;

(xx)	make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xxi)	(A) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (B) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (3) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law; or

(xxii)	enter into any agreement to do any of the foregoing.

(c)	Maintenance of Property. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not have a material adverse effect on Seller.

(d)	Performance of Obligations. Seller shall, and shall cause the Seller Subsidiaries to, perform all of their respective obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Seller.

(e)	Maintenance of Business Organization. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Seller Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f)	Insurance. Seller shall, and shall cause the Seller Subsidiaries to, maintain insurance coverage with reputable insurers, which, in respect of the amounts, premiums, types and risks insured, were maintained by them at the Seller Balance Sheet Date, and upon the renewal or termination of such insurance, Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of amounts, premiums, types and risks insured that are no less favorable than those maintained by Seller and the Seller Subsidiaries at the Seller Balance Sheet Date.

(g)	Access to Information. Upon reasonable notice in advance, Seller shall, and shall cause the Seller Subsidiaries to, afford to Buyer and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Seller shall, and shall cause the Seller Subsidiaries to, make available to Buyer on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request (including the financial and tax work papers of Hess, Stewart & Campbell, PLLC); provided, however, that Buyer shall not unreasonably interfere with Seller’s business operations. Seller and the Seller Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of Seller or the Seller Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

5.02.    Notification

Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that (a) causes or constitutes a breach in any material respect of any of Seller’s or Seller Sub’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change (“Updated Seller Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Seller Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Buyer. During the same period, Seller shall promptly notify Buyer of (i) the occurrence of any breach in any material respect of any of Seller’s or Seller Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Seller, to result in a material adverse effect with respect to Seller.

5.03.    No Solicitation

(a) Seller shall not and shall cause Seller Sub and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Seller and Seller Sub (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; or (v) take any action to render the provisions of any Takeover Laws inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Agreement by Seller. Seller and Seller Sub shall, and shall cause the Seller Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person conducted heretofore with respect to any of the foregoing.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or Seller Sub; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Seller or the Seller Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of Seller or the Seller Sub; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Seller or the Seller Sub; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding the provisions of Section 5.03(a), Seller may take any of the actions described in clause (ii) of Section 5.03(a) if, but only if, (i) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.03; (ii) Seller’s Board of Directors (the “Seller Board”) determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that failure to take such actions would violate its fiduciary duties under applicable West Virginia law; (iii) Seller has provided Buyer with at least two (2) business days prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal, Seller receives from such person a confidentiality agreement with terms no less favorable to Seller than those contained in the confidentiality agreement between Seller and Buyer. Seller shall promptly provide to Buyer any non-public information regarding Seller or the Seller Subsidiaries provided to any other person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Seller shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seller or the Seller Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, such notice shall include copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Seller shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Seller Board nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the Seller Board Recommendation (as defined in Section 7.06(f)), or make any statement, filing or release, in connection with the Seller Meeting (as defined in Section 7.06(e)) or otherwise, inconsistent with the Seller Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Seller or the Seller Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding the provisions of Section 5.03(d), prior to the date of the Seller Meeting (as defined in Section 7.06(e)), the Seller Board may approve or recommend to the shareholders of Seller a Superior Proposal (as defined below) and withdraw, qualify or modify the Seller Board Recommendation in connection therewith (a “Seller Subsequent Determination”) after the third business day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.03) constitutes a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept) if, but only if, (i) the Seller Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that failure to take such actions would violate its fiduciary duties under applicable West Virginia law, (ii) during the three (3) business day period after receipt of the Notice of Superior Proposal by Buyer, Seller and the Seller Board shall have cooperated and negotiated in good faith with Buyer and give due consideration to such adjustments, modifications or amendments to the terms and conditions of this Agreement as may be proposed by Buyer in making a determination whether Seller will proceed with the Seller Board Recommendation without a Seller Subsequent Determination; provided, however, that neither Buyer nor Seller shall have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such three (3) business day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller Board has again in good faith made the determination (A) in clause (i) of this Section 5.03(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller Board shall not change the approval of the Seller Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger and the Bank Merger.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and Seller’s Financial Advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Seller common stock or all, or substantially all, of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the Seller Shares that is more favorable, from a financial point of view, than the consideration to be paid to Seller’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Seller’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

5.04.    Delivery of Information

Seller shall furnish to Buyer promptly after such documents are available: (a) all reports, proxy statements or other communications by Seller to its shareholders generally; and (b) all press releases relating to any transactions.

5.05.    Takeover Laws

Seller shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Voting Agreements, the Merger and the Bank Merger from the requirements of any Takeover Law applicable to it and comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub, and (b) assist in any challenge by Buyer to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

5.06.    No Control

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Seller Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.07.    Seller Classified Loans

Seller shall promptly (i) after the end of each quarter after the date hereof, (ii) at other times after reasonably requested by Buyer and (iii) upon Closing, provide Buyer with a complete and accurate list, including the amount, of all Loans of Seller and its Subsidiaries subject to each type of classification of the Classified Loans.

5.08.    401(k) Plan Matters; Other Benefit Plan Matters

(a) 401(k) Plan Matters. Buyer in its sole discretion may elect to (i) terminate the Seller Sub’s 401(k) Plan (the “Seller 401(k) Plan”), or discontinue contributions to the Seller 401(k) Plan anytime following the Effective Time, (ii) cause Seller and Seller Sub to freeze any employer stock fund and to terminate the Seller 401(k) Plan to be effective at the Effective Time, or (iii) merge the Seller 401(k) Plan with and into the Buyer’s Employee Stock Ownership and 401(k) plan (the “Buyer 401(k) Plan”) after the Effective Time. In no event shall the Seller 401(k) Plan be merged with and into the Buyer 401(k) Plan, unless Buyer determines in its reasonable judgment that (A) the Seller 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Seller 401(k) Plan and as to its operation, and (B) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Seller 401(k) Plan.

If Buyer determines in its sole discretion not to merge the Seller 401(k) Plan into the Buyer 401(k) Plan and that the Seller 401(k) Plan should be terminated immediately prior to or at the Effective Time, Seller agrees to take all action necessary to have the Seller 401(k) Plan terminated immediately prior to or at the Effective Time; provided, that Buyer has delivered to Seller written notice of Buyer’s determination to terminate the Seller 401(k) Plan at least thirty (30) days prior to the Closing Date; and provided, further, that Buyer agrees that prior to such termination, Seller is permitted to amend the Seller 401(k) Plan, to the extent permitted under applicable law and guidance, to allow the rollover in kind of any outstanding plan loans held in participant accounts. If Buyer determines that the Seller 401(k) Plan should be so terminated, the accounts of all participants and beneficiaries in the Seller 401(k) Plan as of such termination shall become fully vested upon termination of the Seller 401(k) Plan. As soon as practicable following the Effective Time, the account balances in the Seller 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with plan terms. Buyer agrees to permit Continuing Employees to rollover their account balances in the Seller 401(k) Plan to the Buyer 401(k) Plan, including the in-kind rollover of plan loans, which Buyer agrees in such event to administer according to their terms. Prior to taking any such action, Seller and Seller Sub shall provide Buyer with a copy of such resolutions or consent in connection with such Seller 401(k) Plan termination, and shall consider any comments provided by Buyer in good faith. Buyer shall indemnify Seller and the Seller Subsidiaries for any losses, fees, expenses and charges incurred by Seller in connection with the termination of the Seller 401(k) Plan if the Merger is not consummated in accordance with the terms of this Agreement.

(b) Other Benefit Plans. Immediately prior to the Effective Time and subject to the occurrence of the Effective Time, Seller and Seller Sub shall, at the request of Buyer, freeze or terminate each other Seller Compensation and Benefit Plan (other than written employment agreements) as requested by Buyer subject to and in accordance with applicable law and in accordance with plan requirements.

ARTICLE SIX

FURTHER COVENANTS OF BUYER

6.01.    Access to Information

Buyer shall furnish to Seller promptly after such documents are available: (i) all reports, proxy statements or other communications by Buyer to its shareholders generally; and (ii) all press releases relating to any transactions.

6.02.    Opportunity of Employment; Employee Benefits; Retention Pool and Retention Restricted Stock Grants

(a)

Employees of Seller and Seller Sub (other than employees who are otherwise parties to employment, severance or change in control agreements) (i) who are not offered the opportunity to continue as employees following the Effective Time or (ii) who are terminated without cause within six (6) months after the Effective Time, shall be entitled to receive (A) the severance compensation set forth in Section 6.02(a) of the Buyer Disclosure Schedule, (B) accrued benefits, including vacation pay, through the date of separation, (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage, and (D) outplacement consultation services of a type and nature to be agreed upon by Seller and Buyer prior to the Effective Time and with a cost of up to $2,000 for each such employee of Seller or Seller Sub. Nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law. From and after the Effective Time, the Employees of Seller and Seller Sub who remain employees of Buyer or any Buyer Subsidiary after the Effective

Time (including employees who are parties to employment or change in control agreements) (“Continuing Employees”) shall be provided with employee benefits that are substantially similar to employee benefits provided to other employees under the Buyer Compensation and Benefit Plans (excluding for this purpose any equity-based incentive plans). Each Continuing Employee shall be credited with years of service with Seller or Seller Sub for purposes of eligibility, vesting, entitlements to benefits and levels of benefits (but not for benefit accrual purposes under any defined benefit plan or agreement) in the employee benefit plans of Buyer, and shall retain the vacation accrual earned under Seller’s vacation policy as of the Effective Time so that such Continuing Employee shall receive under Buyer’s vacation policy a vacation benefit no less than what such Continuing Employee had earned under Seller’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Buyer’s vacation policy, subject to carryover limitations applicable to such future accruals. In addition, Continuing Employees who become eligible to participate in a Buyer Compensation and Benefit Plan following the Effective Time (i) shall receive full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the applicable Seller Compensation and Benefit Plan during the portion of the applicable plan year prior to such participation, and (ii) shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Seller Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. For purposes of clarification, and not by way of limitation, all Continuing Employees shall commence participation in Buyer 401(k) Plan as of the Effective Time, but such Continuing Employees shall not be eligible to participate in Buyer’s Defined Benefit Pension Plan (the “Defined Benefit Pension Plan”), participation in which has been frozen since July 31, 2007. The foregoing covenants shall survive the Merger, and Buyer shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the service credits applicable to Continuing Employees referenced herein.

(b)	Concurrently with the execution of this Agreement, Seller, Seller Sub, Buyer and Buyer Sub shall enter into amendments to the employment agreements of each of Geoffrey Sheils, Toby Taylor and Richard Hardy.

(c)	As of the Effective Time and except as specifically provided elsewhere in this Agreement, Buyer shall succeed Seller as sponsor and administrator of the Seller Compensation and Benefit Plans and shall take such action as necessary to effectuate such changes. Subject to Sections 6.02(a) and except as specifically provided elsewhere in this Agreement, Buyer may terminate, merge or amend any Seller Compensation and Benefit Plan (other than written employment agreements) or may cease contributions to any Seller Compensation and Benefit Plan to the extent permitted by applicable law; provided, however, that Buyer will provide any benefits to which Seller Employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Effective Time by virtue of any provisions of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including, without limitation, such requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, from and after the Effective Time through the remaining legally-required period of coverage.

(d)

(i) Buyer shall provide a retention pool in the aggregate amount set forth in Section 6.02(d)(i) of the Buyer Disclosure Schedule (the “Retention Pool”) for the purposes of retaining the services of employees of the Seller and the Seller Subsidiaries (“Retention Employees”) who are key employees. The Chief Executive Officer of the Seller shall determine, subject to approval by the President and Chief Executive Officer of the Buyer, the Retention Employees eligible to receive retention awards from the Retention Pool (each, a “Retention Bonus”) and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (if such recipient still remains employed by the Seller and the Seller Subsidiaries or Buyer and the Buyer Subsidiaries, as the case may be, at such time) at, the end of the month following the conversion of the data processing and information technology systems of Seller (the “Data Conversion”).

(ii) Buyer or Buyer Sub shall enter into agreements with the Seller Employees identified in Section 6.02(d)(ii) of the Buyer Disclosure Schedule pursuant to which agreements Buyer will agree to grant restricted Buyer Shares which will cliff-vest on the third anniversary of the grant date if such Seller Employee remains employed by Buyer or Buyer Sub at that time (the “Retention Restricted Stock Agreements”), subject to the terms of the individual Retention Restricted Stock Agreements. Grants under the Retention Restricted Stock Agreements shall be made and become effective only upon the applicable Seller Employees becoming employees of the Buyer or Buyer Sub at or after the Effective Time. No grants under the Retention Restricted Stock Agreements will be made or become effective before the Effective Time and Buyer will have no obligation to make such grants if this Agreement is terminated pursuant to Section 11.01.

6.03.    Exchange Listing

Buyer shall file a listing application with the Nasdaq for the Buyer Shares to be issued to the former holders of Seller Shares in the Merger at the time prescribed by applicable rules and regulations of the Nasdaq, and shall use commercially reasonable efforts to cause the Buyer Shares to be issued in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the Closing Date. In addition, Buyer will use its reasonable best efforts to maintain its listing on the Nasdaq Global Select Market.

6.04.    Notification

Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that (i) causes or constitutes a breach in any material respect of any of Buyer’s or Buyer Sub’s representations and warranties or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer Disclosure Schedule, Buyer shall promptly deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change (“Updated Buyer Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Buyer Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Seller. During the same period, Buyer shall promptly notify Seller of (i) the occurrence of any breach in any material respect of any of Buyer’s or Buyer Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Buyer, to result in a material adverse effect with respect to Buyer.

6.05.    Takeover Laws

Buyer shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Law and from any provisions under its articles of incorporation and bylaws, as applicable, by action of the Board of Directors of Buyer or otherwise, and (b) assist in any challenge by Seller to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

6.06.    Officers’ and Directors’ Indemnification and Insurance

(a)

From and after the Effective Time, each of Buyer and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Seller and its Subsidiaries (in each case, when acting in such capacity) (each an “Indemnified Party”) against any costs or expenses (including reasonable attorney’s fees ), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Seller or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Seller pursuant to applicable law as effect on the date of this Agreement, the Seller’s articles of incorporation and bylaws or the governing or organizational documents of any Subsidiary of Seller; and Buyer and the Surviving Corporation shall also advance expenses as incurred by such Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller’s articles of incorporation and bylaws or the governing or organizational documents of any Subsidiary of Seller; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification under applicable law as effect on the date of this Agreement or the Seller’s articles of incorporation and bylaws.

(b)	For a period of four (4) years after the Effective Time the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however that the Surviving Corporation shall not be obligated to expend an annual amount more than 150% of the current annual amount expended by Seller (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Buyer, may obtain at or prior to the Effective Time a four-year “tail” policy under Seller’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.

(c)	If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the stock of the Surviving Corporation or all or substantially all of its assets, to any person, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the Surviving Corporation assumes the obligations set forth in this Section and in such event all references to the Surviving Corporation in this Section shall be deemed a reference to such successor and assign.

(d)	Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.06(a) unless and only to the extent that Buyer is actually and materially prejudiced as a result of such failure.

(e)	The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.07.    Advisory Board

Buyer shall cause Buyer Sub to (i) create an advisory board for the Huntington, West Virginia market currently served by Seller Sub after the Effective Time, (ii) appoint each then current director of Seller to such advisory board, (iii) maintain such advisory board as so composed for at least twelve (12) months after the Effective Time, and (iv) provide advisory board members who are not employees of Buyer or Buyer Sub after the Closing Date with compensation equal, on an annual basis, to that received generally by members of the Board of Directors of Seller and Seller Sub in the fiscal year ended December  31, 2016 for service on the Board of Directors of Seller and Seller Sub.

6.08.     Operation of Business

Buyer’s business, and the business of each of the Buyer Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice. Without the written consent of Seller, Buyer shall not, and shall cause each of the Buyer Subsidiaries not to, take any action that would have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation except, in each case, as may be required by applicable law or regulation. In addition, Buyer shall use reasonable efforts to cause the Merger and Bank Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code.

6.09.    Buyer Forbearances

From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause the Buyer Subsidiaries not to, knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

6.10    Seller Shares

Buyer or Buyer Sub shall vote or cause to be voted all Seller Shares owned by them directly or indirectly or for which they have voting authority as of the record date for the Seller Meeting in favor of this Agreement and the Merger.

6.11.    Section 16

Prior to the Effective Time, Buyer shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisition of equity securities of Buyer (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who becomes an officer or director of Buyer as of or following the Effective Time and who is subject to Section 16 of the Exchange Act.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01.    Confidentiality

Except for the use of information in connection with the Registration Statement described in Section 7.06 hereof and any other governmental filings required in order to complete the transactions contemplated by this

Agreement, all information, including any electronic or paper copies, reproductions, extracts or summaries thereof (collectively, the “Information”), received by each of Buyer and Seller, and by the directors, officers, employees, advisors and representatives of Buyer and Seller and their respective Subsidiaries (the “Representatives”) pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided that subsequent to the filing of the Registration Statement with the SEC, this Section 7.01 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Seller under Section 7.06. Seller and Buyer agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Seller and Buyer shall, and shall cause their respective Representatives to, hold the Information in strictest confidence and not use, and not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Buyer to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Seller and Buyer shall return promptly all copies of the Information (including any electronic or paper copies, reproductions, extracts or summaries thereof) provided to the other, or certify to such other party hereto the complete destruction of such Information (whether in written form, electronically stored or otherwise); provided, however, that Buyer and Seller shall be permitted to retain back-up files created in accordance with their respective document retention and disaster recovery systems and policies.

7.02.    Necessary Further Action

Each of Seller, Seller Sub, Buyer Sub and Buyer shall use its best efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

7.03.    Cooperative Action

Subject to the terms and conditions of this Agreement, each of Seller, Seller Sub, Buyer Sub and Buyer shall use its best efforts to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments that may be reasonably required, in the opinion of counsel for Seller and Seller Sub and counsel for Buyer and Buyer Sub, to obtain all necessary approvals from all Governmental Authorities and Regulatory Authorities as required by Section 8.03(b) hereof, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable. In addition, each party shall take such action as may be reasonably required by the other party, if such required action may necessarily and lawfully be taken to reverse the impact of any past action, if such past action would, in the reasonable opinion of each party, adversely impact the ability of the Merger to be characterized as a reorganization under Section 368 of the Code.

7.04.    Satisfaction of Conditions

Each of Buyer, Buyer Sub, Seller and Seller Sub shall use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities that are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

7.05.    Press Releases

None of Buyer, Buyer Sub, Seller or Seller Sub shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other parties hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or the rules and regulations of the Nasdaq to be made before such consent can be obtained.

7.06.    Registration Statement; Proxy Statement; Shareholders’ Meeting

(a)	As soon as reasonably practicable following the date hereof, Buyer shall prepare, in consultation with Seller and with Seller’s cooperation, mutually acceptable proxy material that shall constitute the Proxy Statement/prospectus relating to the matters to be submitted to the Seller shareholders at the Seller Meeting (such Proxy Statement/Prospectus and all amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Shares in the Merger (such registration statement and all amendments or supplements thereto, the “Registration Statement”). Each of Seller and Buyer shall use all commercially reasonable efforts to cause the Registration Statement including the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller shall promptly furnish to Buyer all information concerning Seller, the Seller Subsidiaries and the Seller Officers, Seller Directors and shareholders of Seller and the Seller Subsidiaries as Buyer reasonably may request in connection with the foregoing. Buyer shall promptly notify Seller upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide Seller with copies of all correspondence between Buyer and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Buyer (i) shall provide Seller with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Seller, and (iii) shall not file or mail such document or respond to the SEC prior to receiving Seller’s approval, which approval shall not be withheld, conditioned or delayed unreasonably.

(b)	Each of Seller and Buyer agrees, as to itself and its respective Seller Subsidiaries or Buyer Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Proxy Statement/Prospectus is mailed to shareholders of Seller and up to and including the date of the meeting of Seller’s shareholders to which such Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)	Each of Seller and Buyer shall, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(d)	Buyer shall advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e)	Seller shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date (if not set forth in the Registration Statement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Seller Meeting”) for the purpose of adopting this Agreement and approving the transactions contemplated hereby, regardless of whether the Seller Board determines at any time that this Agreement or the Merger is no longer advisable, recommends that the shareholders of Seller reject this Agreement or the Merger or makes a Seller Subsequent Determination. Seller shall cause the Seller Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement.

(f)	Subject to Section 5.03 hereof, (i) the Seller Board shall recommend that Seller’s shareholders vote to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Seller’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Seller Board Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Seller Board Recommendation. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 7.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal except under circumstances that would permit Seller to terminate this Agreement under Section 11.01(d)(iii) in connection with a Superior Proposal. Seller shall use reasonable best efforts to obtain the Required Seller Vote (including, if requested by Buyer at Buyer’s sole discretion, by retaining an outside proxy solicitation firm at Buyer’s cost and expense, which cost shall not affect the amount of the Merger Consideration).

7.07.    Regulatory Applications

Buyer, Buyer Sub, Seller, Seller Sub and their respective subsidiaries shall cooperate and use their respective best efforts to prepare all documentation, to timely effect all filings (but in any event to effect all such filings within ninety (90) days of the date of this Agreement), and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities, including, as applicable, without limitation, those required to be filed with the Federal Reserve, the FDIC, the WVDFI, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event that are necessary to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party shall, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority or Regulatory Authority.

7.08.    Coordination of Dividends

After the date of this Agreement, Seller shall coordinate with Buyer the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of Seller Shares (who will become holders of Buyer Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from Seller and/or Buyer for any single calendar quarter.

7.09.    Transition and Data Conversion

(a)	Commencing on the date of this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, reasonably assist each other to facilitate the integration, from and after the Closing, of Seller and the Seller Subsidiaries with the businesses of Buyer and the Buyer Subsidiaries, without taking action that would, in effect, give Buyer a controlling influence over the management or policies of Seller or any of the Seller Subsidiaries, or otherwise violate applicable laws. From the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Seller and the Seller Subsidiaries in the ordinary course of business and applicable law, Seller shall use all commercially reasonable efforts to cause the employees and officers of Seller and the Seller Subsidiaries to reasonably cooperate with Buyer and Buyer Sub in performing tasks reasonably required in connection with such integration.

(b)	Without limiting the generality of the immediately preceding paragraph, Buyer agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or after the Effective Time. Seller agrees to cooperate with Buyer in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Seller’s and the Seller Subsidiaries’ information and data systems; provided, however, that Seller shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Seller takes, at the request of Buyer, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Buyer shall indemnify Seller for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Agreement by Seller or Seller Sub or the termination of this Agreement by Buyer pursuant to Section 11.01 (c)(iii).

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01.    Conditions to the Obligations of Buyer and Buyer Sub

The obligations of Buyer and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer prior to the Closing Date, of each of the following conditions precedent:

(a)	The representations and warranties of Seller and Seller Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and Seller Sub, by their respective chief executive officers and chief financial officers, to such effect.

(b)	Seller shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the

Closing, and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to such effect.

(c)	Buyer shall have received the written opinion of K&L Gates LLP (“K&L”), tax counsel to Buyer, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, K&L will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Buyer reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

(d)	Buyer shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(e)	The aggregate amount of (A) non-accrual loans, (B) troubled debt restructurings, (C) other real estate owned and (D) substandard, doubtful and loss loans of Seller and its Subsidiaries shall not be more than the amount set forth in Section 8.01(e) of the Buyer Disclosure Schedule.

(f)	Seller Dissenting Shares shall constitute no more than ten percent of the outstanding Seller Shares.

8.02.    Conditions to the Obligations of Seller and Seller Sub

The obligations of Seller and Seller Sub under this Agreement shall be subject to satisfaction, or written waiver by Seller prior to the Closing Date, of each of the following conditions precedent:

(a)	The representations and warranties of Buyer and Buyer Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(b)	Buyer shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing, and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(c)	Seller shall have received the written opinion of Bowles Rice LLP, counsel to Seller (“Seller’s Counsel”), dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Seller’s Counsel will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Seller reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

8.03.    Mutual Conditions

The obligations of Seller and Buyer under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and Seller prior to the Closing Date, of each of the following conditions precedent:

(a)	The shareholders of Seller shall have duly adopted this Agreement by the Required Seller Vote.

(b)	All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c)	No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger or the Bank Merger illegal.

(d)	The Registration Statement shall have been declared effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e)	Buyer shall have received all authorizations and approvals necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby, and no order restraining the ability of Buyer to issue Buyer Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

(f)	The Buyer Shares to be issued in the Merger shall have been approved for listing on the Nasdaq Global Select Market subject to official notice of issuance.

ARTICLE NINE

CLOSING

9.01.    Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Buyer’s main office in Wheeling, West Virginia, commencing at 9:00 a.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day or later than the tenth business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date); provided that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires, and provided further, that if Seller has delivered a termination notice pursuant to the provisions of Section 11.01(d)(iv), the Closing Date shall be the third business day following delivery of the Buyer Top-up Notice, if any. The date of the Closing is sometimes herein called the “Closing Date.”

9.02.    Closing Transactions Required of Buyer

At the Closing, Buyer shall cause all of the following to be delivered to Seller:

(a)	The certificates of Buyer and Buyer Sub contemplated by Section 8.02(a) and (b) of this Agreement.

(b)	Copies of resolutions adopted by the directors of each of Buyer and Buyer Sub (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and

(ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, accompanied by a certificate of the secretary or assistant secretary of each of Buyer and Buyer Sub, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c)	The opinion of K&L contemplated by Section 8.01(c) of this Agreement.

(d)	Articles of Merger for each of the Merger and Bank Merger duly executed by Buyer and Buyer Sub, as the case may be, in accordance with the WVBCA and in appropriate form for filing with the West Virginia Secretary of State.

9.03.    Closing Transactions Required of Seller

At the Closing, Seller shall cause all of the following to be delivered to Buyer:

(a)	Articles of Merger for each of the Merger and the Bank Merger duly executed by Seller and Seller Sub, as the case may be, in accordance with the WVBCA in appropriate form for filing with the West Virginia Secretary of State.

(b)	The certificates of Seller and Seller Sub contemplated by Sections 8.01(a) and (b) of this Agreement.

(c)	Copies of all resolutions adopted by the directors of each of Seller and Seller Sub (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Seller and its shareholders that Seller enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote at a meeting of Seller’s shareholders to be held as promptly as practicable and (iv) subject to the provisions of Section 5.03 hereof, recommending that Seller’s shareholders adopt this Agreement and the transactions contemplated hereby (including the Merger), accompanied by a certificate of the secretary or the assistant secretary of each of Seller and Seller Sub, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d)	The opinion of Seller’s Counsel contemplated by Section 8.02(c) of this Agreement.

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01.    Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Buyer, Buyer Sub, Seller, and Seller Sub set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants that by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Articles One and Two, and Sections 6.02, 6.06, 6.07, 7.01 and 7.09, this Section 10.01, Section 11.02 and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or the Surviving Bank Corporation (or any director, officer or controlling person thereof) of any defense in law or equity that otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Seller or Buyer.

ARTICLE ELEVEN

TERMINATION

11.01.    Termination

This Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

(a)	By mutual written agreement of Seller and Buyer duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)	By either Seller or Buyer, if its respective Board of Directors so determines, upon written notification to the non-terminating party by the terminating party:

(i)	at any time after September 30, 2018, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)	if the shareholders of Seller shall not have adopted this Agreement by reason of the failure to obtain the Required Seller Vote upon a vote held at a Seller Meeting, or any adjournment thereof; or

(iii)	if the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or Regulatory Authority.

(c)	By Buyer, if its Board of Directors so determines, by providing written notice to Seller:

(i)	if prior to the Closing Date, any representation and warranty of Seller or Seller Sub shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Seller of written notice of breach or is incapable of being cured during such time period;

(ii)	if Seller or Seller Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Seller or Seller Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Seller of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii)	if (i) the Seller Board (A) modifies, qualifies, withholds or withdraws the Seller Board Recommendation in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation), or makes any statement, filing or release, in connection with the Seller Meeting or otherwise, inconsistent with the Seller Board Recommendation, (B) breaches its obligations to call, give notice of and commence the Seller Meeting under Section 7.06(e), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within ten (10) business days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Seller Board Recommendation within ten (10) business days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by Seller of Section 5.03.

(d)	By Seller, if its Board of Directors so determines, by providing written notice to Buyer:

(i)	if prior to the Closing Date, any representation and warranty of Buyer or Buyer Sub shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Buyer of written notice of breach or is incapable of being cured during such time period;

(ii)	if Buyer or Buyer Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Buyer or Buyer Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Buyer of written notice of such failure to comply or is incapable of being cured during such time period;

(iii)	in connection with entering into a definitive agreement to effect a Superior Proposal after making a Seller Subsequent Determination in accordance with Section 5.03(f); or

(iv)	at any time during the five-day period commencing on the Walkaway Determination Date (the “Seller Walkaway Right”), if:

(1)	the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2)	(a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Walkaway Determination Date (as defined below) by the Index Price on the Starting Date (as defined below) (the “Index Ratio”) and subtracting 0.20 from such quotient;

subject to the following. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn by Seller at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Buyer shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number that is the greater of the number obtained by (i) dividing $64.00 by the product of 0.80 and the Starting Price or (ii) dividing $64.00 by the product obtained by multiplying the Index Ratio by the Starting Price (the “Buyer Top-up Notice”). If Buyer makes this election, within such five-day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.01(d)(iv) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 11.01(d)(iv). For purposes of this Section 11.01(d)(iv), the following terms shall have the following meanings:

“Average Closing Price” means the average of the last reported sale price per share of the Buyer Shares as reported on the Nasdaq Global Select Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for each of the 15 consecutive trading days ending on the Walkaway Determination Date.

“Walkaway Determination Date” means the later of (i) the first date on which all necessary bank regulatory approvals or non-objections have been received (disregarding any waiting period) or (ii) the date on which the Seller’s shareholders approve this Agreement.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index as reported on Bloomberg.com, or if not reported therein, in another mutually agreed upon authoritative source.

“Per Share Consideration” shall mean the Exchange Ratio multiplied by the Average Closing Price.

“Starting Price” shall mean $38.88.

“Starting Date” shall mean November 9, 2017.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the common stock of Buyer shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

11.02    Effect of Termination.

(a)	If this Agreement is validly terminated by either Seller or Buyer pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Seller, Seller Sub, Buyer or Buyer Sub except (i) in accordance with Section 10.01, (ii) that nothing contained herein shall relieve any party hereto from liability for any liabilities or damages arising out of its fraud or knowing breach of any provision of this Agreement and (iii) as provided in paragraphs (b)-(f) below.

(b)	Seller shall promptly pay to Buyer a termination fee of $3,000,000 (the “Termination Fee”) if this Agreement is terminated by (i) Buyer pursuant to Section 11.01(c)(iii) or (ii) Seller pursuant to Section 11.01(d)(iii).

(c)	In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.01(b)(i) without the Required Seller Vote having been obtained, or Section 11.01(b)(ii), and (i) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to the date specified in Section 11.01(b)(i) or prior to the Seller Meeting, and (ii) within twelve (12) months of such termination, Seller shall have entered into an agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(d)	In the event that this Agreement is terminated by Buyer pursuant to Sections 11.01(c)(i) or (ii) and (A) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to any breach by Seller of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Sections 11.01(c)(i) or (ii) and (B) within twelve (12) months of such termination, Seller shall have entered into a definitive agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(e)	Any payment of the Termination Fee required to be made pursuant to this Section 11.02 shall be made not more than two (2) business days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by Seller pursuant to Section 11.01(d)(iii), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 11.02 shall be made by wire transfer of immediately available funds to an account designated by Buyer. No payment of the Termination Fee under this Section 11.02 shall limit in any respect any rights or remedies available to Buyer relating to any breach or failure of Seller to perform any covenant or agreement set forth in Section 5.03 resulting, directly or indirectly, in the right to receive the Termination Fee under this Section 11.02. Buyer shall be reimbursed by Seller for all fees, costs and other expenses incurred by Buyer in connection with enforcing its right to any Termination Fee.

(f)

Buyer and Seller acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. The Termination Fee amounts payable by Seller pursuant to this Section 11.02 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Buyer except in circumstances where no Termination Fee is payable. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 11.02 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the amount set forth in this Section 11.02, Seller shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source selected by the party to which the payment is due) plus 200 basis points as in effect on the date such payment was required to be made.

ARTICLE TWELVE

MISCELLANEOUS

12.01.    Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Seller, to:

First Sentry Bancshares, Inc.

823 Eighth Street

Huntington, WV 25701

Attn: Chief Executive Officer

Facsimile Number: 304.522.6410

with a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, WV 25301

Attn: Sandra M. Murphy, Esq.

Facsimile Number: 304.343.3058

If to Buyer, to:

Wesbanco, Inc.

1 Bank Plaza

Wheeling, WV 26003

Attn: Chief Executive Officer

Facsimile Number: 304.234.9450

with a copy to:

Phillips, Gardill, Kaiser & Altmeyer, PLLC

61 Fourteenth Street

Wheeling, WV 26003

Attn: James C. Gardill, Esq.

Facsimile Number: 304.232.6810

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02.    Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an originally executed copy of this Agreement.

12.03.    Entire Agreement; No Third-Party Rights

This Agreement and the related Non-Disclosure Agreement between Buyer and Seller’s Financial Advisor on behalf of Seller, as executed on behalf of Buyer as of September 5, 2017 (the “NDA”) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the NDA and (b) except for the provisions of Article Two, Sections 6.02, 6.06 and 6.07 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

12.04.    Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05.    Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06.    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

12.07.    Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

12.08.    Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; except that after the Seller Meeting, this Agreement may not be amended if it would violate the WVBCA or the federal securities laws or the rules of the Nasdaq.

12.09.    Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10.    Disclosure Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11.    Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.12.    Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13    Specific Performance

The Parties agree that the remedy at law for any breach of the terms and conditions of this Agreement by them may be inadequate and that in addition to, and not in limitation of any other remedies that Buyer, Buyer Bank, Seller or Seller Sub may have at law or under this Agreement, Buyer, Buyer Bank, Seller or Seller Sub shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement; provided, however, that no specific performance will be available to Buyer or Buyer Bank if Buyer has already received the Termination Fee.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Buyer, Buyer Sub, Seller and Seller Sub to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

	By:	/s/ Todd F. Clossin
Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

	By:	/s/ Todd F. Clossin
Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	FIRST SENTRY BANCSHARES, INC.

	By:	/s/ Geoffrey S. Sheils
Printed Name: Geoffrey S. Sheils
Title: President and Chief Executive Officer

ATTEST:	FIRST SENTRY BANK, INC.

	By:	/s/ Geoffrey S. Sheils
Printed Name: Geoffrey S. Sheils
Title: President and Chief Executive Officer

Exhibit A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of November 13, 2017, by and between WESBANCO, INC., a West Virginia corporation (“Buyer”), and the undersigned holder (the “Shareholder”) of shares of common stock, $1.00 par value ( the “Seller Shares”), of FIRST SENTRY BANCSHARES, INC., a West Virginia corporation (“Seller”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Wesbanco Bank, Inc., Seller and First Sentry Bank, Inc. have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns and has sole voting power with respect to the number of Seller Shares, and holds stock options or other rights to acquire the number of Seller Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as used herein, the term “Shares” means all Seller Shares held by the Shareholder on the date of this Agreement and all Seller Shares that the Shareholder purchases, acquires the right to vote or acquires beneficial ownership of (as defined in Rule 13d-3 of the Exchange Act, but excluding Seller Shares underlying unexercised stock options and Seller Shares held by the Shareholder in a fiduciary capacity) prior to the Expiration Date (as defined in Section 2 below), whether by the exercise of any stock options or otherwise;

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 hereof), at any meeting of the shareholders of Seller, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Seller, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any action that could reasonably be expected to facilitate the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the Merger or the fulfillment of a condition under the Merger Agreement to Seller’s and Buyer’s respective obligations to consummate the Merger or change in any manner the voting rights of any class of shares of Seller (including any amendments to Seller’s articles of incorporation or bylaws); and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date the Merger Agreement is terminated pursuant to Article Eleven thereof, or (iii) written notice by Buyer to Shareholder of the termination of this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares; No Voting Trusts.

(a) Until the receipt of the requisite approval of the shareholders of Seller, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, offer, exchange, pledge or otherwise dispose of or encumber (including, without limitation, by the creation of a Lien (as defined in Section 4(c) below) (each, a “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to, or consent to, any Transfer of, any Shares beneficially owned by the Shareholder or the Shareholder’s voting or economic interest therein. Notwithstanding the foregoing, the Shareholder may make Transfers (a) by will or by operation of law, in which case this Agreement shall bind the transferee, (b) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee’s agreement in writing, in form and substance reasonably satisfactory to Buyer, to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (c) to another shareholder of Seller who previously entered into a Voting Agreement with Buyer and (d) with Buyer’s prior written consent, such consent to be granted or withheld in Buyer’s sole discretion.

(b) The Shareholder agrees that the Shareholder shall not, and shall not permit any entity under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Buyer.

4. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Buyer as follows:

(a)	the Shareholder has the complete and unrestricted power and the unqualified right to enter into, execute, deliver and perform its obligations under this Agreement, and no consent, approval, authorization or filing on the part of the Shareholder is required in connection therewith;

(b)	this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding agreement of Buyer, is a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)	the Shareholder beneficially owns the number of Shares indicated on Schedule 1 (the “Original Shares”), free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”);

(d)	except pursuant to this Agreement, the Shareholder has sole, and otherwise unrestricted, voting and investment power with respect to the Original Shares, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares;

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(e)	the Shareholder does not beneficially own any Seller Shares other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Seller Shares or any security exercisable for or convertible into shares of Seller Shares indicated on Schedule 1;

(f)	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a breach of or default (with or without notice or lapse of time or both) under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

5. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, solely in his, her or its capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or any Seller Subsidiary or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Proposal.

6. Specific Enforcement. The Shareholder has signed this Agreement intending to be legally bound thereby. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder, in addition to any other remedy that Buyer may have at law or in equity. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder hereunder may be assigned without the prior written consent of Buyer.

7. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of Seller who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach by the Shareholder or any other such shareholder of Seller. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and

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economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided in this Agreement.

9. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Seller, and not in the Shareholder’s capacity as a director, officer or employee of Seller or any Seller Subsidiary or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way (a) restrict a director and/or officer of Seller in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, as a director and/or officer of Seller or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or (b) prevent or be construed to create any obligation on the part of any director and/or officer of Seller or any trustee or fiduciary of any employee benefit plan or trust from taking any action or omitting to take any action in such capacity.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the purpose and intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC and in any press release or other disclosure document the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments and obligations pursuant to this Agreement.

15. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without giving effect to the principles of conflicts of laws thereof that would cause the application of the laws of any other jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Seller’s articles of incorporation or bylaws, the Merger pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first written above.

WESBANCO, INC.

By:
Name:
Title:

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Schedule 1

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Annex B

November 11, 2017

Board of Directors

First Sentry Bancshares, Inc.

823 Eighth Street

P.O. Box 2107

Huntington, WV 25701

Ladies and Gentlemen:

First Sentry Bancshares, Inc. (“Seller”), First Sentry Bank, Inc., a wholly-owned subsidiary of Seller (“Seller Sub”), Wesbanco, Inc. (“Buyer”) and Wesbanco Bank, Inc., a wholly-owned subsidiary of Buyer (“Buyer Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller will merge with and into Buyer with Buyer being the surviving corporation (the “Merger”) and, immediately after the Merger, Seller Sub will merge with and into Buyer Sub with Buyer Sub being the surviving bank corporation. Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, par value $1.00 per share, of Seller (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Seller Common Stock as specified in the Agreement, will be converted into and shall thereafter represent the right to receive 1.5869 shares (the “Exchange Ratio”) of common stock of Buyer, par value $2.0833 per share (“Buyer Common Stock”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Seller Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement, dated as of November 13, 2017; (ii) certain publicly available financial statements and other historical financial information of Seller and Seller Sub that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iv) certain internal financial projections for Seller for the year ending December 31, 2017 as well as an estimated annual earnings growth rate for the years thereafter, as provided by the senior management of Seller; (v) certain internal financial projections for Buyer for the years ending December 31, 2017 through December 31, 2020, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Buyer; (vi) publicly available mean and median analyst earnings per share estimates for Buyer for the years ending December 31, 2017 through December 31, 2019; (vii) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for Seller for the years ending December 31, 2018 and December 31, 2019 and a long-term annual growth rate for Seller for the years thereafter, and earnings per share

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7800 / (800) 635-6851

www.sandleroneill.com

estimates for Buyer for the years ending December 31, 2018 through December 31, 2020 as well as a long-term annual growth rate for Buyer for the years thereafter, as provided by the senior management of Buyer; (viii) the publicly reported historical price and trading activity for Buyer Common Stock, including a comparison of certain stock market information for Buyer Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for Seller and Buyer with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of Seller and its representatives the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of the management of Buyer and its representatives regarding the business, financial condition, results of operations and prospects of Buyer.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Seller or Buyer or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Seller and Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Buyer or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Seller or Buyer. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Buyer, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Seller or Buyer. We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Seller for the year ending December 31, 2017 as well as an estimated annual earnings growth rate for the years thereafter, as provided by the senior management of Seller. In addition, Sandler O’Neill used certain internal financial projections for Buyer for the years ending December 31, 2017 through December 31, 2020, as well as an estimated long-term earnings per share growth rate and estimated dividends per share for the years thereafter, as provided by the senior management of Buyer. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for Seller for the years ending December 31, 2018 and December 31, 2019 and a long-term annual growth rate for Seller for the years thereafter, and earnings per share estimates for Buyer for the years ending December 31, 2018 through December 31, 2020 as well as a long-term annual growth rate for Buyer for the years thereafter, as provided by the senior management of Buyer. With respect to the foregoing information, the respective managements of Seller and Buyer confirmed to us that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Seller and Buyer, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Seller and Buyer will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Seller, Buyer or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Buyer Common Stock at any time or what the value of Buyer Common Stock will be once it is actually received by the holders of Seller Common Stock.

We have acted as Seller’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Seller has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not received any compensation for any other investment banking services provided to Seller in the two years preceding the date of this opinion. In the two years preceding the date hereof we have not provided any investment banking services to Buyer. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer and its affiliates. We may also actively trade the equity and debt securities of Buyer and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Seller Common Stock and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Seller or Buyer, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Seller Common Stock from a financial point of view.

Very truly yours,

Annex C

SECTIONS 31D-13-1301 THROUGH 31D-13-1331 OF THE WEST VIRGINIA BUSINESS CORPORATION ACT

§ 31D-13-1301. Definitions

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right to appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), subsection (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 31D-13-1303. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice of appraisal rights

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§ 31D-13-1321. Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§ 31D-13-1325. After-acquired shares

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§ 31D-13-1326. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court action

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§ 31D-13-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

WesBanco’s Bylaws provide, and West Virginia law permits, the indemnification of directors and officers against certain liabilities. Officers and directors of WesBanco and its subsidiaries are indemnified, to the maximum extent permitted under the West Virginia Business Corporation Act (including advanced indemnification payments), against liabilities incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or officers of the corporation, except for certain prohibitions set forth in WesBanco’s Bylaws regarding “prohibited indemnification payments.” WesBanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to WesBanco.

I. Article VI of the Bylaws of WesBanco provides:

Indemnification of Directors and Officers

SECTION 1. Indemnification. Each director and officer, whether or not then in office, shall be indemnified by the corporation against liability incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, to the maximum extent permitted under the West Virginia Business Corporation Act, except as prohibited by Section 2 and Section 4 of this Article VI. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in accordance with the provisions of the West Virginia Business Corporation Act.

SECTION 2. Prohibited Indemnification Payment. Notwithstanding the provisions of Section 1 of this Article VI, no director or officer shall receive a “prohibited indemnification payment,” which is any payment or agreement to make a payment to pay or reimburse such director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the director or officer is assessed a civil money penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to Wesbanco Bank, Inc. or the corporation.

SECTION 3. Insurance. The corporation may purchase commercial insurance to cover certain costs that the corporation incurs under the indemnification provisions of Section 1 of this Article VI. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to the corporation. Such insurance may not, however, pay or reimburse a director or officer for any final judgment or civil money penalty assessed against such individual. Furthermore, partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

SECTION 4. Determination that Indemnification is Proper. The corporation may make or agree to make a reasonable indemnification payment if all of the following conditions are met: (i) the board of directors investigates and determines in writing that the director or officer acted in good faith and in the best interests of Wesbanco Bank, Inc.; (ii) the board of directors investigates and determines that the payment will not materially adversely affect the safety and soundness of Wesbanco Bank, Inc. or the corporation; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the director or officer agrees in writing to reimburse the corporation, to the extent not covered by permissible insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

II. W. Va. Code Section 31D-8-851 through Section 31D-8-856 provides:

Section 31D-8-851. Permissible Indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 31D-8-853. Advance for Expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Section 31D-8-854. Circuit Court-Ordered Indemnification and Advance for Expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

Section 31D-8-855. Determination and Authorization of Indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

Section 31D-8-856. Indemnification of Officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit	Title

2.1	Agreement and Plan of Merger, dated as of November 13, 2017, by and among Wesbanco, Inc., Wesbanco Bank, Inc., First Sentry Bancshares, Inc., and First Sentry Bank, Inc. (incorporated by reference to Annex A of the proxy statement/prospectus included in this Registration Statement)

3.1	Restated Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to a prior Registration Statement on Form S-4 under Registration No. 333-03905 filed by the Registrant with the Securities and Exchange Commission on May 16, 1996).

3.2	Articles of Amendment to the Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to Form 10-Q filed by the Registrant with the Securities and Exchange Commission on May 15, 1998).

3.3	Bylaws of Wesbanco, Inc. (As Amended and Restated February 24, 2011) (incorporated by reference to Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 25, 2011).

3.4	Articles of Amendment to the Articles of Incorporation of Wesbanco, Inc., dated April 24, 2015, increasing authorized common shares from 50,000,000 to 100,000,000 (incorporated by reference to Form 10-Q filed by the Registrant with the Securities and Exchange Commission on July 30, 2015).

5.1	Opinion of Phillips, Gardill, Kaiser & Altmeyer, PLLC as to the legality of the shares of common stock registered hereby

8.1	Opinion of K&L Gates LLP as to certain tax matters

8.2	Opinion of Bowles Rice LLP as to certain tax matters

10.1	Amendment to Employment Agreement by and among Geoffrey S. Sheils, First Sentry Bancshares, Inc., First Sentry Bank, Inc., Wesbanco, Inc., and Wesbanco Bank, Inc. dated November 13, 2017

10.2	Amendment to Employment Agreement by and among Toby Taylor, First Sentry Bancshares, Inc., First Sentry Bank, Inc., Wesbanco, Inc., and Wesbanco Bank, Inc. dated November 13, 2017

Exhibit	Title

10.3	Settlement Agreement by and between Richard D. Hardy, First Sentry Bancshares, Inc., First Sentry Bank, Inc., Wesbanco, Inc., and Wesbanco Bank, Inc. dated November 13, 2017

23.1	Consent of Ernst & Young LLP

23.2	Consent of Phillips, Gardill, Kaiser & Altmeyer, PLLC (included in Exhibit 5.1)

23.3	Consent of K&L Gates LLP (included in Exhibit 8.1)

23.4	Consent of Bowles Rice LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page hereto)

99.1	Form of Proxy for Special Meeting of First Sentry Bancshares, Inc. Shareholders

99.2	Consent of Sandler O’Neill & Partners, L.P.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the

Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on December 13, 2017.

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Todd F. Clossin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd F. Clossin and Robert H. Young, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd F. Clossin Todd F. Clossin	President, Chief Executive Officer & Director (Principal Executive Officer)	December 13, 2017

/s/ Robert H. Young Robert H. Young	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2017

/s/ Stephen J. Callen Stephen J. Callen	Director	December 13, 2017

/s/ Christopher V. Criss Christopher V. Criss	Director	December 13, 2017

/s/ Abigail M. Feinknopf Abigail M. Feinknopf	Director	December 13, 2017

/s/ Ernest S. Fragale Ernest S. Fragale	Director	December 13, 2017

/s/ James C. Gardill James C. Gardill	Director	December 13, 2017

Signature	Title	Date

/s/ D. Bruce Knox D. Bruce Knox	Director	December 13, 2017

/s/ Lisa A. Knutson Lisa A. Knutson	Director	December 13, 2017

/s/ Gary L. Libs Gary L. Libs	Director	December 13, 2017

/s/ Jay T. McCamic Jay T. McCamic	Director	December 13, 2017

/s/ Eric Nelson, Jr. Eric Nelson, Jr.	Director	December 13, 2017

/s/ Ronald W. Owen Ronald W. Owen	Director	December 13, 2017

/s/ Denise Knouse-Snyder Denise Knouse-Snyder	Director	December 13, 2017

/s/ Richard G. Spencer Richard G. Spencer	Director	December 13, 2017

/s/ Kerry M. Stemler Kerry M. Stemler	Director	December 13, 2017

/s/ Reed J. Tanner Reed J. Tanner	Director	December 13, 2017

/s/ Charlotte A. Zuschlag Charlotte A. Zuschlag	Director	December 13, 2017